PROSPECTUS	Filed pursuant to Rule 424(b)(4)

Registration No. 333-276517

2,000,000 Ordinary Shares

Rectitude Holdings Ltd

This is an initial public offering of our ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”). We are offering, on a firm commitment basis, 2,000,000 Ordinary Shares. The initial public offering price of the Ordinary Shares is US$4.00 per Ordinary Share.

Prior to this offering, there has been no public market for our Ordinary Shares. We have received the approval letter from the Nasdaq Stock Market to list the Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RECT.”

Throughout this prospectus, unless the context indicates otherwise, any references to “Rectitude Cayman,” “the Company,” or “our Company” are to Rectitude Holdings Ltd, a Cayman Islands holding company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Our Being an Emerging Growth Company” and “Implications of Our Being a Foreign Private Issuer” beginning on page 6 of this prospectus for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our wholly owned subsidiaries in Singapore. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands.

Upon completion of this offering, our issued and outstanding shares will consist of 14,500,000 Ordinary Shares, assuming the underwriters’ over-allotment option is not exercised. We are a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, Mr. Zhang Jian and his spouse, Ms. Xu Yukai will collectively own approximately 72.7% of our total issued and outstanding Ordinary Shares, representing approximately 72.7% of the total voting power.

After this offering, Mr. Zhang Jian and his spouse, Ms. Xu Yukai will control shares representing more than 50% of the total voting power of our shares. As a result, this concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders.

		Per Share		Total
Initial public offering price(1)	US$	4.00	US$	8,000,000
Underwriting discounts and commissions(2)	US$	0.28	US$	560,000
Proceeds to the Company before expenses(3)	US$	3.72	US$	7,440,000

(1)	Initial public offering price per share is US$4.00.
(2)	We have agreed to pay the underwriter a discount equal to 7% of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter. For a description of the other compensation to be received by the underwriter, see “Underwriting” beginning on page 101.
(3)	Excludes fees and expenses payable to the underwriter. The total amount of underwriter expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering” on page 109.

If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriter expects to deliver the Ordinary Shares to the purchasers against payment on or about June 24, 2024.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Sole Book-Running Manager

A.G.P.

The date of this prospectus is June 21, 2024.

Until July 16, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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ABOUT THIS PROSPECTUS

Neither we, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on March 31 of each year. References in this prospectus to a financial year, such as “financial year 2023,” relate to our financial year ended March 31 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the United States Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars for the financial years ended March 31, 2023 and March 31, 2022 were made at S$1.3294 to US$1.00, the exchange rate set forth in the H10 statistical release of the Federal Reserve Board on March 31, 2023. All translations from Singapore dollars to U.S. dollars and from U.S. dollars to Singapore dollars for the six months ended September 30, 2023 were made at a S$1.3656 to US$1.00.

We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from market research, reports of governmental and international agencies and industry publications, gathered by the Company. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the supply of safety equipment market and actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the supply of safety equipment may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

DEFINITIONS

“ALS” means Alturan Supplies Pte. Ltd., a company incorporated in Singapore on September 15, 2009, and a wholly owned subsidiary of our Company.

“Amended and Restated Memorandum and Articles of Association” means collectively the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association.

“Amended and Restated Articles of Association” means the amended and restated articles of association of our Company adopted on October 3, 2023, to take effect immediately prior to the completion of this offering, as amended from time to time.

“Amended and Restated Memorandum of Association” means the amended and restated memorandum of association of our Company adopted on October 3, 2023, as amended from time to time.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“CAGR” means compound annual growth rate.

“Chinese Yuan” means the lawful currency of the People’s Republic of China.

“Company,” “our Company,” or “Rectitude Cayman” means Rectitude Holdings Ltd, a exempted company incorporated in the Cayman Islands with limited liability on June 1, 2023.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“COVID-19” means the Coronavirus Disease 2019.

“Directors” means the directors of our Company as at the date of this prospectus, unless otherwise stated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive Directors of our Company as at the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as at the date of this prospectus, unless otherwise stated.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

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“Independent Directors” means the independent non-executive director of our Company as of the date of this prospectus, unless otherwise stated.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“JTC” means JTC Corporation, the lead government agency responsible for the management and development of industrial infrastructure in Singapore, as established under the Jurong Town Corporation Act 1968 of Singapore.

“MOM” means the Ministry of Manpower of Singapore.

“PRC” means the People’s Republic of China.

“PTH” means P.T.H. Pte. Ltd., a company incorporated in Singapore on November 3, 2008, and a wholly owned subsidiary of our Company.

“RPL” means Rectitude Pte Ltd, a company incorporated in Singapore on December 26, 1997, and a wholly owned subsidiary of our Company.

“S$” or “SGD” or “Singapore Dollars” means Singapore dollar(s), the lawful currency of Singapore.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

“WSH” means the Workplace Safety and Health Council of Singapore, a statutory body under the MOM.

“US$,” or “USD” or “United States Dollars” means United States dollar(s), the lawful currency of the United States of America.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

Our business is principally involved in the provision of safety equipment, encompassing essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems (a system used to arrest an employee in a fall from a walking-working surface, usually consisting of a body harness, anchorage, and connector), (ii) portable fire extinguishers and (iii) traffic products such as rubber speed humps, wheel stops and wheel chocks. Additionally, when needed by our customers, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. For the financial years ended March 31, 2022 and March 31, 2023, the provision of safety equipment contributed 57.4% and 65.0% of our revenue, respectively. In addition, for the six months ended September 30, 2022 and 2023, the provision of safety equipment contributed to 58% and 60% of our revenue, respectively.

Our products and solutions are marketed to a wide array of distributor networks and end markets, both in Singapore and increasingly throughout the Southeast Asian region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam. The bulk of our customers belong to the infrastructure development, building construction, marine, oil and gas industries, and general industrial markets. This broad market coverage allows us to serve a diverse customer base and capitalize on growth opportunities in various sectors. Our business strategy involves enhancing our market presence in Singapore and increasingly, the Southeast Asian region as well as executing selected acquisitions that meet our specific investment criteria.

We believe we have a corporate culture that motivates newly acquired, entrepreneurial businesses to embrace our shareholder value creation principles. In the financial year ended March 31, 2023, business in Singapore contributed to 92% of our Group’s revenue. We also believe that our financial results reflect our strong market position. For the financial year ended March 31, 2022, our revenue was S$29.8 million, and our net profit was S$2.1 million. For the financial year ended March 31, 2023, our revenue was S$37.6 million, and our net profit was S$3.9 million. This is a growth of 26.3% in revenue and 89.1% in net profit respectively. The cost of revenue increased from S$21.1 million in the financial year ended March 31, 2022 to S$25.5 million in the financial year ended March 31, 2023.

For the six months ended September 30, 2023, business in Singapore contributed to 97% of our Group’s revenue. We also believe that our financial results reflect our strong market position. For the six months ended September 30, 2022, our revenue was S$18.5 million, and our net profit was S$2.5 million. For the six months ended September 30, 2023, our revenue was S$20.5 million, and our net profit was S$2.1 million. This is a growth of 11% in revenue. The cost of revenue increased from S$12.4 million in the six months ended September 30, 2022 to S$12.9 million in the six months ended September 30, 2023.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers.

Since the inception of our business in 1997, we have developed stable relationships with our key suppliers and customers in each region we serve. We have strived to maintain stable business relationships with our major customers. For the financial years ended March 31, 2022 and 2023, our top five customers accounted for 33% of total revenue and three of our top five customers have done business with us for more than 10 years. For the six months ended September 30, 2022 and 2023, our top five customers accounted for 31% and 25% of total revenue, respectively and three of our top five customers have done business with us for more than 10 years.

We have an experienced management team.

We have an experienced management team, led by Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer, who has been instrumental in spearheading the growth of our Group. Mr. Zhang has over 20 years of experience in the safety equipment industry in Singapore and is primarily responsible for the planning and execution of our Group’s business strategies and managing our Group’s customer relationships. Our Group is also supported by an experienced management team with substantial experience in the provision of safety equipment. For more information, please see the section titled “Management — Executive Directors and Officers.”

We have strategically located branches across Singapore.

We have a network of eight strategically located branches across Singapore that stock our safety equipment and other industrial grade hardware products. These branches are conveniently situated near our customers’ workplace, allowing us to fulfil their needs quickly and easily on short notice. We believe our prompt and efficient delivery capabilities sets us apart from competitors.

We are a one-stop provider of an extensive range of safety products and industrial graded hardware tools.

We offer a wide range of safety products, including helmets, safety shoes, travel restraint, and fall arrest systems, to help our customers meet their regulatory requirements. As a one-stop provider, we also supply industrial-grade hardware tools, simplifying our customers’ procurement process and offering a comprehensive solution for their safety and hardware needs.

Growth strategies

Expand business and operations through joint ventures, acquisitions and/or strategic alliances

We aim to focus on our core business of selling safety and industrial-grade hardware equipment, while also considering collaborations in Southeast Asia within industries like construction, electronics, hotels, manufacturing, oil and gas, and marine sectors to expand our business opportunities. Additionally, we may explore acquiring traditional industrial hardware stores in Singapore facing succession challenges if suitable opportunities arise.

Strengthening our local presence

We plan to strengthen our local presence. A key aspect of this strategy involves expanding our branch network across Singapore by establishing new branches in strategic locations. By increasing our local footprint, we aim to enhance our accessibility, better serve our customers, and solidify our position as a trusted provider of safety and industrial solutions in the region.

Widening our product range

We plan to expand our product range of safety products within our established brands. By broadening our offerings, we aim to provide our customers with an even greater selection of high-quality safety products under our trusted brands. This allows us to cater to diverse customer needs, strengthen our market presence, and further solidify our position as a reliable provider of comprehensive safety solutions.

Summary of Risk Factors

Investing in our Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 8 of this prospectus, which you should carefully consider before making a decision to purchase Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, and you may lose all or part of your investment.

We face numerous risks that could materially affect our business, results of operations or financial condition. These risks include but are not limited to the following:

Risks related to Our Business and Industry:

●	We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

●	We are dependent on the need to continually maintain a wide range of safety equipment which are relevant to our customers’ needs.

●	We are susceptible to fluctuations in the prices and quantity of available safety equipment and industrial grade hardware.

●	Our continued success is dependent on our key management personnel and our experienced and skilled personnel, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

●	Our reputation and profitability may be adversely affected if there are major failures or malfunction in our safety equipment sold by or sold to our customers.

●	A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

●	We are exposed to disputes and claims arising from site accidents due to the usage of our safety equipment.

●	We may be affected if we are found to be in breach of any lease agreements entered into by us.

●	Increased competition in the safety equipment sales and rental business in Singapore and the region may affect our ability to maintain our market share and growth.

●	We are exposed to the credit risks of our customers.

●	Our business is subject to supply chain interruptions.

●	Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

●	We may be affected by an outbreak of other infectious diseases.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our safety equipment in various jurisdictions.

●	We are subject to environmental, health and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

●	Our insurance policies may be inadequate to cover our assets, operations and any loss arising from business interruptions.

●	We may be harmed by negative publicity.

●	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

●	We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

●	We may not be able to successfully implement our business strategies and future plans.

●	We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

Risks related to our Securities and this offering:

●	An active trading market for our Ordinary Shares may not be established or, if established, may not continue and the trading price for our Ordinary Shares may fluctuate significantly.

●	We may not maintain the listing of our Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

●	The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

●	Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	If securities or industry analysts do not publish research or reports about our business causing us to lose visibility in the financial markets or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

●	Short selling may drive down the market price of our Ordinary Shares.

●	Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

●	Our Controlling Shareholders have substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

●	As a “controlled company” under the rules of Nasdaq, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

●	Our compensation of directors and officers may not be publicly available.

●	We will incur significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on Nasdaq.

Corporate Information

Rectitude Cayman was incorporated in the Cayman Islands on June 1, 2023. Our registered office in the Cayman Islands is at Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 — 1205 Cayman Islands. Our principal executive office is at 35 Tampines Industrial Avenue 5, T5@Tampines, Singapore 528627. Our telephone number at this location is +65 6749 6647. Our principal website address is www.rectitude.com.sg. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Corporate Structure(1)

(1)	This is our Corporate Structure post-reorganization.

Our Company was incorporated in the Cayman Islands on June 1, 2023 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value US$0.0001 per share.

RPL, PTH and ALS are our direct wholly owned subsidiaries.

Implications of Our Being a “Controlled Company”

We are a “controlled company” as defined under the Nasdaq Stock Market Rules as Zhang Jian, our Chairman of the Board, Executive Director and Chief Executive Officer and his spouse, Ms. Xu Yukai, together hold 72.7% of our total issued and outstanding Ordinary Shares and is able to exercise 72.7% of the total voting power of our authorized and issued shares, assuming that the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior March 31, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there is no necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there is no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

The Offering

Offering Price	The initial public offering price is US$4.00 per Ordinary Share.

Ordinary Shares offered by us	2,000,000 Ordinary Shares
Ordinary Shares issued and outstanding prior to this offering	12,500,000 Ordinary Shares

Ordinary Shares issued and outstanding immediately after this offering

14,500,000 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option and excluding up to 100,000 Ordinary Shares underlying the Underwriter’s Warrants.

14,800,000 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option and excluding up to 100,000 Ordinary Shares underlying the Underwriter’s Warrants.

Underwriter’s Warrants	We have agreed to issue to the Underwriter and to register herein warrants to purchase up to 100,000 Ordinary Shares (equal to five percent (5%) of the total amount of Ordinary Shares sold in this offering, not including any shares underlying the underwriters’ over-allotment option, the “Underwriter’s Warrants”). The Underwriter’s Warrants will be exercised at any time, and from time to time, in whole or in part, commencing from six (6) months after the commencement of sale of the offering and expiring four and a half years from the commencement of sales of the offering. The Underwriter’s Warrants are exercisable at a per share price of 130% of the offering price of the Ordinary Shares in this offering.

Use of proceeds	We currently intend to use the net proceeds from this offering to run marketing and promotion campaigns to boost our brand, invest in product development to create new and improved offerings, upgrade our systems and embrace digital transformation for efficiency, and cover general working capital needs and for corporate purposes. See “Use of Proceeds.”

Dividend policy	We do not intend to pay any dividends on our Ordinary Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Lock-up	We, each of our Directors and Executive Officers and 10% or greater shareholders, have agreed, subject to certain exceptions, for a period of 180 days after the date of this prospectus, not to, except in connection with this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any other securities convertible into or exercisable or exchangeable for Ordinary Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares. See “Shares Eligible for Future Sale” and “Underwriting — Lock-Up Agreements.”

Risk factors	Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Listing	We have received Nasdaq’s approval to list our Ordinary Shares on the Nasdaq Capital Market.

Trading symbol	RECT

Transfer agent	VStock Transfer LLC Address: 18 Lafayette Pl, Woodmere, NY 11598 Telephone: (212) 828-8436

RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

Generally, we fund our purchases of safety equipment and industrial grade hardware products via our internal resources and short and long-term financing from banks and other financial institutions. Any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. The interest rates for most of our credit facilities are subject to review from time to time by the relevant financial institutions. Given that we rely on these credit facilities to finance our purchase of safety equipment and that interest expenses represent a significant percentage of our expenses, any increase in the interest rates of the credit facilities extended to us may have a material adverse impact on our profitability.

In addition, such fluctuations and volatility in the global credit markets could limit credit lines of our current and potential customers from banks or financial institutions. Accordingly, such customers may not be able to obtain sufficient financing to purchase our safety equipment, or we may be required to lower our rates in order to cater to our customers’ current situation. This may have an adverse impact on our revenue and financial performance.

We are dependent on the need to continually maintain a wide range of safety equipment which are relevant to our customers’ needs.

The needs and preferences of our customers in terms of types and specifications of safety equipment may change as a result of evolving laws, regulations, standards and requirements and new developments in technology. Our future success depends on our ability to obtain and provide safety equipment that meet the evolving market demands of our customers. The preferences and purchasing patterns of our customers can change rapidly due to technological developments in their respective industries. There is no assurance that we will be able to respond to changes in the specifications of our customers in a timely manner. Our success depends on our ability to adapt our products to the requirements and specifications of our customers. There is also no assurance that we will be able to respond to changes sufficiently and promptly in customer preferences to make corresponding adjustments to our products or services, and failing to do so may have a material and adverse effect on our business, financial condition, results of operations and prospects.

As of March 31, 2022, March 31, 2023 and September 30, 2023, we had inventories of S$5.6 million, S$5.8 million and S$5.9 million respectively. Our revenue relies on customer demand for our safety equipment. Depending on the progress of technological development of safety equipment, our existing safety equipment may become prematurely obsolete or phased out. Any change in customer demand for our products may have an adverse impact on our product sales, which may in turn lead to inventory obsolescence, decline in inventory value or inventory write-off. In that case, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are susceptible to fluctuations in the prices and quantity of available safety equipment and industrial grade hardware.

We are exposed to fluctuations in the prices of safety equipment and industrial grade hardware. In the event that we are not able to source any specific product at acceptable prices, or if we face any delays or shortages in obtaining sufficient quantity of products, this may have a negative impact on our profitability.

Our continued success is dependent on our key management personnel and our experienced and skilled personnel, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

Since the commencement of our business, our Executive Director, Chairman and Chief Executive Officer, Mr. Zhang Jian has been instrumental in expanding our business from dealing with industrial grade hardware in 1997 to providing our current wide range of products and services in respect of safety equipment and electrical products today. We rely on the wide network and contacts of Mr. Zhang, which was built over the past two decades, in particular, sourcing for new safety equipment from new and existing suppliers and sales of our safety equipment.

Our performance depends on the continued service and performance of Mr. Zhang because he plays an important role in guiding the implementation of our business strategies and future plans. The working and business relationships that Mr. Zhang has developed with our main suppliers and customers over the years is important for the future development of our business. If Mr. Zhang were to terminate his employment, there is no assurance that we would be able to find suitable replacements with such a vast network of contacts in a timely manner. The loss of services of Mr. Zhang and/or the inability to identify, hire, train and retain other qualified technical and operations personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

In addition, although we are dependent on certain key personnel, we do not have any key man life insurance policies on any such individual. Therefore, if any of our key management personnel dies or become disabled, we will not receive any compensation to assist with such individual’s absence. The loss of such person could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Our reputation and profitability may be adversely affected if there are major failures or malfunction in our safety equipment sold by or sold to our customers.

Our operations are exposed to the risk of equipment failure which may arise due to wear and tear, quality control, risk of failure by our customers to follow procedures and protocols, as well as inherent risks in our customer’s operating environments, resulting in personal injury of the user of our safety equipment. In the event of such equipment failure, we may be forced to cease all, or part of our operations and we may be subject to legal and regulatory liabilities and actions such as directives, penalties, sanctions, or significant costs and expenses in any dispute as a result of such equipment failure. This may have an adverse impact on our operations and financial performance.

Since our establishment, we believe that we have built goodwill in our brands and thus customer loyalty. Hence, if there are any major lapses in our equipment sales and or due to circumstances beyond our control resulting in negative publicity, our reputation may be adversely affected, and our customers may lose confidence in our equipment. In such an event, our business and hence our profitability and financial performance may be adversely affected.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We are exposed to disputes and claims arising from site accidents due to the usage of our safety equipment.

The infrastructure, building construction, and marine, and oil and gas industries are high-risk industries in which risks of accidents and fatalities are more likely to occur. Claims may be made against us for such job site accidents and/or fatalities on grounds caused by, inter alia, defective or malfunctioning safety equipment. In the event that we are required to pay damages arising from disputes, our reputation and profitability will be adversely affected.

Although we have sought to minimize the risk of such liabilities by regular inspection of the safety equipment we import from our suppliers, we believe that it is not possible for us to guard against every equipment defect or malfunction. If any accidents are not covered by our insurance policies and claims arising from such accidents are in excess of our insurance coverage or if any of our insurance claims are contested by any insurance company, we may be required to pay for such compensation, which may have a material and adverse impact on our financial performance. In addition, the payment by our insurers of such insurance claims may result in increases in the premiums payable by us for our insurance. This will also increase the costs of our operations and adversely affect our financial performance.

We may be affected if we are found to be in breach of any lease agreements entered into by us.

We have leased certain of our real properties from JTC and are subject to certain terms and conditions in respect of these real properties, such as the requirement to obtain approval from JTC for subletting. As such, we may be exposed to regulatory and enforcement risks, including but not limited to potentially costly fines, if we are found to be in breach of any of the terms and conditions of our leases.

Increased competition in the safety equipment business in Singapore and the region may affect our ability to maintain our market share and growth.

We operate in the safety equipment sales business, which is highly competitive. Our competitors may possess greater financial resources and more up-to-date equipment with better specifications. They may also have a larger customer base and offer a wider range of safety equipment coupled with greater marketing resources.

Entry of new competitors in the market or market consolidation could also increase the degree of competition within the industry. Our continued success depends on our ability to compete with our competitors as well as to be able to compete successfully in the future against existing or potential competitors or to adapt to changes in market conditions and demands. In the event we are unable to compete successfully against existing or potential competitors or to adapt to changes in market conditions and demands, our business and financial performance may be adversely affected.

We maintain good working relationships with our suppliers and customers and have a wide range of safety equipment for our customers’ needs. However, there is no assurance that our existing suppliers and customers will renew their agreements or continue to work with us. In the event our suppliers and customers choose to work with our competitors and/or our experienced and skilled employees choose to join our competitors, we may not be able to maintain our competitive position, and our business, financial condition, results of operations, and prospects may be materially and adversely affected.

We are exposed to the credit risks of our customers.

We extend credit terms to some of our customers. Our average accounts receivable turnover days were approximately 127 days, 116 days, and 94 days for the financial years ended March 31, 2022, 2023, and for the six months ended September 30, 2023, respectively. Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations, or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the financial year ended March 31, 2022, 2023 and the six months ended September 30, 2023, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

Our business is subject to supply chain interruptions.

We work with third-party logistic providers for the import, export, and transportation of our safety equipment and industrial-grade hardware. We rely on such third-party service providers’ abilities to deliver our safety equipment as part of the supply chain logistics. The factors that can adversely affect our operations include, but are not limited to:

●	interruptions to our delivery capabilities;

●	failure of third-party service providers to meet our standards or their commitments to us;

●	increasing transportation costs, shipping constraint or other factors that could impact cost, such as having to find more expensive service providers which may or may not be readily available; and

●	the COVID-19 and disruptions as a result of efforts to control or mitigate the pandemic (such as facility closures, governmental orders, outbreaks and/or transportation capacity).

Our results of operations and capital resources have not been materially impacted by supply chain interruptions during the six months ended September 30, 2023, and financial years ended March 31, 2022 and 2023, and there have not been any material impact for the six months ended September 30, 2023 and financial years ended March 31, 2022 and 2023 because we have locked in the prices of most of our sales orders during these time periods. However, any increased costs from delays, cancellations, and insurance, or disruption to, or inefficiency in, the supply chain network of our third-party service providers, whether due to geopolitical conflicts, COVID-19, outbreaks, or other factors, could affect our revenue and profitability. Please refer to the risk factors “Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19” set out below in this prospectus, for details on how these recent events have caused interruptions to our supply chain and impacted our operations. If we fail to manage these risks effectively, we could experience a material adverse impact on our reputation, revenue, and profitability.

In the six months ended September 30, 2023, and financial years ended March 31, 2022, and March 31, 2023, our business segments, products, lines of service, projects, or operations were not materially impacted by supply chain disruptions, especially in light of Russia’s invasion of Ukraine and the effectiveness of the Uyghur Forced Labor Protection Act (“UFLPA”). Moving forward, we also do not expect to experience such supply chain disruptions in the future because we source our goods from a number of suppliers. To the best of our knowledge, we have not received any information from our suppliers pertaining to any present or potential supply chain disruptions as well. Pertaining to the UFLPA, we understand from our suppliers based in the People’s Republic of China (PRC) that the safety products we have procured are not derived from raw materials obtained from forced labor in China’s Xinjiang Uyghur Autonomous Region. We intend to inform our suppliers of this material preference when placing orders and are considering plans to impose this as a non-negotiable term of our orders in the coming months. Should the opportunity arise, we plan to source more of our products from manufacturers and suppliers outside of the PRC to further diversify our supply chains.

Our business model does not heavily rely on third-party software or services, particularly those that are directly integrated into our products or operations. This reduces our dependency on external technology and lessens the potential impact of cybersecurity breaches or disruptions originating from these third-party entities. Additionally, our emphasis on physical retail shops and warehouses provides an inherent buffer against cyberattacks. Currently, we only receive a small number of inquiries via our website at www.rectitude.com.sg. Sales to end users through e-commerce platforms such as Shopee and Lazada are also minimal, total amounting only to S$17,085 (US$12,852) and S$30,057 (US$22,609) for the financial years ended March 31, 2023, and 2022, and S$6,167 (US$4,516) and S$5,430 (US$3,976) for the six months ended September 30, 2023 and 2022 respectively, with sales via our physical stores and through third party vendors accounting for the rest of our sales. While data breaches and operational disruptions can still occur, the physical presence of our business allows for alternative methods of product distribution and customer service, reducing the overall impact of cybersecurity related incidents on our operations. Despite our perception of the lower risk of cybersecurity related incidents materially affecting our operations, we plan to prioritize the implementation of cybersecurity measures to maintain a secure and reliable business environment. For example, we plan to (i) conduct more rigorous assessments of potential suppliers’ cybersecurity practices, including penetration testing and vulnerability assessments; (ii) incorporate cybersecurity clauses into our business contracts; (iii) include specific security requirements and data protection protocols in our vendor contracts to ensure consistent cybersecurity standards across our supply chain; (iv) educate our employees on cybersecurity threats by providing training for employees to recognize and report phishing attempts, social engineering tactics, and other cyber threats; and (v) implement cybersecurity awareness tools and simulations to test employees’ knowledge and response to potential threats. By implementing these measures, we hope that our ability to respond to and recover from any eventual cybersecurity incidents will be enhanced.

Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

The global pandemic outbreak of COVID-19 announced by the World Health Organization in early 2020 has disrupted our operations, and the operations of our customers, suppliers, and/or sub-contractors. If the development of the COVID-19 outbreak becomes more severe and/or new variants of COVID-19 evolve to be more transmissible and virulent than the existing strains, this may result in a tightening of restrictions and regulations on businesses. If we or our customers, suppliers, and sub-contractors are forced to close their businesses with prolonged disruptions to their operations, we may experience a delay or shortage of supplies and/or services by our suppliers and sub-contractors, or termination of our orders and contracts by our customers. In addition, if any of our employees are suspected of having contracted COVID-19, some or all of our employees may be quarantined thus causing a shortage of labor and we will be required to disinfect our workplace and our production and processing facilities. In such event, our operations may be severely disrupted, which may have a material and adverse effect on our business, financial condition, and results of operations.

In addition, we have also faced difficulties in hiring suitable manpower from overseas jurisdictions due to travel restrictions imposed by the Singapore Government as a result of the COVID-19 pandemic during financial years 2022 and 2023. This has led to a stagnation in our workforce strength, thereby affecting our potential growth as we rely heavily on manual labor. We have also taken measures to mitigate the impact of potential shortages in the future by introducing robots to our operations. For example, at our hardware store and warehouse located at Defu Industrial City, #03-28, 8 Defu South Street 1, Singapore 533758, we have engaged the use of robots that are able to engage in simple tasks such as customer reception, displaying the availability and description of various products available in the store and direct customers to the shelf where a particular product is located. This reduces the number of workers we require at the store.

We may be affected by an outbreak of other infectious diseases.

An outbreak of infectious diseases such as severe acute respiratory syndrome and avian influenza or new forms of infectious diseases in the future may potentially affect our operations as well as the operations of our customers and suppliers. In the event that any of the employees in any of our offices or worksites or those of our customers and suppliers are affected by any infectious disease, we or our customers and suppliers may be required to temporarily shut down our or their offices or worksites to prevent the spread of the diseases. This may have an adverse impact on our revenue and financial performance.

We are exposed to risks arising from fluctuations in foreign currency exchange rates.

Our reporting currency is Singapore dollars. Our overseas sales is denominated in Singapore Dollars and procurement from our overseas suppliers are denominated in Chinese Yuan. We may be exposed to foreign currency exchange gains or losses arising from transactions in currencies other than our reporting currency.

We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our safety equipment in various jurisdictions.

Various jurisdictions may require different licenses, approvals and certifications for the use and operation of certain safety equipment, such as in Singapore, Malaysia, Cambodia and Australia.

As we offer safety equipment and firefighting equipment to our customers within Singapore, we will need to maintain such approvals and certifications in order to carry out such services. In addition, we are guided by a set of safety regulations imposed on us as described in the “Regulatory Environment” section on page 73 below. We are subject to monetary fines and/or other penalties if there is an infringement of any of the applicable safety regulations. Our business operations are regulated by various governmental bodies and authorities in Singapore as disclosed in the “Regulatory Environment” section of this prospectus on page 73. Any such new regulations or any imposition of new licensing requirements that may be applicable to our business operations and/or the products that we supply may have an adverse impact on our operations and financial performance.

In addition, compliance with changes in government legislation, regulations, or policies may increase our costs and any significant increase in compliance costs arising from such changes may adversely affect our financial performance. In such event, our business and profitability would be materially and adversely affected.

We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

We are subject to laws, regulations, and policies relating to the protection of the environment and to workplace health and safety. We are required to adopt measures to control the discharge of polluting matters, wastewater discharge and hazardous substances, and noise at our servicing and maintenance workshop and storage facilities in accordance with such applicable laws and regulations and to implement such measures that ensure the safety and health of our employees. Changes to current laws, regulations, or policies or the imposition of new laws, regulations, and policies in the safety equipment industry could impose new restrictions or prohibitions on our current practices. We may incur significant costs and expenses and need to budget additional resources to comply with any such requirements, which may have a material and adverse effect on our business, financial condition, results of operations, and prospects.

Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

We face the risk of loss or damage to our equipment due to fire, theft, or other natural disasters in Singapore. Such events may also cause a disruption or cessation in our business operations, and thus may adversely affect our financial results. Our insurance coverage may not be sufficient to cover all of our potential losses. If there are losses that exceed the insurance coverage or are not covered by our insurance policies, we will remain liable for any liability, debt, or other financial obligation related to such losses. We do not have any insurance coverage for business interruptions.

Due to the nature of our operations, there is also a risk of accidents occurring either to our employees or to third parties on our customers’ job sites during the course of operations. In the event that any claims arise in respect of such occurrences and liability for such claims are attributed to us or that our insurance coverage is insufficient, we may be exposed to losses which may adversely affect our profitability and financial position.

We may be harmed by negative publicity.

We operate in highly competitive industries and there are other companies in the market that offer similar products for sales and rental and complementary services which we offer. We derive most of our customers through word of mouth and we rely on the positive feedback of our customers. Thus, customer satisfaction with our safety equipment products is critical to the success of our business as this will also result in potential referrals to new customers from our existing customers. If we fail to meet our customers’ expectations, there may be negative feedback regarding our products and/or services, which may have an adverse impact on our business and reputation. In the event we are unable to maintain a high level of customer satisfaction or any customer dissatisfaction is inadequately addressed, our business, financial condition, results of operations and prospects may also be adversely affected.

Our reputation may also be adversely affected by negative publicity in reports, publications such as major newspapers and forums, or any other negative publicity or rumours. There is no assurance that our Group will not experience negative publicity in the future or that such negative publicity will not have a material and adverse effect on our reputation or prospects. This may result in our inability to attract new customers or retain existing customers and may in turn adversely affect our business and results of operations.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our client lists and information and business methods. We rely on contractual arrangements and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business. Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, be a financial burden to defend, distract the attention of our management and prevent us from offering some services. Intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure if the mobile devices are lost or stolen, and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics, or outbreaks may disrupt our operations and cause loss and damage to our storage facilities, workshop, and office, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations, and prospects.

We may not be able to successfully implement our business strategies and future plans.

As part of our business strategies and future plans, we intend to expand our safety equipment portfolio and increase our storage facilities and capabilities as well as consider potential business opportunities through mergers and acquisitions and joint ventures. While we have planned such expansion based on our outlook regarding our business prospects, there is no assurance that such expansion plans will be commercially successful or that the actual outcome of those expansion plans will match our expectations. The success and viability of our expansion plans are dependent upon our ability to successfully predict the types of safety equipment which are tradable amongst our customers, hire and retain skilled employees to carry out our business strategies and future plans and implement strategic business development and marketing plans effectively and upon an increase in demand for our products and services by existing and new customers in the future.

Further, the implementation of our business strategies and future plans may require substantial capital expenditure and additional financial resources and commitments. There is no assurance that these business strategies and future plans will achieve the expected results or outcome such as an increase in revenue that will be commensurate with our investment costs or the ability to generate any costs savings, increased operational efficiency and/or productivity improvements to our operations. There is also no assurance that we will be able to obtain financing on terms that are favorable, if at all. If the results or outcome of our future plans do not meet our expectations, if we fail to achieve a sufficient level of revenue or if we fail to manage our costs efficiently, we may not be able to recover our investment costs and our business, financial condition, results of operations and prospects may be adversely affected.

We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

We have implemented measures in our sourcing and certification processes, that are designed to prevent and detect defects and contaminants in our products. See “Business — Sales Process Flow” and “Business — Certifications” sections for more information. Such measures, however, may not prevent, reveal or detect defects in our products, and such defects may not become apparent until after our products have been sold into the market or in the event of an actual workplace accident. Consequently, there is a risk that product defects may occur and such defects will require a product recall. Any product recalls and related remedial actions can be costly to our operations and could have a material adverse effect on our business, results of operations and financial condition. Furthermore, product recalls could result in negative publicity and public concerns regarding the safety of our products, which could harm the reputation of our products and our business and could cause the market value of our shares to decline.

Risks Related to Our Securities and This Offering

An active trading market for our Ordinary Shares may not be established or, if established, may not continue and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be established. If an active public market for our Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. The initial public offering price for our Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the initial public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

We have been granted approval to list our Ordinary Shares on Nasdaq concurrently with this offering. In order to continue listing our Ordinary Shares on Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our Ordinary Shares will continue to be listed on Nasdaq in the future.

If Nasdaq delists our Ordinary Shares and we are unable to list our Ordinary Shares on another national securities exchange, we expect our Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Ordinary Shares;

(b)	reduced liquidity for our Ordinary Shares;

(c)	a determination that our Ordinary Shares are “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Ordinary Shares are listed on Nasdaq, U.S. federal law prevents or pre-empts individual states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our Ordinary Shares.

The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and Singapore law. Even if our Board decides to declare and pay dividends (by way of a simple majority decision of our Directors), the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant number of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because our initial public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of US$2.93 per Ordinary Share, representing the difference between our as adjusted net tangible book value per Ordinary Share of US$1.07 as of the 6 months ended September 30, 2023, after giving effect to the net proceeds to us from this offering, and the initial public offering price of US$4.00 per Ordinary Share and assuming a full exercise of the over-allotment option. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares was determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we are classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Ordinary Shares, fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

Our Controlling Shareholders have substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

Immediately prior to the completion of this offering, Mr. Zhang Jian and his spouse, Ms. Xu Yukai, together owns an aggregate of approximately 84.3% of our issued and outstanding Ordinary Shares. Upon completion of this offering, Mr. Zhang will and Ms. Xu Yukai (collectively “the Controlling Shareholders”) will together own 72.7% of our issued and outstanding Ordinary Shares, assuming the underwriters do not exercise their over-allotment option.

Accordingly, our Controlling Shareholders could have considerable influence or control over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of Directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our Amended and Restated Memorandum and Articles of Association, (v) whether to issue additional shares, including to him, (vi) employment, including compensation arrangements, and (vii) the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our Controlling Shareholders, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

The exemption we intend to rely on is that a majority of our Board need not be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer that has been granted approval list our Ordinary Shares on Nasdaq, we rely on a provision in Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a Cayman Islands company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some states in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board or Controlling Shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

We are a Cayman Islands company. Our operating subsidiaries were incorporated and are located in Singapore. Substantially all of our assets are located outside of the United States. In addition, all of our current Directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our Directors and officers, or our auditor judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors, or major shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2024. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

Our compensation of directors and officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on Nasdaq.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is a company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the Directors and Executive Officers of our Company reside outside the United States and substantially all of their assets are located outside the United States.

As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. However, the Singapore courts are unlikely to enforce a foreign judgment if (i) the foreign judgment was obtained by fraud; (ii) the proceedings in which the foreign judgment was obtained was not conducted in accordance with principles of natural justice; (iii) the enforcement of the foreign judgment would be contrary to the public policy of Singapore; (iv) the foreign judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore; or (v) the foreign judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

USE OF PROCEEDS

We expect to receive approximately US$5.8 million of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses of approximately US$2.2 million payable by us, assuming the underwriters do not exercise their over-allotment option.

We currently intend to use proceeds from this offering in the following ways:

Marketing and promotion campaigns — We intend to use 20% of the proceeds from the offering for marketing and promotion campaigns. This allocation reflects our commitment to expanding brand awareness, reaching new customers, and driving revenue growth through targeted marketing initiatives.

Product development — We intend to use 30% of the proceeds from the offering for product and marketing development. This strategic investment will focus on expanding our product portfolio by increasing the inventory of fast-moving products.

Digital Transformation and System Upgrading — We intend to use 10% of the proceeds from the offering for digitalizing our systems, upgrading equipment, and investing in software solutions like online platforms, enterprise resource planning (ERP) systems, and human resource (HR) systems. This investment aims to streamline our business and administrative processes, encompassing quoting, invoicing, tracking, procurement with inventory management, accounting, financial reporting, employee management, and overall efficiency improvement.

Working Capital — The balance amount will be used for general working capital and corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

●	on an actual basis; and

●

on a pro forma as adjusted basis to reflect (i) the above; and (ii) the issuance and sale of 2,000,000 Ordinary Shares in this offering at an initial public offering price of US$4.00 per Ordinary Share after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	As adjusted(1)(2)
Ordinary Shares, par value US$0.0001 per share, 500,000,000 Ordinary Shares authorized, 12,500,000 Ordinary Shares outstanding on an actual basis, 14,500,000 Ordinary Shares outstanding on an as adjusted basis	$1,250	$1,450
Additional paid-in capital	$2,473,122	$2,473,122
New additional paid-in capital	—	$5,761,811
– Retained earnings	$7,284,908	$7,284,908
	$9,759,280	$15,521,291
Total Shareholders’ Equity	$9,759,280	$15,521,291

Indebtedness
Bank borrowings	$2,639,742	$2,639,742
Total Indebtedness	$2,639,742	$2,639,742
Total Capitalization	12,399,022	18,161,033

(1)

Reflects the sale of Ordinary Shares in this offering (excluding any Ordinary Shares that may be sold as a result of the underwriters exercising their over-allotment option) at the initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately US$5,800,000.

(2)	Assuming the underwriters do not exercise their over-allotment option.

DILUTION

Investors purchasing our Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Ordinary Shares immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets) less total liabilities, divided by the number of outstanding Ordinary Shares. After giving effect to the sale of Ordinary Shares in this offering by the Company at the initial public offering price of US$4.00 per share, after deducting US$640,000 in underwriting discounts and non-accountable expenses and estimated offering expenses payable by the Company of approximately US$1,597,989 the pro forma as adjusted net tangible book value as of September 30, 2023 would have been approximately US$1.07 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.29 per share to our existing stockholders and an immediate dilution of US$2.93 per share to new investors purchasing Ordinary Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

	No Exercise of Over- Allotment Option	Full Exercise of Over- Allotment Option
Initial public offering price per share	$4.00	$4.00
Historical net tangible book value per share as of September 30, 2023	$0.78	$0.78
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	$0.29	$0.34
Pro forma net tangible book value per share after giving effect to this offering	$1.07	$1.12
Dilution per share to new investors participating in this offering	$2.93	$2.88

If the underwriters exercise in full their option to purchase additional Ordinary Shares in this offering, the as adjusted net tangible book value after the offering would be US$1.12 per share, the increase in net tangible book value to existing shareholders would be US$0.34 per share, and the dilution to new investors would be US$2.88 per share.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2023, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	12,500,000	86.2%	$1,250	86.2%	$0.0001
New investors (1)	2,000,000	13.8%	$8,000,000	13.8%	$4.00
Total	14,500,000	100%	$8,001,250	100%	$0.55

(1)	Not including over-allotment shares of up to 300,000 shares.

DIVIDENDS AND DIVIDEND POLICY

While we currently have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our Shareholders, the Companies Act and our Amended and Restated Memorandum and Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Our business is principally involved in the provision of safety equipment, encompassing essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems (a system used to arrest an employee in a fall from a walking-working surface, usually consisting of a body harness, anchorage, and connector), (ii) portable fire extinguishers and (iii) traffic products such as rubber speed humps, wheel stops and wheel chocks. Additionally, when needed by our customers, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. For the financial years ended March 31, 2022 and 2023, the provision of safety equipment contributed 57.4% and 65.0% of our revenue, respectively. While for the six months ended September 30, 2022 and 2023, the provision of safety equipment contributed 58% and 60% of our revenue, respectively.

Our products and solutions are marketed to a wide array of distributor networks and end markets, both in Singapore and increasingly throughout the Southeast Asian region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam. The bulk of our customers belong to the infrastructure development, building construction, marine, oil and gas industries, and general industrial markets. This broad market coverage allows us to serve a diverse customer base and capitalize on growth opportunities in various sectors. Our business strategy involves enhancing our market presence in Singapore and increasingly, the Southeast Asian region as well as executing selected acquisitions that meet our specific investment criteria.

We believe we have a corporate culture that motivates newly acquired, entrepreneurial businesses to embrace our shareholder value creation principles. In the financial year ended March 31, 2023, business in Singapore contributed to 92.0% of our Group’s revenue. We also believe that our financial results reflect our strong market position. For the financial year ended March 31, 2022, our revenue was S$29.8 million, and our net profit was S$2.1 million. For the financial year ended March 31, 2023, our revenue was S$37.6 million, and our net profit was S$3.9 million. This is a growth of 26.3% in revenue and 89.1% in net profit respectively. The cost of revenue increased from S$21.1 million in the financial year ended March 31, 2022 to S$25.5 million in the financial year ended March 31, 2023.

For the six months ended September 30, 2023, business in Singapore contributed to 97% of our Group’s revenue. We also believe that our financial results reflect our strong market position. For the six months ended September 30, 2022, our revenue was S$18.5 million, and our net profit was S$2.5 million. For the six months ended September 30, 2023, our revenue was S$20.5 million, and our net profit was S$2.1 million. This is a growth of 11% in revenue. The cost of revenue increased from S$12.4 million in the six months ended September 30, 2022 to S$12.9 million in the six months ended September 30, 2023.

Factors Affecting Our Financial Condition and Results of Operations

Our results of operations have been and will continue to be affected by several factors, including those set out below:

We operate in a highly competitive industry

We face substantial competition within the safety equipment sales industry, and we compete on various factors including pricing, quality and range of our products, and branding. Certain of our competitors may have substantially greater financial resources, marketing resources, and ability to distribute wider range of safety equipment than the Company. We believe that with the strong brand recognition for our products in the markets we operate in, having established presence in strategic locations conveniently situated near our customers’ work sites and stable relationships developed and maintained with our existing customers over many years, we will be able to maintain our competitiveness and meet our customers’ needs, secure repeat orders with existing customers and acquire new customers. However, if we are unable to ensure our range of safety products are up-to-date or manage our pricing strategy effectively to meet the customers’ requirements and expectations, we might not compete successfully with our competitors, which may materially and adversely affect our business and results of operations.

We are dependent on a stable production and supply of products from our manufacturing partners and suppliers

We distribute a wide range of safety equipment and hardware products, which include our own branded products which are manufactured by selected third-party contract manufacturers and other products sourced from a variety of suppliers in the region and in the PRC. As such, our business is reliant on a stable production and sufficient supply of products from our manufacturing partners and suppliers. While we have developed strong relationships with reliable suppliers and third-party contract manufacturers that supply our products today, there can be no assurance that our third-party manufacturing partners and suppliers will not face operational or financial issues and in turn, negatively affect our ability to meet our customers’ demand and lead to loss of sales or even business relationship with existing customers. Additionally, our ability to procure products from our suppliers may be affected by increase in prices or shortages in the raw materials, which may materially and negatively impact our business and financial performance.

We are exposed to disputes and product liability claims arising from accidents due to the usage of our safety equipment

In the event that the safety equipment that we distribute are found to be defective and/or determined to cause injury or death, we are subject to disputes and/or product liability claims from our customers. Furthermore, as a safety equipment company, we face an inherent risk of damage to our reputation if one or more of our products are, or are alleged to be defective, whether deliberate or accidental, and such defects and allegations may adversely affect the purchasing decision of our customers and negatively impact our business operations. In addition, our products are typically used in potentially hazardous environments prone to accidents such as construction sites. While we have sought to minimize and mitigate the risk of such liabilities by performing regular inspection of the safety equipment we procure from our suppliers, there can be no assurance that any claims arising from such defects would be under our insurance coverage, or that the insurance will be sufficient to cover the impact on our company or that the insurance claims would not be contested by our insurers.

Our ability to successfully implement our business strategies and/or future plans

We intend to strengthen our market position within Singapore, invest in new marketing initiatives, expand our safety equipment portfolio and engage in strategic acquisitions. The success and viability of our business strategies and future plans are dependent on favourable market conditions, our ability to obtain sufficient financing, hire and retain skilled employees and professionals to execute our business strategies and implement our business development and marketing plans effectively and successfully manage our product portfolio to meet the customers’ changing demand. While we have planned such strategies based on our outlook regarding our business prospects and consideration for the aforementioned factors, there is no assurance that our planned strategies will be successful. Further, there is no assurance that our planned merger and acquisitions will result in the realisation of our expected synergy and financial returns from such activities. If we do not achieve the desired outcome from our implementation of our business strategies and investments, our business, financial conditions and results of operations may be materially and adversely affected.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of its total revenue.

Years Ended March 31, 2022 and 2023

	For the Years ended March 31,
	2022	2023
	S$	S$
Revenue	29,813,611	37,643,696
Cost of revenue	(21,069,733)	(25,503,026)
Gross profit	8,743,878	12,140,670

Selling and marketing expenses	(1,650,101)	(2,104,824)
Research and development expenses	(89,067)	(83,684)
General and administrative expenses	(4,500,000)	(5,169,398)
Total operating expenses	(6,239,168)	(7,357,906)

Income from operations	2,504,710	4,782,764

Other income (expense)
Other income, net	130,493	156,878
Interest expense	(119,180)	(142,496)
Total other income, net	11,313	14,382
Income before income tax expense	2,516,023	4,797,146
Income tax expense	(439,015)	(870,325)
Net income and comprehensive income	2,077,008	3,926,821

Comparison of Years Ended March 31, 2022 and 2023

Revenue

We generate revenue primarily from the sale of safety equipment and other auxiliary products. Our safety equipment includes essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system; (ii) portable fire extinguishers and (iii) traffic products. Additionally, we also sell auxiliary products to supplement our safety products and solutions based on customers’ needs, such as industrial-grade hardware tools and electrical products. Total revenues increased by S$7,830,085, or 26.3%, from S$29,813,611 for the year ended March 31, 2022, to S$37,643,696 for the year ended March 31, 2023.

The following table sets forth our revenue by sales categories for the periods indicated.

	For the Years ended March 31,
	2022	2023	Variance
	S$	S$	S$	%
Revenue
Safety equipment	17,126,386	24,468,513	7,342,127	42.9%
Auxiliary products	12,687,225	13,175,183	487,958	3.8%
Total revenue	29,813,611	37,643,696	7,830,085	26.3%

During the years ended March 31, 2022, and 2023, sale of safety equipment accounted for approximately 57.4% and 65.0% of the total revenue, respectively, while sale of auxiliary products accounted for approximately 42.6% and 35.0% of the total revenue, respectively. Total revenue increased by 26.3%, from S$29,813,611 for the year ended March 31, 2022 to S$37,643,696 for the year ended March 31, 2023, primarily due to an approximately 42.9% increase in the sale of safety equipment from S$17,126,386 for the year ended March 31, 2022 to S$24,468,513 for the year ended March 31, 2023. Our revenue from the sale of safety equipment increased due to significant increases in sales of fall arrest systems and traffic products, as well as growth in sales of personal protective equipment. We further grew our revenue from the sale of auxiliary products, which increased by 3.8% from S$12,687,225 for the year ended March 31, 2022 to S$13,175,183 for the year ended March 31, 2023. Overall, our revenue increase was driven by higher demand by our customers, such as those in the construction sectors driven by new construction projects and resumption of previously delayed activities, which were partially driven by the economic activities recovering from re-opening and easing of restrictive measures targeted at managing the Covid-19 pandemic.

Cost of revenue

The cost of revenue primarily consisted of purchasing costs of our safety equipment and auxiliary products. The total cost of sales increased by S$4,433,293, or 21.0%, from S$21,069,733 for the year ended March 31, 2022, to S$25,503,026 for the year ended March 31, 2023.

The approximately 21.0% overall increase in cost of revenue was consistent with the increase of revenue during the year, though the increase is lower to a certain extent due to better procurement costs secured from larger volume of orders and more favourable product mix, as our safety equipment mainly consist of our own branded products that have higher margins.

Gross profit

For the years ended March 31, 2022 and 2023, our gross profits were S$8,743,878 and S$12,140,670, respectively, and our gross profit margins were approximately 29.3% and 32.2%, respectively. Our gross profit increased by S$3,396,792, or approximately 38.8% primarily due to the increase in the sale of safety equipment. Our gross profit margin improved by approximately 2.9% primarily due to lower procurement costs and a better product mix.

Selling and marketing expenses

The following table sets forth a breakdown of our selling and marketing expenses for the periods indicated.

	For the Years ended March 31,
	2022	2023	Variance
	S$	S$	S$	%
Selling and marketing expenses
Advertising and promotion	199,753	368,730	168,977	84.6%
Staff expenses	827,564	971,287	143,723	17.4%
Branches related expenses	622,784	764,807	142,023	22.8%
Total selling and marketing expenses	1,650,101	2,104,824	454,723	27.6%

Selling and marketing expenses primarily included expenses related to advertising and marketing activities and associated costs of our retail branches, which included labor costs, sales commissions and operating lease expenses. Selling and marketing expenses increased by S$454,723, or approximately 27.6%, from S$1,650,101 for the year ended March 31, 2022, to S$2,104,824 for the year ended March 31, 2023. The increase was primarily due to an increase in the allocation of resources to running and expanding our retail branches, which is expected to continue in the next year.

Research and development expenses

The following table sets forth a breakdown of our research and development expenses for the periods indicated.

	For the Years ended March 31,
	2022	2023	Variance
	S$	S$	S$	%
Research and development expenses
Staff expenses	60,222	61,121	899	1.5%
Software, license and subscription fees	28,845	22,563	(6,282)	(21.8)%
Total research and development expenses	89,067	83,684	(5,383)	(6.0)%

Research and development expenses primarily consisted of compensation cost to engineering, design and product development employees and software expenses. Research and development expenses decreased slightly by approximately 6.0%, from S$89,067 for the year ended March 31, 2022 to S$83,684 for the year ended March 31, 2023 due to a reduction in software expenses.

General and administrative expenses

The following table sets forth a breakdown of our general and administrative expenses for the periods indicated.

	For the Years ended March 31,
	2022	2023	Variance
	S$	S$	S$	%
General and administrative expenses
Staff expenses	2,839,498	3,500,158	660,660	23.3%
Professional fees	92,040	111,190	19,150	20.8%
Depreciation	530,927	540,105	9,178	1.7%
General insurance	64,408	78,727	14,319	22.2%
Property maintenance & property tax	62,557	64,376	1,819	2.9%
Testing fees	122,390	54,456	(67,934)	(55.5)%
Transportation	38,928	68,828	29,900	76.8%
Upkeep of motor vehicles	240,111	293,426	53,315	22.2%
Allowance for expected credit losses	319,912	214,169	(105,743)	(33.1)%
Others	189,229	243,963	54,734	28.9%
Total general and administrative expenses	4,500,000	5,169,398	669,398	14.9%

General and administrative expenses consisted primarily of motor vehicle running expenses, transportation, property maintenance and property tax, allowance for expected credit losses and general administrative expenses such as staff costs, depreciation, legal and professional fees and other miscellaneous administrative expenses. General and administrative expenses increased by S$669,398 or approximately 14.9%, from S$4,500,000 for the year ended March 31, 2022, to S$5,169,398 for the year ended March 31, 2023, mainly due to an increase in staff expenses resulted from increased number of employees from 52 to 68 and annual salary increment adjustments. Other increased administrative expenses are mainly to support expanded business.

Other income, net

Other income primarily consisted of gain/(loss) from foreign currency exchange, gain on disposal of property, plant and equipment, operating lease modifications income, rental income and government grants. Other income increased by S$26,385, or approximately 20.2% from S$130,493 for the year ended March 31, 2022, to S$156,878 for the year ended March 31, 2023. The increase was mainly driven by operating lease modifications income of S$53,991 for the year ended March 31, 2023 which arose due to our renegotiation and modification of three existing operating lease contracts for branches by extending the lease term by another 2 to 3 years at revised lease payments during the year ended March 31, 2023. Total government grants received were S$116,665 and S$100,556 for the years ended March 31, 2022 and 2023, respectively. For the year ended March 31, 2023, the grants mainly included financial support from the Progressive Wage Credit Scheme provided by the Singapore Government to support employers in raising the wages of lower wage employees.

Interest expense

Interest expense primarily consisted of accrued interest from guaranteed bank loans and finance lease liabilities. Interest expenses increased by S$23,316, or approximately 19.6% from S$119,180 for the year ended March 31, 2022, to S$142,496 for the year ended March 31, 2023. The increase was mainly due to an increase in interest expense from bank loan from S$84,261 for the year ended March 31, 2022 to S$101,271 for the year ended March 31, 2023 and increase in interest expenses from finance lease from S$34,919 for the year ended March 31, 2022 to S$41,225 for the year ended March 31, 2023.

Income tax expense

Our provisions for income taxes were S$439,015 and S$870,325 for the years ended March 31, 2022 and March 31, 2023, respectively. We incurred higher income tax expenses for the year 2023 which is in line with our higher income before income taxes provision.

Net income for the year

As a result of the foregoing, our net income for the year increased by S$1,849,813, or approximately 89.1%, from S$2,077,008 for the year ended March 31, 2022, to S$3,926,821 for the year ended March 31, 2023.

Periods Ended September 30, 2022 and 2023

	For the Periods ended September 30,
	2022	2023	2023
	S$	S$	US$
Revenue	18,494,837	20,483,795	14,999,850
Cost of revenue	(12,390,578)	(12,912,013)	(9,455,194)
Gross profit	6,104,259	7,571,782	5,544,656

Selling and marketing expenses	(1,314,591)	(1,913,781)	(1,401,422)
Research and development expenses	(38,692)	(48,291)	(35,362)
General and administrative expenses	(1,641,050)	(2,916,668)	(2,135,814)
Total operating expenses	(2,994,333)	(4,878,740)	(3,572,598)

Income from operations	3,109,926	2,693,042	1,972,058

Other income (expense)
Other income, net	106,942	37,187	27,231
Interest expense	(68,534)	(79,173)	(57,977)
Total other income, net	38,408	(41,986)	(30,746)
Income before income tax expense	3,148,334	2,651,056	1,941,312
Income tax expense	(604,966)	(553,689)	(405,455)
Net income and comprehensive income	2,543,368	2,097,367	1,535,857

Comparison of Periods Ended September 30, 2022 and 2023

Revenue

We generate revenue primarily from the sale of safety equipment and other auxiliary products. Our safety equipment includes essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system; (ii) portable fire extinguishers and (iii) traffic products. Additionally, we also sell auxiliary products to supplement our safety products and solutions based on customers’ needs, such as industrial-grade hardware tools and electrical products. Total revenues increased by S$1,988,958, or 11%, from S$18,494,837 for the period ended September 30, 2022, to S$20,483,795 (US$14,999,850) for the period ended September 30, 2023.

The following table sets forth our revenue by sales categories for the periods indicated.

	For the Periods ended September 30,
	2022	2023		Variance
	S$	S$	US$	S$	%
Revenue
Safety equipment	10,717,849	12,290,277	8,999,910	1,572,428	15%
Auxiliary products	7,776,988	8,193,518	5,999,940	416,530	5%
Total revenue	18,494,837	20,483,795	14,999,850	1,988,958	11%

During the periods ended September 30, 2022, and 2023, sale of safety equipment accounted for approximately 58% and 60% of the total revenue, respectively, while sale of auxiliary products accounted for approximately 42% and 40% of the total revenue, respectively. Total revenue increased by 11%, from S$18,494,837 for the period ended September 30, 2022 to S$20,483,795 (US$14,999,850) for the period ended September 30, 2023, primarily due to an approximately 15% increase in the sale of safety equipment from S$10,717,849 for the period ended September 30, 2022 to S$12,290,277 (US$8,999,910) for the period ended September 30, 2023. Our revenue from the sale of safety equipment increased due to significant increases in sales of fall arrest systems and traffic products, as well as growth in sales of personal protective equipment. We further grew our revenue from the sale of auxiliary products, which increased by 5% from S$7,776,988 for the period ended September 30, 2022 to S$8,193,518 (US$5,999,940) for the period ended September 30, 2023. Overall, our revenue increase was driven by higher demand by our customers, such as those in the construction sectors driven by new construction projects and resumption of previously delayed activities, which were partially driven by the economic activities recovering from re-opening and easing of restrictive measures targeted at managing the Covid-19 pandemic.

Cost of revenue

The cost of revenue primarily consisted of purchasing costs of our safety equipment and auxiliary products. The total cost of sales increased by S$521,435 or 4%, from S$12,390,578 for the period ended September 30, 2022, to S$12,912,013 (US$9,455,194) for the period ended September 30, 2023.

The approximately 4 % overall increase in cost of revenue was consistent with the increase of revenue during the period, though the increase is lower to a certain extent due to better procurement costs secured from larger volume of orders and more favourable product mix, as our safety equipment mainly consist of our own branded products that have higher margins.

Gross profit

For the periods ended September 30, 2022 and 2023, our gross profits were S$6,104,259 and S$7,571,782 (US$5,544,656), respectively, and our gross profit margins were approximately 33% and 37%, respectively. Our gross profit increased by S$1,467,523, or approximately 24% primarily due to the increase in the sale of safety equipment. Our gross profit margin improved by approximately 4% primarily due to lower procurement costs and a better product mix.

Selling and marketing expenses

The following table sets forth a breakdown of our selling and marketing expenses for the periods indicated.

	For the Periods ended September 30,
	2022	2023		Variance
	S$	S$	US$	S$	%
Selling and marketing expenses
Advertising and promotion	25,265	21,874	16,018	(3,391)	(13)%
Staff expenses	790,553	983,950	720,526	193,397	24%
Branches related expenses	498,773	907,957	664,878	409,184	82%
Total selling and marketing expenses	1,314,591	1,913,781	1,401,422	599,190	46%

Selling and marketing expenses primarily included expenses related to advertising and marketing activities and associated costs of our retail branches, which included labor costs, sales commissions and operating lease expenses. Selling and marketing expenses increased by S$599,190, or approximately 46%, from S$1,314,591 for the period ended September 30, 2022, to S$1,913,781(US$1,401,422) for the period ended September 30, 2023. The increase was primarily due to an increase in the headcount of operational staff from 47 to 55, an increase in advertising expenses to advert the Company’s brands and in the allocation of resources into the running, expanding and preparing of our new branches located in, 8 Defu South Street 1, #03-28, Defu Industrial City, Singapore 533758 and 2 Defu South Street 1 #02-02 Singapore 533755 to operate, which is expected to continue in the next year.

Research and development expenses

The following table sets forth a breakdown of our research and development expenses for the periods indicated.

	For the Periods ended September 30,
	2022	2023		Variance
	S$	S$	US$	S$	%
Research and development expenses
Staff expenses	28,671	41,122	30,112	12,451	43%
Software, license and subscription fees	10,021	7,169	5,250	(2,852)	(28)%
Total research and development expenses	38,692	48,291	35,362	9,599	25%

Research and development expenses primarily consisted of compensation cost to engineering, design and product development employees and software expenses. Research and development expenses increased slightly by approximately 25%, from S$38,692 for the period ended September 30, 2022 to S$48,291 (US$35,362) for the period ended September 30, 2023 due to an increase in an additional of 1 head count with higher monthly salary.

General and administrative expenses

The following table sets forth a breakdown of our general and administrative expenses for the periods indicated.

	For the Periods ended September 30,
	2022	2023		Variance
	S$	S$	US$	S$	%
General and administrative expenses
Staff expenses	895,508	1,511,056	1,106,514	615,548	69%
Professional fees	60,434	555,996	407,144	495,562	820%
Depreciation	273,532	269,095	197,053	(4,437)	(2)%
General insurance	71,224	33,628	24,625	(37,596)	(53)%
Property maintenance & property tax	32,788	33,247	24,346	459	1%
Testing fees	15,376	67,540	49,458	52,164	339%
Transportation	30,256	86,292	63,190	56,036	185%
Upkeep of motor vehicles	103,506	182,680	133,773	79,174	76%
Allowance for expected credit losses	59,932	3,304	2,419	(56,628)	(94)%
Bad debts write-off	—	28,542	20,901	28,542	100%
Others	98,494	145,288	106,391	46,794	48%
Total general and administrative expenses	1,641,050	2,916,668	2,135,814	1,275,618	78%

General and administrative expenses consisted primarily of motor vehicle running expenses, transportation, property maintenance and property tax, allowance for expected credit losses and general administrative expenses such as staff costs, depreciation, legal and professional fees and other miscellaneous administrative expenses. General and administrative expenses increased by S$1,275,618 or approximately 78%, from S$1,641,050 for the period ended September 30, 2022, to S$2,916,668 (US$2,135,814) for the period ended September 30, 2023, mainly due to an increase in staff expenses resulted from increased number of employees from 82 to 98, arising from the opening of new branches and annual salary increment adjustments. Other administrative expenses such as professional fees increased by S$495,562 from S$60,434 for the period ended September 30, 2022 to S$555,996 (US$407,144) for the period ended September 30, 2023, are mainly due to the engagement of professional service providers to support expanded business in the IPO.

Other income, net

Other income primarily consisted of gain/(loss) from foreign currency exchange, gain on disposal of property, plant and equipment, operating lease modifications income, rental income and government grants. Other income decreased by S$69,755, or approximately 65% from S$106,942 for the period ended September 30, 2022, to S$37,187 (US$27,231) for the period ended September 30, 2023. The decrease was mainly driven by operating lease modifications income of S$7,025 (US$5,144) for the period ended September 30, 2023 which arose due to our renegotiation and modification of one existing operating lease contracts for new branch by extending the lease term by another 2 to 3 years at revised lease payments during the period ended September 30, 2023. Total government grants received were S$792 and S$10,607 (US$7,767) for the periods ended September 30, 2022 and 2023, respectively. For the period ended September 30, 2023, the grants mainly included financial support from the Progressive Wage Credit Scheme provided by the Singapore Government to support employers in raising the wages of lower wage employees.

Interest expense

Interest expense primarily consisted of accrued interest from guaranteed bank loans and finance lease liabilities. Interest expenses increased by S$10,639, or approximately 16% from S$68,534 for the period ended September 30, 2022, to S$79,173 (US$57,977) for the period ended September 30, 2023. The increase was mainly due to an increase in interest expense from bank loan from S$44,822 for the period ended September 30, 2022 to S$62,362 (US$45,666) for the period ended September 30, 2023.

Income tax expense

Our provisions for income taxes were S$604,966 and S$553,689 (US$405,455) for the periods ended September 30, 2022 and 2023, respectively. We incurred lower income tax expenses for the period ended September 30, 2023, which is in line with our lower income before income taxes provision.

Net income for the year

As a result of the foregoing, our net income for the period decreased by S$446,001, or approximately 18%, from S$2,543,368 for the period ended September 30, 2022, to S$2,097,367 (US$1,535,857) for the period ended September 30, 2023.

Liquidity and Capital Resources

As of March 31, 2023, our cash balances amounted to approximately S$2,432,557, and our current assets were S$19,782,248, and our current liabilities were S$11,603,841. For the year ended March 31, 2023, we generated profit for the year of S$3,926,821 with net operating cash inflows of S$3,607,236.

As of September 30, 2023, our cash balances amounted to approximately S$3,360,787 (US$2,461,034), and our current assets were S$19,935,316 (US$14,598,211), and our current liabilities were S$10,150,098 (US$7,432,701). For the period ended September 30, 2023, we generated profit for the period of S$2,097,367 (US$1,535,857) with net operating cash inflows of S$3,740,897 (US$2,739,381).

In assessing our liquidity, we believe that our current cash and cash flows provided by operating activities and guaranteed loans from banks, will be sufficient to meet our working capital requirements and debt obligations in the next 12 months from the date the audited financial statements are issued. However, if we experience an adverse operating environment or incur unanticipated capital expenditures, or if we decided to accelerate our growth, then additional financing may be required. No assurance can be provided, however, that additional financing, if required, would be available at all or on favourable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

Cash Flows Analysis

Cash Flows for the Years ended March 31, 2022 and 2023

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Years ended March 31,
	2022	2023
	S$	S$
Net cash provided by operating activities	1,323,677	3,607,236
Net cash used in investing activities	(188,661)	(13,165)
Net cash used in financing activities	(1,003,542)	(2,303,223)
Increase in cash and cash equivalents	131,474	1,290,848
Cash and cash equivalents at the beginning of the year	1,010,235	1,141,709
Cash and cash equivalents at the end of the year	1,141,709	2,432,557

Operating activities

For the year ended March 31, 2022, net cash provided by operating activities was S$1,323,677, primarily resulted from our profit for the year of S$2,077,008, as adjusted for non-cash items and non-operating items, changes in operating activities and cash used in operations. Adjustments for non-cash items consisted of depreciation of property, plant and equipment of S$530,927, amortization of ROU asset of S$553,724, allowance for inventory write-down of S$157,322, allowance for expected credit losses of S$319,912 and fair value gain in financial assets of S$5,758. Adjustments for non-operating items consisted of interest expenses from operating lease liabilities of S$69,060 and interest expenses from finance lease liabilities of S$34,919. Changes in operating assets and liabilities mainly included: (i) a decrease in other receivables of S$118,433; and (ii) an increase in accounts payable of S$915,247; and offset by (i) an increase in accounts receivables of S$1,845,394; (ii) an increase in advances to related parties of S$196,585; (iii) an increase in inventories of S$658,436; (iv) a decrease in other payables of S$55,905; (v) a decrease in operating lease liabilities of S$538,980; and (vi) a decrease in income tax payable of S$16,642.

For the year ended March 31, 2023, net cash provided by operating activities was S$3,607,236, primarily resulted from our profit for the year of S$3,926,821, as adjusted for non-cash items and non-operating items, changes in operating activities and cash used in operations. Adjustments for non-cash items consisted of depreciation of property, plant and equipment of S$540,105, amortization of ROU asset of S$667,660, reduced lease payments from lease modification of S$53,991, PPE write-off of S$3,534, allowance for inventory write-down of S$256,919, allowance for expected credit losses of S$214,169 and fair value gain in financial assets of S$1,542. Changes in operating assets and liabilities mainly included: (i) a decrease in advances to related parties of S$32,290; (ii) an increase in accounts payable of S$594,653; and (iii) an increase in income tax payable of S$553,929 and offset by (i) an increase in accounts receivable, net of S$1,745,800; (ii) an increase in other receivables of S$53,357; (iii) an increase in inventories of S$418,177; (iv) a decrease in other payables of S$234,690; (v) interest expenses from finance lease liabilities of S$41,225 and (vi) a decrease in operating lease liabilities of S$636,239.

Investing activities

For the year ended March 31, 2022, net cash used in investing activities was S$188,661, which was primarily consisted of purchase of property, plant and equipment, mainly in motor vehicles.

For the year ended March 31, 2023, net cash used in investing activities was S$13,165, which was primarily consisted of purchase of property, plant and equipment, mainly in computers and office furniture and fittings.

Financing activities

For the year ended March 31, 2022, net cash used in financing activities was S$1,003,542 which was primarily consisted of repayment of guaranteed bank loans of S$390,086, payment of finance lease obligations of S$167,400, and payment of dividends of S$950,000 and offset by advances from shareholders of S$503,944.

For the year ended March 31, 2023, net cash used in financing activities was S$2,303,223 which was primarily consisted of repayment of guaranteed bank loans of S$1,140,400, payment of finance lease obligations of S$173,950, and payment of dividends of S$1,150,000 and offset by advances from shareholders of S$161,127.

Cash Flows for the Periods ended September 30, 2022 and 2023

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Periods ended September 30,
	2022	2023
	S$	S$	US$
Net cash provided by operating activities	2,433,185	3,740,897	2,739,381
Net cash used in investing activities	(9,692)	(173,424)	(126,995)
Net cash used in financing activities	(1,374,081)	(2,639,243)	(1,932,662)
Increase in cash and cash equivalents	1,049,412	928,230	679,724
Cash and cash equivalents at the beginning of the year	1,141,709	2,432,557	1,781,310
Cash and cash equivalents at the end of the year	2,191,121	3,360,787	2,461,034

Operating activities

For the period ended September 30, 2022, net cash provided by operating activities was S$2,433,185, primarily resulted from our profit for the period of S$2,543,368, as adjusted for non-cash items and non-operating items, changes in operating activities and cash used in operations. Adjustments for non-cash items consisted of reduced lease payments from lease modification of S$38,682, depreciation of property, plant and equipment of S$273,532, amortization of ROU asset of S$317,326, allowance for inventory write-down of S$75,265, allowance for expected credit losses of S$59,932, fair value gain in financial assets of S$16,446 and gain on disposal of property, plant and equipment of S$386. Changes in operating assets and liabilities mainly included: (i) a decrease in advances to related parties of S$358,435; (ii) a decrease in other receivables of S$70,693; (iii) an increase in trade payables of S$1,531,918 (iv) an increase in income tax payable of S$410,111 and offset by (i) an increase in accounts receivable, net of S$1,699,897; (ii) an increase in inventories of S$803,050; (iii) a decrease in other payables of S$317,528; (iv) a decrease in operating lease liabilities of S$307,694; and (v) interest expenses from finance lease liabilities of S$23,712.

For the period ended September 30, 2023, net cash provided by operating activities was S$3,740,897 (US$2,739,381), primarily resulted from our profit for the year of S$2,097,367 (US$1,535,857), as adjusted for non-cash items and non-operating items, changes in operating activities and cash used in operations. Adjustments for non-cash items consisted of depreciation of property, plant and equipment of S$269,095 (US$197,053), amortization of ROU asset of S$415,364 (US$304,162), reduced lease payments from lease modification of S$7,025 (US$5,144), bad debt written off of S$28,542 (US$20,901), allowance for inventory write-down of S$110,392 (US$80,838), allowance for expected credit losses of S$3,304 (US$2,419), fair value gain in financial assets of S$9,162 (US$6,709) and gain on disposal of property, plant and equipment of S$5,000 (US$3,661). Changes in operating assets and liabilities mainly included: (i) a decrease in accounts receivable, net of S$1,314,885 (US$962,862); (ii) an increase in other payables of S$309,327 (US$226,514); (iii) an increase in income tax payable of S$65,913 (US$48,267) and offset by (i) an increase in other receivables of S$109,147 (US$79,926); (ii) an increase in advances to related parties of S$56,959 (US$41,710); (iii) an increase in inventories of S$274,165 (US$200,765); (iv) a decrease in trade payables of S$73,743 (US$54,000); (v) an decrease in operating lease liabilities of S$321,309 (US$235,288); (vi) interest expenses from finance lease liabilities of S$16,782 (US$12,289).

Investing activities

For the period ended September 30, 2022, net cash used in investing activities was S$9,692, which was primarily consisted of purchase of property, plant and equipment, mainly in computers.

For the period ended September 30, 2023, net cash used in investing activities was S$173,424 (US$126,995), which was primarily consisted of purchase of property, plant and equipment, mainly in machinery.

Financing activities

For the period ended September 30, 2022, net cash used in financing activities was S$1,374,081 which was primarily consisted of repayment of guaranteed bank loans of S$701,153, payment of finance lease obligations of S$82,840, and payment of dividends of S$1,000,000 and offset by advances from shareholders of S$409,912.

For the period ended September 30, 2023, net cash used in financing activities was S$2,639,243 (US$1,932,662) which was primarily consisted of repayment of guaranteed bank loans of S$191,611 (US$140,313), payment of finance lease obligations of S$83,175 (US$60,907), and payment of dividends of S$2,000,000 (US$1,464,558), payment of amount due to shareholders of S$122,767 (US$89,900) and payment of deferred IPO expenses of S$241,690 (US$176,984).

Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter. As of March 31, 2023 and September 30, 2023, we do not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Capital Expenditures

We incurred capital expenditures of S$13,551 and S$178,424 (US$130,656) for the periods ended March 31, 2023, and September 30, 2023, respectively, primarily driven by purchases of equipment.

Critical Accounting Policies and Use of Estimates

Our consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements and unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, Management evaluates estimates, including but not limited to, those related to allowance for accounts receivable, impairment assessment of inventories, impairment assessment of long-lived assets, fair value of financial instrument and incremental borrowing rate of operating leases. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable. As a result, management makes judgments regarding the carrying values of the Company’s assets and liabilities that are not readily apparent from other sources. Authoritative pronouncements, historical experience and assumptions are used as the basis for making estimates. Actual results may differ from these estimates.

Cash and cash equivalents

The Company considers cash equivalents to be short-term, that are readily convertible to cash and have a maturity of three months or less at the time of purchase. Cash and cash equivalents consist of cash on hand, demand deposit placed with financial institutions, which is unrestricted as to withdrawal and use. Management believes that the banks and other financial institutions are of high credit quality and continually monitors the credit worthiness of these banks and financial institutions.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Management reviews the adequacy of the allowance for expected credit loss on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance for expected credit loss when it is considered necessary. Allowance for expected credit loss is write-off after all means of collection have been exhausted and the potential for recovery is considered remote. Management continues to evaluate the reasonableness of the allowance for expected credit loss policy and update, if necessary.

Inventories, net

Inventories, net which comprise mainly of safety products available for sale, and are primarily stated at the lower of cost (on first-in, first-out basis) or net realizable value. Inventories valuation allowance is based on management’s estimate of future consumption for safety products and historical sales volumes.

Other receivables

Other receivables primarily consist of prepaid expenses for insurance and refundable deposits for leases. These amounts bear no interest. Management reviews its prepayments and refundable deposits placed with counterparties on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Management believes that these counterparties are of high credit quality and continually monitors the credit worthiness of these counterparties.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs.

Financial instrument

The Company has purchased a life insurance policy for one of the shareholders of the Company. The policy is recorded at its cash surrender value in accordance with FASB ASC 325-30, Investments in Insurance Contracts. ASC 325-30 permits a reporting entity to account for its investment in life insurance policy using either the investment method or the fair value method. The Company elected to use the fair value method to account for its life insurance policy. The Company initially record the purchase of life insurance policy at the purchase price, which is the amount paid for the policy, inclusive of all direct external fees and costs associated with the purchase. At each subsequent reporting period, the Company re-measure the investment at fair value in its entirety and recognize the change in fair value as gain or loss in the current period in our consolidated statements of operations and comprehensive income.

Property, plant and equipment, net

Property, plant and equipment are stated at cost, less accumulated depreciation, and impairment loss, if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Useful life
Office equipment	5 years
Motor vehicles	5 years
Computer	1 years
Machinery	5 years
Furniture, fixtures and fittings	5 years
Leasehold building and leasehold improvement	lesser of lease term or expected useful life

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

The Company’s long-lived assets with finite lives, including property, plant and equipment, net are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Cash and cash equivalents, accounts receivable, net, other receivables, financial instrument, bank loans — current portion, operating lease liabilities — current portion, finance lease liabilities — current portion, accounts payable, other payables, amount due to shareholders and amount due to director are financial assets and liabilities and are subject to fair value measurement. The Company’s financial assets and liabilities are short-term in nature, therefore, management believes their carrying value approximate their fair value.

Leases

The Company determines if an arrangement is a lease at inception. A lease is classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exists: a) The lease transfers ownership of the underlying asset to the lessee by the end of the lease term, b) The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise, c) the lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset, d) the present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; and e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Finance lease assets are included in property, plant and equipment, net, and finance lease liabilities are included in current and non-current finance lease liabilities.

Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities and non-current operating lease liabilities, in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to April 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

Lease modification arose from the Company’s renegotiation and modification of certain existing operating lease contracts for certain outlets by extending the lease term for another 2 to 3 years at revised lease payments during the periods ended March 31, 2023 and September 30, 2023, respectively. As these extensions are not part of the terms and conditions of the original operating lease contracts, it is accounted for as operating lease modifications with an addition to ROU and corresponding remeasurement to operating lease liabilities.

Revenue recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on April 1, 2021 using the modified retrospective approach. The Company’s accounting for revenue recognition remains substantially unchanged prior to adoption of ASC 606. There were no cumulative effect adjustments for prior to April 1, 2020. The effect from the adoption of ASC 606 was not material to the Company’s financial statements.

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the client.

Revenue for sales of products which are primarily safety equipment and auxiliary products are recognized at a point in time when the Company has satisfied its performance obligation. The key performance obligation of the Company is delivery of goods or collection by customer has occurred, evidenced by the acceptance of products by customers, whereby physical and legal control of the products is passed from the Company to its customer, and there’s no fulfilled obligation from the Company.

Upon local customers’ acceptance/acknowledgement on the acceptance of goods, control of the goods is passed from the Company to the customer, at which the Company believes it has satisfied its performance obligation to recognize revenue. For overseas customers, control of the goods is passed to the customer in accordance with terms and conditions ie. Free on Board (“FOB”), as stipulated in the respective contracts with customers. No element of financing is deemed present as typical payment terms range from 30 to 120 days from the date of issuance of invoice.

The Company is a principal and records revenue on a gross basis as the Company is primarily responsible for fulfilling the goods or services to the customers, is subject to inventory risk, has discretion in establishing pricing and the ability to direct the control of the promised goods before transferring those goods to the customers.

A large portion of the revenue comes from the sale of safety products. Customer returns have historically represented a small percentage of customer sales on an annual basis. The right of return recognized in the statement of operations and comprehensive income, net of revenue were S$46,594 and S$106,263 during the fiscal years ended March 31, 2022 and 2023, respectively, and S$13,591 and S$27,287 (US$19,982) during the periods ended September 30, 2022 and 2023, respectively. The Company does not provide warranty but gives customers one week of validation period for right of return.

Cost of revenue

Cost of revenue of safety products and other emerging products, which are directly related to revenue-generating transactions, primarily consist of cost of purchasing of products, net of discount received, and freight and handling charges.

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, amortization of ROU — operating leases, rental expenses, media expenses for online and traditional advertising, as well as labor costs.

Research and development expenses

Research and development expenses primarily consist of compensation cost to engineering, design and product development employees.

General and administrative expenses

General and administrative expenses consist primarily of motor vehicle running expenses, travelling and entertainment and general administrative expenses such as of staff costs, depreciation, legal and professional fees and other miscellaneous administrative expenses.

Employee benefit

Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grants

Government grants are compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants, which are covid related and non-covid related grants, are recognized when received and all the conditions for their receipt have been met and are recorded as part of “other income.”

Related parties’ transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Customers

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the Years ended March 31,		For the Periods ended September 30,
	2022	2023	2022	2023	2023
	S$	S$	S$	S$	US$
Amount of the Company’s revenue
Customer A(1)	3,772,166	5,635,667	3,242,780	4,382,169	3,208,970
Customer B(2)	3,758,101	2,811,928	1,985,937	—	—

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable, net:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s accounts receivable, net
Customer A(1)	2,307,236	2,901,193	2,124,482
Customer B(2)	2,796,573	1,157,183	847,381

(1)	Customer A is a multinational construction corporation based in Singapore.
(2)	Customer B is a multinational oil & gas corporation based in Singapore.

Concentration of Suppliers

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total purchases:

	For the Years ended March 31,		For the Periods ended September 30,
	2022	2023	2022	2023	2023
	S$	S$	S$	S$	US$
Amount of the Company’s purchases
Supplier X(3)	2,286,299	3,131,654	—	1,761,351	1,289,800
Supplier Y(4)	3,458,437	3,940,606	2,583,455	1,851,025	1,355,466

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total accounts payable:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s accounts payable
Supplier X(3)	818,925	887,452	649,862
Supplier Y(4)	705,095	1,002,671	734,235

(3)	Supplier X is a safety equipment manufactory corporation based in People’s Republic of China.
(4)	Supplier Y is an industrial hardware trading and manufactory corporation based in People’s Republic of China

Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, investments, amount due from related parties and other current assets. As of March 31, 2023 and September 30, 2023, all of the Company’s cash and cash equivalents were held in financial institutions with high credit ratings and quality in Singapore. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

Accounts receivable, net primarily comprise of amounts receivable from the product customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these customers and generally does not require collateral or other security from the customers. The Company has established a provision matrix applied on the portfolio segmented by factors such as geographic region and products that are considered to have similar credit characteristics and risk of loss. Historically, such losses have been within management’s expectations.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The Company ensures that it has sufficient cash and bank balances, and liquid assets to meet its expected operational expenses, including servicing for financial obligations and bank loans.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning April 1, 2023 as the Company is qualified as an emerging growth company. The Company has adopted this standard on April 1, 2023, the adoption did not have a material impact on its consolidated financial statements and unaudited interim condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company adopted this standard on April 1, 2022, the adoption did not have a material impact on its consolidated financial statements and unaudited interim condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on April 1, 2023 and the Company does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

HISTORY AND CORPORATE STRUCTURE

As of the date of this prospectus, our Group is comprised of the Company and its subsidiaries, RPL, PTH, and ALS.

Corporate History

Our Company was incorporated in the Cayman Islands on June 1, 2023, under the Companies Act as an exempted company with limited liability.

On the date of the Company’s incorporation, one (1) Ordinary Share was issued to Vistra (Cayman) Limited. On the same day, Vistra (Cayman) Limited transferred one (1) Ordinary Share to Zhang Jian for a consideration of US$0.001, and ninety-nine (99) Ordinary Shares were issued to Zhang Jian for a consideration of US$0.099.

On October 3, 2023, the Company’s shareholders and board of directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$50,000, divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share.

Prior to the Reorganization, as described below, the Group historically conducted our business through RPL, PTH, and ALS.

RPL

On December 26, 1997, RPL was incorporated in Singapore as a private company limited by shares. It commenced business on December 26, 1997 and is engaged in the provision of industry safety solutions to customers in the infrastructure, building construction, marine, and oil and gas industries. The products RPL provides include (i) personal protective equipment, (ii) personal fall arrest systems, (iii) firefighting equipment and (iv) industrial graded hardware.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement as described below, 3,000,000 ordinary shares, representing 100% of the equity in RPL, were transferred to the Company, and RPL became a wholly owned subsidiary of our Company on January 3, 2024.

PTH

On November 3, 2008, PTH was incorporated in Singapore as a private company limited by shares. It commenced business on November 3, 2008 and is engaged in the wholesale of general hardware, including safety equipment, locks, hinges, and furniture. PTH is also engaged in providing electrical works for its customers.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement, 200,000 ordinary shares, representing 100% of the equity in PTH, were transferred to the Company, and PTH became a wholly owned subsidiary of our Company on January 3, 2024.

ALS

On September 15, 2009, ALS was incorporated in Singapore as a private company limited by shares. It commenced business on September 15, 2009 and is engaged in retail and wholesale of general hardware.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement, 100,000 ordinary shares, representing 100% of the equity in ALS, were transferred to the Company, and ALS became a wholly owned subsidiary of our Company on January 3, 2024.

The Reorganization

This prospectus refers to the following events as the “Reorganization.”

Pursuant to a share swap agreement entered into amongst the Company, Zhang Jian, Xu Yukai, Chin Fook Onn, Huang Dong, SOCC Technologies Pte. Ltd., RPL, PTH, and ALS dated October 10, 2023 (the “Share Swap Agreement”), the following transfers of shares were undertaken as part of the Reorganization:

(i)	Zhang Jian transferred 1,600,000 ordinary shares in the capital of RPL and 100,000 ordinary shares in the capital of ALS to the Company, in consideration for the allotment and issuance of 6,549,000 Ordinary Shares in the capital of the Company;

(ii)	Xu Yukai transferred 883,333 ordinary shares in the capital of RPL and 200,000 ordinary shares in the capital of PTH to the Company, in consideration for the allotment and issuance of 3,987,500 Ordinary Shares in the capital of the Company;

(iii)	Chin Fook Onn transferred 276,667 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 1,062,500 Ordinary Shares in the capital of the Company;

(iv)	Huang Dong transferred 133,333 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 500,000 Ordinary Shares in the capital of the Company; and

(v)	SOCC Technologies Pte. Ltd. transferred 106,667 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 400,000 Ordinary Shares in the capital of the Company.

The Reorganization was completed on January 3, 2024. As a result of the Reorganization, the Company became the holding company of the Group.

Organization Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

INDUSTRY OVERVIEW

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Personal Protection Equipment (“PPE”) Industry Overview

Personal Protection Equipment (“PPE”) Market Overview

PPE encompasses an array of equipment designed to curtail exposure to safety and health risks in the workplace that have the potential to cause injuries or illnesses. These risks could manifest in various forms, including contact with chemicals, corrosive materials, biohazards, electrical perils, contaminated air, extreme temperature conditions, and more. Consequently, PPE plays a pivotal role in diverse industries spanning from construction, oil & gas, and manufacturing to food & beverage and healthcare, among others.

Below provides a list of the distinct types of PPE, each accompanied by illustrative examples.

●	Head-to-Neck Protection: These include head protection items created to safeguard individuals from risks associated with impacts and penetrations, eye and face protection items for safeguarding the eyes and face from chemical or metal splashes, dust, projectiles, gases, vapours, and potential harm from optical radiation, and hearing protection equipment is engineered to shield the wearer’s ears from prolonged or brief exposure to high-volume noises.

●	Respiratory Protection: Respiratory protection encompasses various respirator types designed to shield workers from inhaling harmful substances or airborne contaminants. This category includes filtration products that screen out airborne particles, chemicals, and gases, as well as breathing apparatuses that supply clean air from an independent source.

●	Hand Protection: Hand protection stands out as one of the most prevalent forms of PPE across industries. Hand and arm protection aim to safeguard the wearer from a spectrum of risks like abrasions, bruises, cuts, exposure to chemicals, biohazard splashes, thermal burns, and electrical shocks. It encompasses protective gloves, which can be either disposable or reusable and find applications in both industrial and medical sectors.

●	Protective Attire: Different workplace hazards necessitate distinct types of protective clothing. These can range from high-visibility apparel and chemical-resistant gear to heat-resistant attire, antistatic clothing, and specialized protection against weather elements or chainsaw hazards. Multi-functional protective clothing is also becoming increasingly prominent.

●	Workwear: Workwear serves the primary purpose of aiding in the easy identification of a company’s employees and bolstering the corporate image. The global market for work clothing and uniforms is expanding, driven by advancements in fabric technologies.

●	Foot Protection: Foot protection encompasses a variety of shoes and boots designed to shield workers from impact and puncture risks. The range encompasses general safety shoes, toe-capped safety shoes, water and chemical-resistant footwear, and footwear equipped with electrical insulation.

●	Fall Prevention: This category encompasses equipment used by individuals working at heights. Its purpose is to either prevent falls or mitigate their impact in case of an accident.

●	Gas Detection: Safety gas detectors are employed across diverse workplaces, ranging from oil platforms to pharmaceutical laboratories. The market is evolving towards a service-oriented business model, with manufacturers increasingly offering value-added services like wireless communication and remote monitoring to gain a competitive edge.

Global Market

The anticipated global market size for PPE is projected to reach USD125 billion by 2030 from USD83 billion in 2023, marking a Compound Annual Growth Rate (“CAGR”) of 6.5%.

Source: Market Research Community

Asia Pacific is expected to grow at the fastest growth rate in the market at a CAGR of c.7% over the forecast period owing to significant economic development and industrialization across the region. The COVID-19 pandemic had a profound impact on the PPE market, leading to an unprecedented surge in demand for items like face masks, gloves, face shields, and gowns. This surge strained global supply chains, prompting diversification in PPE production with companies and industries pivoting to manufacture essential protective gear. Regulatory adjustments and price increases characterized the PPE landscape, and the crisis led to innovations such as antiviral coatings and reusable PPE materials.

The increasing awareness of workplace safety has significantly influenced the PPE market. Companies and industries are placing greater emphasis on worker safety and security due to stringent regulations and the high costs associated with workplace accidents and injuries. This growing awareness has driven the demand for PPE across various sectors. Particularly, the Asia Pacific region has witnessed a notable uptick in awareness and the implementation of new safety rules and regulations, which are expected to fuel market growth in the foreseeable future.

With an alarming rate of workplace fatalities, employees have heightened awareness on PPE to ensure their safety. The rising number of blue-collar workers in research and development establishments and production factories further drives the demand for PPE, as employers prioritize safeguarding their workforce.

Stringent safety regulations imposed by governments have compelled workers in various industries such as oil and gas, mining, and construction to use protective equipment for their safety. Work safety policies and mandates set by government agencies play a pivotal role in driving the demand for PPE. Companies are required to adhere to these regulations to maintain worker safety in hazardous work environments. As governments worldwide continue to prioritize workplace safety, these stringent regulations are expected to sustain and even bolster the growth of the PPE market in the coming years.

Innovations in materials, design, and manufacturing processes have led to the development of more efficient and comfortable protective gear. For instance, advanced fabrics with properties like fire resistance, breathability, and moisture-wicking have improved the comfort and functionality of PPE. Additionally, technologies such as augmented reality (“AR”) and the internet of things (“IoT”) are being integrated into safety helmets and eyewear, enhancing real-time monitoring and communication capabilities for workers. These technological enhancements not only enhance safety but also drive adoption, making PPE more appealing to a wider range of industries and workers. As a result, the PPE market is poised for continued growth as it leverages technological innovations to meet evolving safety needs.

Our company is principally involved in the provision of safety equipment including a wide range of PPE and is well positioned to capitalize on the growing market for PPE. We are also seeking to drive increased adoption of PPE and enhance the value we provide to our customers via innovation, where we are trying to optimize safety training with the integration of virtual reality (“VR”) technology that offers immersive experience of workplace danger for workers and underscore the importance of PPE for workplace safety.

ASEAN Market

The PPE market in Southeast Asia (“SEA”), with an estimated size of USD3.4 billion in 2022, is poised for substantial growth with a projected CAGR of c.8% from 2022 to reach USD5.0 billion in 2027.

Source: Global news wire

SEA region is experiencing significant growth in the PPE market, driven by several key factors in the region. Governments in SEA countries have been enforcing stringent safety regulations, obliging employers to provide appropriate PPE to their workers. For example, Singapore’s Ministry of Manpower has been actively enforcing safety standards, leading to increased demand for safety helmets, gloves, and protective eyewear.

Moreover, the region’s industrial expansion, particularly in countries like Vietnam and Indonesia, is boosting the demand for PPE. Rapid growth in manufacturing and construction industries necessitates extensive use of PPE such as hard hats, reflective vests, and respiratory protection. The construction of infrastructure projects, including highways and power plants, further drives the need for these safety measures.

Economic growth and urbanization in SEA are contributing to increased construction activities, furthering the need for PPE. Thailand, for example, is undertaking major infrastructure projects that require extensive usage of PPE, including protective clothing, safety boots, and respiratory equipment. Awareness of the long-term health effects of occupational hazards is also rising, driving the adoption of protective gear among workers and employers.

The emergence of e-commerce platforms has made PPE more accessible, enabling consumers and small businesses to conveniently purchase safety gear online. This accessibility is contributing to increased PPE sales across the SEA region. Altogether, these factors collectively contribute to the thriving PPE industry in Southeast Asia.

For the year ended March 31, 2023 and for the 6 months ended September 30, 2023, the Company generated revenue of S$37,643,696 (US$28,316,305), of which S$24,468,513 (US$18,405,682) and S$20,483,795 (US$14,999,850), of which S$12,290,277 (US$8,999,910) was from the sale of safety equipment, respectively, which represented approximately 0.5% and 0.25% market share of the PPE market in SEA in 2022, respectively. Additionally, the Company generated a revenue growth of 42.9% for our sale of safety equipment, which is significantly higher than the projected CAGR of c.8% for the PPE market in SEA. With the strong foundation built and continuously being developed in Singapore, and coupled with existing business across SEA region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam, the Company is poised to continue its strong growth in the region.

Singapore Market

Singapore demonstrates the highest degree of adherence to the safety regulations outlined in the Workplace Safety and Health Act 2006, a legislation relating to the safety, health and welfare of persons at work in a workplace issued by the Singapore Government in 2006. The PPE market in Singapore, which was valued at USD137 million in 2015, has surged to USD260 million in 2023. It is projected to maintain this growth trajectory with an estimated CAGR of 8.3%, ultimately reaching a market size of USD454 million by 2025.

Source: Reogma

Singapore’s Workplace Safety and Health Act 2006 is a comprehensive framework that prioritizes the safety and well-being of workers in the country. It places a strong emphasis on risk assessment, clear safety procedures, the use of PPE, accident reporting and investigation, safety committees, training, emergency preparedness, and health surveillance. By adhering to these regulations, employers contribute to the overall safety culture in Singapore, prioritizing the protection and welfare of their employees.

One of its fundamental requirements is the mandate for employers to conduct risk assessments. These assessments are crucial in identifying potential hazards within the workplace, encompassing everything from machinery-related risks to chemical exposure and operational processes. By systematically evaluating these risks, employers can implement effective safety measures.

The use of PPE is rigorously enforced under the Act. Wherever there is a risk to employee safety, employers are required to provide suitable PPE, which may include helmets, safety glasses, gloves, or protective clothing. This ensures that employees have the necessary gear to safeguard themselves against workplace hazards.

Distribution Landscape in Singapore

Singapore’s PPE sector comprises items both produced domestically and imported. Homegrown products also find their way into global markets and being exported. Within Singapore’s local market, PPE reaches end-users through diverse distribution channels, including business-to-business (B2B) and business-to-consumer (B2C) avenues.

●	Target Markets:

●	PPE for the local market can either be locally manufactured or imported. Moreover, domestically produced PPE items often find their way to foreign markets as well.

●	Distribution Channels:

●	B2B distribution channel involves transactions directly between businesses. This can take the form of a PPE manufacturer or importer selling directly to companies that require PPE in bulk or to wholesalers. It may also encompass wholesalers selling to retail outlets, which then provide the products to the end-users.

●	B2C distribution channel encompasses businesses selling directly to end-consumers, who are the ultimate users of the products or services. This approach can be executed through a variety of retail avenues, such as physical brick-and-mortar stores, the company’s official website, or digital e-commerce platforms.

●	End User Industries:

●	PPE finds application across a multitude of industries, including manufacturing, construction, oil & gas, healthcare, food and beverage, and mining & quarrying, among others. Workers in these diverse sectors rely on a spectrum of PPE types to ensure their safety from workplace risks, encompassing concerns like cuts and abrasions, chemical or biohazard exposures, impact threats, and electrical hazards. Each industry customizes PPE selection to address the unique hazards pertinent to their operations.

Competitive Landscape in Singapore

PPE industry in Singapore is characterized by intense competition and a fragmented landscape, largely dominated by small, traditional hardware stores and small to medium-size wholesalers. We possess a well-established track record in this sector. We have not identified industry peer for direct comparison within the Singaporean PPE market.

Notably, we enjoy a unique position poised for growth and market expansion due to several key factors: Firstly, we believe that a significant number of first-generation owners of traditional hardware stores are retiring without succession plans, rendering them less competitive in the evolving market landscape. Secondly, we can capitalize on the absence of proprietary brands and limited retail presence among our competitors, as they primarily adopt a wholesaler model with a focus on price competition. Lastly, we have cultivated a robust brand presence over the years and is strategically expanding into major industrial hubs and zones, ensuring proximity to end customers for their procurement needs.

1.	Industry Outlook

The PPE market encompasses various safety gear types designed to protect workers from workplace hazards. These hazards range from chemical exposure to electrical risks and extreme temperatures, making PPE a crucial component across industries like construction, manufacturing, healthcare, and oil & gas. The global PPE market is on a growth trajectory, projected to reach USD125 billion by 2030 from USD83 billion in 2023, with Asia Pacific leading this expansion at a robust CAGR of c.7%. The COVID-19 pandemic caused an unprecedented surge in PPE demand, straining supply chains and fostering innovations like antiviral coatings and reusable materials.

Heightened awareness of workplace safety due to stringent regulations and the substantial costs associated with accidents and injuries has propelled PPE demand. Asia Pacific, in particular, has witnessed a surge in awareness, further bolstering the market.

Government-enforced safety regulations have made PPE mandatory in high-risk industries such as oil & gas, mining, and construction. These regulations are poised to sustain and potentially enhance market growth.

Technological advancements have improved PPE comfort and functionality. Integration of augmented reality and IoT into safety gear enhances real-time monitoring and communication capabilities, making PPE more appealing to a wider range of industries and workers.

The Southeast Asia PPE market, valued at USD3.4 billion in 2022, is forecasted to grow at an impressive CAGR of c.8% until 2027. Stringent regulations in countries like Singapore have significantly increased demand for safety gear.

Singapore, renowned for its strict adherence to the Workplace Safety and Health Act 2006, has seen its PPE market surge from USD137 million in 2015 to USD260 million in 2023, with a projected CAGR of 8.3%. The Act mandates risk assessment and the provision of suitable PPE, ensuring comprehensive employee safety.

The rising workplace fatality rate has underscored the pivotal role of PPE in safeguarding workers. Initiatives such as the Heightened Safety Period (HSP) have demonstrated progress in reducing fatalities, but sustained vigilance is essential. Government-led initiatives, including Workplace Safety and Health 2028, aim to reduce workplace fatalities and major injuries. Employers are increasingly investing in PPE to align with these objectives, making it a pivotal component in fostering safer work environments.

Singapore’s PPE market is highly competitive and fragmented with many traditional, mom-and-pop hardware stores. We are uniquely positioned to benefit from evolving market dynamics, stands to capitalize on retiring first-generation store owners, limited retail presence among competitors, and a strong brand presence.

In conclusion, the PPE market is poised for substantial growth, driven by increased safety awareness, stringent regulations, and technological advancements. Singapore and Southeast Asia are significant players in this expansion, with PPE serving as a linchpin in fostering safer workplaces and achieving government-mandated safety goals.

Industry Growth Drivers

Growth in Construction Industry

The construction sector stands out as a prominent driving force behind the demand for PPE. Ensuring the well-being of laborers is paramount in construction, and PPE plays a pivotal role in safeguarding workers from accidents and injuries, making it an indispensable component within the industry’s safety protocols. The consistent growth and expansion of construction activities contribute significantly to the sustained demand for PPE products.

According to Singapore’s Building and Construction Authority (BCA), the preliminary actual construction demand for 2022 stood at S$29.8 billion, aligning with BCA’s earlier projections and reflecting the industry’s resilience. The public sector contributed S$17.9 billion, bolstered by projects such as the Cross Island MRT Line and healthcare facilities. Meanwhile, the private sector saw a slight moderation but remained robust, with a demand of S$11.9 billion, supported by private residential and industrial developments.

BCA has provided an outlook for Singapore’s construction sector, anticipating the total construction demand in 2023, which represents the value of construction contracts to be awarded, to be in the range of S$27 billion to S$32 billion.

The public sector is expected to contribute significantly, accounting for about 60% of the total construction demand, with an estimated value between S$16 billion and S$19 billion. This can be attributed to the ongoing public housing projects, particularly the Build-To-Order (BTO) flats. Additionally, projects in industrial and institutional building construction, such as water treatment plants and educational facilities, will contribute substantially. The civil engineering construction sector is expected to remain robust due to continued mass rapid transit (MRT) line construction and infrastructure projects. MRT is a rapid transit system in Singapore and the country’s principal mode of railway transportation for public commuters.

On the other hand, the private sector’s construction demand in 2023 is forecasted to be between S$11 billion and S$13 billion, mirroring the figures from the previous year. Residential and industrial building construction are expected to drive this demand, while commercial building demand is likely to increase due to project rescheduling and redevelopment efforts to enhance asset values.

Looking ahead to the medium term, BCA foresees construction demand ranging from S$25 billion to S$32 billion per year from 2024 to 2027. This projection reflects the confidence in Singapore’s strong economic fundamentals and healthy investment commitments.

Year	Construction demand* (S$ billion)			Construction Output^ (Nominal) (S$ billion)
	Public	Private	Total	Total
2022 p	17.9	11.9	29.8	30.2
2023 f	16 – 19	11 – 13	27 – 32	30 – 33
2024 – 2027 f1	14 – 18 p.a.	11 – 14 p.a.	25 – 32 p.a.

p:	Preliminary; f: forecast
*	Construction demand: Value of contracts awarded
^	Construction output: Value of certified progress payments

Building construction is one of the core industries that our company focuses on for the provision of safety equipment. Additionally, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. As our business strategy involves retail branches located near to our customer work sites, our company is strongly positioned to drive significant growth within the construction sector in Singapore.

Focus on Workplace Fatality

The increased workplace fatality rate in recent years, exemplified by a notable rise in 2022, has become a significant driver for the demand and emphasis on PPE. This push to lower fatality rates has led to heightened awareness of the importance of PPE across various industries, as it serves as a critical line of defence in safeguarding the well-being of workers.

In 2022, there was a notable increase in workplace fatalities compared to the preceding year, with a workplace fatality rate of 1.3 per 100,000 workers, up from 1.1 in 2021.

1	Construction demand forecast in 2023-2027 excludes any potential awards of construction contracts for expansion of the two Integrated Resorts as well as the development of Changi Airport Terminal 5 and its associated infrastructure projects as the confirmed details such as award timelines and construction phasing for both mega developments are still unavailable at this point in time.

Source: Ministry of Manpower, Singapore

Responding to this, the MOM introduced the HSP in September 2022 to mitigate the surge in workplace fatalities. Encouragingly, during the HSP, the monthly average of fatalities dropped from 4.5 to 2.5 per month, resulting in an annualized fatality rate of less than 1.0 per 100,000 workers. Nevertheless, certain concerns persist as the impact of the HSP varied across industries. In response, MOM extended the HSP until May 31, 2023, and established the Multi-Agency Workplace Safety Taskforce (MAST) to identify and implement sector-specific strategies to bolster workplace safety. While there has been some progress in enhancing workplace safety through the HSP, sustained vigilance remains imperative.

Under Workplace Safety And Health 2028, the objective is to achieve a sustained reduction of 30% in Singapore’s workplace fatal injury rate, transitioning from a 3-year average of 1.4 per 100,000 workers in 2018 to less than 1.0 per 100,000 workers over the next decade. This target aligns with the achievements of only four countries within the Organization for Economic Co-operation and Development (OECD). Furthermore, WSH 2028 recognize the significance of decreasing major injuries in workplaces as they mirror broader safety attitudes. Correspondingly, WSH 2028 aim for a comparable 30% decrease, shifting from a three-year average of 17.2 per 100,000 workers to under 12.0 per 100,000 workers.

Source: Ministry of Manpower, Singapore

In response to these government-led efforts, businesses and employers are increasingly investing in PPE to ensure the safety and protection of their workforce, making it a pivotal component in mitigating workplace hazards and striving for safer work environments. This trend provides a positive outlook for our business as we are one of the leading and trusted safety equipment providers in Singapore.

BUSINESS

Overview

Our business is principally involved in the provision of safety equipment, encompassing essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems (a system used to arrest an employee in a fall from a walking-working surface, usually consisting of a body harness, anchorage, and connector), (ii) portable fire extinguishers and (iii) traffic products such as rubber speed humps, wheel stops and wheel chocks. Additionally, when needed by our customers, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. For the financial years ended March 31, 2023 and March 31, 2022, the provision of safety equipment contributed to 65.0% and 57.4% of our revenue, respectively.

For the six months ended September 30, 2022 and six months ended September 30, 2023, the provision of safety equipment contributed to 58% and 60% of our revenue, respectively.

Our products and solutions are marketed to a wide array of distributor networks and end markets, both in Singapore and increasingly throughout the Southeast Asian region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam. The bulk of our customers belong to the infrastructure development, building construction, marine, oil and gas industries, and general industrial markets. This broad market coverage allows us to serve a diverse customer base and capitalize on growth opportunities in various sectors. Our business strategy involves enhancing our market presence in Singapore and increasingly, the Southeast Asian region as well as executing selected acquisitions that meet our specific investment criteria.

We believe we have a corporate culture that motivates newly acquired, entrepreneurial businesses to embrace our shareholder value creation principles. In the financial year ended March 31, 2023, business in Singapore contributed to 92.0% of our Group’s revenue. For the six months ended September 30, 2023, business in Singapore contributed to 97% of our Group’s revenue. We also believe that our financial results reflect our strong market position.

For the financial year ended March 31, 2022, our revenue was S$29.8 million, and our net profit was S$2.1 million. For the financial year ended March 31, 2023, our revenue was S$37.6 million, and our net profit was S$3.9 million. This is a growth of 26.3% in revenue and 89.1% in net profit respectively. The cost of revenue increased from S$21.1 million in the financial year ended March 31, 2022 to S$25.5 million in the financial year ended March 31, 2023.

For the six months ended September 30, 2022, our revenue was S$18.5 million, and our net profit was S$2.5 million. For the six months ended September 30, 2023, our revenue was S$20.5 million, and our net profit was S$2.1 million. This is a growth of 11% in revenue. The cost of revenue increased from S$12.4 million in the six months ended September 30, 2022 to S$12.9 million in the six months ended September 30, 2023.

Our Brands

The D&D brand represents our core brand featuring a variety of safety footwear designed with sturdy toecaps, offering reliable protection against impact at an energy level of 200 joules or higher and compression resistance of at least 15 kilo newtons.

The SkyHawk brand is our brand committed to providing reliable travel restraint and fall arrest equipment, specifically designed to ensure the safety of workers operating at heights.

The Super Sun brand covers our range of industrial graded hardware and traffic products.

The STRIKERS brand covers our range of firefighting equipment.

The Osprey brand covers our range of fall arrest equipment, safety gloves and step platform ladders.

The HORNET brand covers our range of fall arrest equipment for workers working at heights.

The DADE brand covers our range of industrial hardware tools, electrical products and accessories.

Our Products

For the financial year ended March 31, 2023, our top 3 products categories were (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system, (ii) portable fire extinguishers and (iii) traffic products account, which accounted for S$10.7 million, S$1.1 million and S$1.0 million respectively.

In addition, for the six months ended September 30, 2023, our top 3 products categories were (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system, (ii) portable fire extinguishers and (iii) traffic products account, which accounted for S$4.7 million (approximately US$3.5 million), S$0.6 million (approximately US$0.4 million) and S$0.5 million (approximately US$0.4 million) respectively.

To complement our sales of safety equipment and industrial hardware, we also offer products and accessories to our customers should they need them under our own range of “DADE” brand of industrial hardware tools, electrical products and accessories.

The diagrams below illustrates the suite of personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems we currently offer.

PPE Products

D&D SAFETY SHOE

SkyHawk

D&D 1818 | D&D 1828 | D&D 3818 | D&D 3838 | D&D 5828

D&D 7818 | D&D 7878 | D&D 8818 | D&D 8828 | D&D 8858 | D&D 8868

D&D 8878 | D&D 9818 | D&D 9838 | D&D 9858 | D&D 9868

SK 1616 | SK 1617 | SK 1618G | SK 1618B | SK 1619

bizSAFE 3 | PSB TEST | CE | GB

'Osprey' premium coat leather glove 4544

'Osprey' Anti-vibration glove 4142

'Super Sun' anti-cut glove 2121

'Osprey' All-flex PU nitrile microfoam glove 4132

'Super Sun' heavy duty anti-cut glove 4543

'Osprey' 9" nitrile polyester glove 4121

'Osprey' 4543 Black nitrile foam cut resistance

'Osprey' rubber coated glove

'Osprey' goat leather glove

Cotton glove with pokla dot 800g

'Super Sun' working jean glove

Rubber glove

Stainless steel cut-resistant glove

'Super Sun' welding glove

Traffic control glove

"DADE" rubber glove red 4121

The diagram below illustrates the types of fire extinguishers and fire related safety products we currently offer.

The diagram below illustrates the suite of traffic products we currently offer.

Functionality Testing, Inspection of Equipment and Quality Control

Our company has established a quality control and assurance system for our safety products.

(a)	Incoming goods

Upon receipt of the safety equipment, we tally the quantity delivered against the delivery order. Subsequently, we conduct random sampling of the goods to verify our specifications are met. In the event of any discrepancy in the quality or quantity, the non-conformity is highlighted and the replacement of goods or credit note is obtained from the supplier.

(b)	Our brand products

We evaluate and select our third-party contract manufacturers to manufacture our brand of products in accordance with our product specifications. Besides pricing, the other criteria, delivery time, and good track records are also evaluated. We would also visit the factories of our manufacturers for surveillance checks.

(c)	Product certification and quality control

Under the Workplace Safety and Health Act 2006 of Singapore, the Workplace Safety and Health Council has endorsed Codes of Practices that specify the quality and standards for different safety equipment provided by our Group. As per these Codes of Practices, they define precise standards that our customers must follow when equipping their workers with safety products. To enhance the marketability of our products, we ensure that the safety items we supply conform to regulatory requirements and specific buyer mandates. RPL follows a two-step quality control process to achieve this goal. These verification tests are carried out by independent product testing organizations like Singapore Test Lab Pte Ltd and Bureau Veritas Australia Pty Ltd. These reputable organizations are responsible for testing and certifying products according to both national and international standards.

As part of this process, RPL completes and submits the required forms, production quality plans, and manuals. The independent testing organization reviews the documentation, conducts initial product inspections, and then issues certificates of conformity. For more information about relevant product certifications, please see the section titled “Business — Certifications.” Upon successful testing and certification, our products and RPL are included in the testing organization’s directory. This recognition allows us to display the testing organization’s quality control label on our products, indicating their adherence to established standards. The quality control process continues with regular surveillance checks conducted by the independent testing organization to ensure sustained product quality.

Our Customers

Our customers can be categorized into two groups, (i) wholesalers and distributers of our products and (ii) end users of our products. Our end user customers operate in various industries which range from infrastructure, building construction, marine, oil and gas industries, as well as general industrial markets. For example, our safety shoes are worn by workers operating in construction sites, as well as in the marine, oil and gas refineries. Our customers who are engaged in the wholesaling and distribution of our products, buy our products at a lower cost, and profit from the difference.

Sales and Marketing

Our sales and marketing team consists of 14 full-time employees based in Singapore. Our Executive Director, Huang Dong, oversees our sales and marketing department. We believe that we have a dedicated sales and marketing team providing top notch services to customers in Singapore and Southeast Asia. The sales team consist of staff who specialize in handling wholesaling and for the end user markets. We have also stationed staff at our various distribution branches who can advise the customer on their tailored needs.

We promote our platform and enhance brand awareness through both online and offline branding and business development initiatives. We take part in major exhibitions in Singapore and overseas to showcase our range of safety products such as Occupational Safety + Health Asia Singapore, MetalTech and AutoMex 2023 Kuala Lumpur, Exyte Singapore Safety week among others. We also market our products on online e-commerce platform(s) or website(s) such as Shopee, Lazada, and Dade.sg. One of our other key channels for marketing is through word-of-mouth referrals from our existing customers and business contacts. We believe that our high-quality sales staff services result in strong word-of-mouth referrals and positive customer reviews, which increase customer awareness of our brand. As we gain trust from our customers, they often refer us to their social network, or return to us for their other safety equipment or other related needs. We intend to continue to invest resources in our marketing efforts.

Sales Process Flow

The process flow pertaining to our sales business activities can be described as follows:

Purchase of safety equipment and general hardware from suppliers

Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer’s wide network of contacts has allowed us to build a reputation and rapport with a network of trusted suppliers from around the region and in the PRC. Our suppliers constantly update us with information on equipment availability in the market. Our suppliers will typically provide us with digital photographs of the available equipment for sale. Subject to expected demand for the equipment, our sales team further negotiates sales terms with our suppliers before committing to purchases.

Customer Inquiries for safety equipment purchases

Through our commitment to deliver quality equipment which are customizable based on our customer’s needs, we have firmly established ourselves as a preferred equipment supplier to our customers. Our new customers are generally derived from referrals from our existing customers and through online inquiries via our website at www.rectitude.com.sg. We also sell to end users through e-commerce platforms such as Shopee and Lazada. Customers might also approach us with inquiries whenever they need to purchase safety equipment for their projects. Subject to equipment availability and acceptable sales terms, our customers enter into sales agreement confirming their equipment purchases with us.

Competition

The safety equipment industry is growing and increasingly competitive. We compete with both online and offline merchants for the same pool of potential customers. We also believe that some of our competitors may be better funded or better connected than us. Nonetheless, we believe that we are well positioned to compete in the industry because of (i) our strong and stable relationships with our suppliers and customers, (ii) our experienced management team, (iii) our strategically located branches across Singapore and because (iv) we have an extensive range of safety products and industrial graded hardware tools.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers.

Since the commencement of our Group’s business over the last two decades, we have developed strong and stable relationships with our key suppliers and customers in the regions we serve. We have identified and maintained good relationships with reliable suppliers, who will typically notify us of new safety equipment for sale. They also refer prospective customers to us if the customer is procuring safety equipment from Singapore. Our customers regularly return to us for repeat business and from time to time. We have a wide customer base from Singapore, Brunei, Cambodia, Indonesia, Malaysia and Vietnam.

We have strived to maintain stable business relationships with our key customers. For the financial years ended March 31, 2023 and 2022, our top five customers accounted for 33% of total sales, and three of our top five customers have more than 10 years of business relationships with us. For the six months ended September 30, 2022 and 2023, our top five customers accounted for 31% and 25% of total revenue, respectively and three of our top five customers have done business with us for more than 10 years.

We have an experienced management team.

We have an experienced management team, led by Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer who has been instrumental in spearheading the growth of our Group. Mr. Zhang has over 20 years of experience in the safety equipment industry in Singapore and is primarily responsible for planning and execution of our Group’s business strategies and managing our Group’s customer relationships. Our Group is supported by an experienced management team which includes Executive Directors such as Mr. Huang Dong, and Mr. Victor Aw, who themselves have substantial experience in the safety equipment industry.

We have strategically located branches across Singapore.

We have a network of eight strategically located branches across Singapore that stock our safety products. These branches are conveniently situated near our customers’ workplace, allowing us to fulfil their product needs quickly and easily on short notice, and our prompt and efficient delivery capabilities sets us apart from competitors.

We provide a one-stop provider of an extensive range of safety products and industrial graded hardware tools.

Our customers often need a comprehensive range of safety products, such as helmets, safety shoes, and harnesses, to ensure their regulatory compliance. Being a one-stop provider for all their safety needs, we offer convenience and streamline their procurement process. Additionally, we also supply industrial-grade hardware tools that our customers may require. These tools are essential for construction, maintenance, and repair activities, and by offering them alongside our safety products, we further enhance our value proposition. By catering to both their safety and hardware needs, we provide a comprehensive solution, saving our customers time and effort in sourcing multiple suppliers.

Business Strategies

We intend to strengthen our market position in the safety equipment and industrial grade hardware industries, by implementing the following business strategies and plans.

Expand business and operations through acquisitions, joint ventures and/or strategic alliances

While we intend to focus on our principal business activities in the sales of safety and industrial-grade hardware equipment, we also plan to explore opportunities to collaborate with suitable partners in related industries in the Southeast Asian region through strategic alliances, joint ventures, acquisitions, and investments. For example, if a suitable opportunity arises, we may collaborate with potential partners in the construction, electronic hardware, hotel, electronic manufacturing, oil and gas and marine industries if these collaborations are likely to provide us with more business opportunities.

Strengthening our local presence

We also plan to strengthen our local presence. A key aspect of this strategy involves expanding our branch network across Singapore by establishing new branches in strategic locations. By increasing our local footprint, we aim to enhance our accessibility, better serve our customers, and solidify our position as a trusted provider of safety and industrial solutions in the region.

Widening our product range

We also plan to expand our product range of safety products within our established brands. By broadening our offerings, we aim to provide our customers with an even greater selection of high-quality safety products under our trusted brands. This allows us to cater to diverse customer needs, strengthen our market presence, and further solidify our position as a reliable provider of comprehensive safety solutions.

Real Property

A description of the Company’s leased properties is below:

Location	Usage	Lease Period	Rent (per month)		Approximate area
9 Pioneer Road #01-54 Pioneer Road North Terrace Workshops Singapore 628461	Storage of general industrial hardware and chemical goods	December 16, 2022 to December 15, 2025	S$	7,000	386 sqm/4,155 sq ft
35 Kallang Pudding Road, Tong Lee Building Tower A, #01-08 Singapore 349314	Warehouse	June 13, 2022 to July 14, 2025	S$	8,300	354 sqm/3,810 sq ft

Location	Usage	Lease Period	Rent (per month)		Approximate area
51 Tampines Industrial Avenue 5, T5 @ Tampines, Singapore 528635	Use of said premises for purpose approved by the Building Control Division and the Competent Authorities	August 1, 2022 to July 31, 2024	S$	23,000	1,230 sqm/13,240 sq ft
56 Loyang Way, Loyang Enterprise Building, Singapore 508775	Factory	August 25, 2022 to August 24, 2024	S$	12,890	479 sqm/5,156 sq ft
71 Kaki Bukit Ave 1 Shun Li Industrial Park, Singapore 417948	Office, operation, production, repair workshop, storage	October 1, 2023 to September 30, 2026	S$	7,000	826 sqm/8,891 sq ft
Block 828, #01-264 (2nd level) Tampines Street 81, Singapore 520828	Residential	April 1, 2023 to April 30, 2025	S$	3,200	275 sqm/2,963 sq ft
1000 Tai Seng Avenue #01-2508, Singapore 534421	Storage of goods i.e., shoes, body harness, restrain products, hardware and small machinery and as an office	April 24, 2021, to April 23, 2027	S$	4,588	190 sqm/2,045 sq ft
Defu Industrial City, #03-28, 8 Defu South Street 1, Singapore 533758	Warehouse storage for general safety PPE, general hardware and as an office	October 21, 2023 to October 20, 2026	S$	35,204	1,563 sqm/16,819 sq ft
2 Defu South Street 1 #02-02 Singapore 533755	Warehouse storage for general safety PPE, general hardware and as an office	15 November 2023 to 14 November 2026	S$	2,684	69 sqm/743 sq ft

On November 25, 2014, we purchased a 2,107 sqm/22,679 sq ft property located at 35 Tampines Industrial Avenue 5, Singapore 528627, which is the current principal executive office of our Group for purchase consideration of S$4,088,000 (US$3,075,071) with a monthly loan repayment of S$20,356 (US$15,312). On October 23, 2017, we purchased a 195 sqm/2,099 sq ft property located at 18 Kaki Bukit Road 3, #01-14, Entrepreneur Business Centre, Singapore 415978 for purchase consideration of S$1,200,000 (US$902,663) with a monthly loan repayment of S$5,749 (US$4,325). On March 1, 2021, we purchased a 294 sqm/3,165 sq ft property located at 71 Woodlands Industrial Park E9, #01-09, Wave 9, Singapore 757048 for purchase consideration of S$1,108,888 (US$834,127) with a monthly loan repayment of S$7,965 (US$5,991). On September 25, 2017, we purchased a 245 sqm/2,637 sq ft property located at 9 Tuas South Avenue 10 #02-20 T99, Singapore 637014 for purchase consideration of S$1,250,000 (US$897,731) with a monthly loan repayment of S$5,516 (US$4,149).

Impact of COVID-19 on our business and operations

Singapore Control Order Regulations

Since the outbreak of the first COVID-19 case in Singapore on January 23, 2020, the Singapore government raised the DORSCON (the Disease Outbreak Response System Condition, a color-coded framework that shows the current disease situation in Singapore) level from yellow to orange and introduced several restrictions which tightened alongside increasing cases of COVID-19 infections. On April 3, 2020, the Multi-Ministry Taskforce of the Singapore Government implemented the Circuit Breaker Measures, which were an elevated set of safe distancing measures and a nationwide partial lockdown, known as the ‘‘circuit breaker’’ on and with effect from April 7, 2020, to pre-empt the increasing local transmission of COVID-19 from April 7, 2020 (“Circuit Breaker Measures”). On April 7, 2020, the Singapore Parliament passed the COVID-19 (Temporary Measures) Act 2020 (“COVID-19 Act”) which provides the Singapore Government the legal basis to enforce the Circuit Breaker Measures, and the COVID-19 (Temporary Measures) (Control Order) Regulations 2020 (“COVID-19 Regulations”) were issued under the COVID-19 Act to implement the Circuit Breaker Measures. The COVID-19 Regulations impose restrictions on premises and businesses in relation to the closure of premises and respective controls on essential and non-essential service providers, and the movement of people, both in public places and in places of residence. The COVID-19 Regulations require the closing of most physical workplace premises and suspending all business, social and other activities that cannot be conducted through telecommuting from home, save for those providing essential services and in selected economic sectors which are critical for local and global supply chains (“Essential Services”). Entities providing Essential Services were required to operate with the minimum number of staff on their premises to ensure the continued running of those services, and implement strict safe distancing measures. The COVID-19 Regulations could be varied or extended, depending on the assessment of the then situation by the Singapore government. The Circuit Breaker Measures were imposed under the COVID-19 Regulations during the period between April 7, 2020 and June 1, 2020 (inclusive).

On May 19, 2020, the Multi-Ministry Taskforce announced that the Circuit Breaker Measures would end on June 1, 2020 and the Multi-Ministry Taskforce would embark on a controlled approach to resume economic and community activities and progressively lift the relevant control measures in place after June 1, 2020 over three phases, with the first phase to be implemented with effect from June 2, 2020. The three phases were (a) a “Safe Re-opening” phase, implemented from June 2, 2020 to June 18, 2020 (inclusive), where economic activities that do not pose high risk of transmission (“Permitted Services”) were resumed while social, economic and entertainment activities that carry higher risk remained closed, and everyone was advised to continue to leave home only for essential activities and to wear a mask when doing so (“Phase 1”); (b) a “Safe Transition” phase with the gradual resumption of more activities including the re-opening of more firms and business (“Permitted Enterprises”), subject to safe management measures being implemented and practiced by employers and employees in these workplaces and their ability to also maintain a safe environment for their customers and social activities in small groups of not more than five persons, which were implemented with effect from June 19, 2020 (“Phase 2”); and (c) a “Safe Nation” phase, implemented with effect from December 28, 2020, whereby social, cultural, religious and business gatherings or events were resumed, although gathering sizes still had to be limited in order to prevent large clusters from arising, and services and activities that involve significant prolonged close contact or significant crowd management risk in an enclosed space also were allowed to be re-opened, subject to their ability to implement strict safe management measures effectively (“Phase 3”).

Between May 16, 2021 and August 6, 2021, the Singapore Government introduced two phases, namely the Phase 2 (Heightened Alert) and Phase 3 (Heightened Alert), along with the easing of certain measures within each of such phases. In summary, the Phase 2 (Heightened Alert) measures which were in effect from May 16, 2021 to June 13, 2021, included reductions in prevailing social gathering group size, sizes of larger scale events or activities and reinstatement of “work-from-home” as the default at workplaces to minimize workplace interactions, and the Phase 3 (Heightened Alert) measures, which were in effect from June 14, 2021 to July 19, 2021, was contemplated as a calibrated reopening and included increases in social gathering group sizes, event size and capacity limits, and subsequently the resumption of dining in at food and beverage establishments. On July 20, 2021, the Singapore Government announced the reversion back to Phase 2 (Heightened Alert) measures from July 22, 2021 to August 18, 2021 which superseded the measures introduced on July 19, 2021, during which “work from home” remained the default, employers who needed staff to return to workplaces were required to ensure that there was no cross-deployment at various worksites, enforce staggered start times and flexible working hours and social gatherings at workplaces were not allowed.

On August 6, 2021, the Singapore Government announced the easing of some safe management measures, with the first phase to take effect on August 10, 2021 and the second phase to take effect on August 19, 2021, which superseded those introduced on July 22, 2021 as part of Singapore’s transition towards COVID-19 resilience. The eased measures allowed for an increase in social gathering group size, event size and capacity limits for fully vaccinated individuals and easing of “work-from-home” requirements. A further easing of community measures was announced on August 19, 2021. Subsequently, given the exponential rise in COVID-19 cases from the end of August 2021, on September 24, 2021, the Singapore Government announced a tightening of safe management measures during the stabilization period between September 27, 2021 and October 24, 2021, which was later extended to November 21, 2021, with a mid-point review. On November 8, 2021, the Singapore Government announced calibrated adjustment of safe management measures including the easing of dine-in restrictions and updates to border measures. On December 22, 2021, in response to the global emergence of the Omicron variant, the Singapore Government introduced travel restrictions for affected countries or regions and enhanced the testing requirements for travelers. Effective March 29, 2022, the Singapore Government significantly eased Covid-19 restrictions by, among other things, lifting the requirement to wear masks outdoors, doubling the group size limit to 10 people and lifting the ban on alcohol sales in pubs and eateries after 10:30 p.m. It also eased testing and quarantine requirements for travelers and declared that up to 75% of employees who can work from home are allowed to return to their workplaces.

From 26 April 2022, there was a further easing of community and border measures due to the fall and stabilization of daily infection numbers, including, without limitation, the removal of group size limits for mask-off activities, all workers may now return to the workplace (an increase from the limit of 75% of those who can work from home), mask-wearing will remain optional in outdoor settings, safe distancing will no longer be required between individuals and groups, and there is a removal of the capacity limit for larger settings/events with more than 1,000 persons.

On 13 February 2023, the Singapore Government lowered the DORSCON level to green.

Impact on our Group

During the pandemic, the introduction of COVID-19 Act imposed restrictions at each stage of pandemic posed significant challenges to our company as our business operations involved people interaction, movement of goods in physical workplace premises. If any of our staff is suspected or confirmed to have contacted COVID-19, we may have to temporarily suspend our operation and quarantine the affected staff, disinfecting the affected premises. We would adopt control measures to protect our employee, workers and customers inline with the advisories issued by the government and work closely with all parties to adhere to our business contingency plans.

The Circuit Breaker Measures were imposed during the period between April 7, 2020 and June 1, 2020. With our company categorized as the essential service provider in our economic sector during the “Circuit Breaker Measures,” we were allowed to operate but with the minimum number of staff to run our operation and strict implementation of safe distancing measures at our premises.

Throughout the pandemic period, there were also travel and visiting restrictions which hinder our client/suppliers engagements. From time to time, challenges evolve and we adapt to tackle them. With the work-from-home as the default, we started to conduct our business meetings online and implementing electronic filing.

We have also diversified our business to provide sanitizing cleaning service to industries and offices with NEA approved cleaning agent. Through our long-standing relationship with our suppliers, we were able to secure large quantities of face mask, personal protective clothing and hand gloves to meet the strong demand during the COVID-19 pandemic. Our sales team had innovate the idea to bring the face mask, personal protective clothing and hand gloves nearer to the potential customers by selling them through vending machine in strategic locations in Singapore.

The Group has also adopted control measures to protect our staff and customers from outbreaks of infectious diseases, such as requiring our staff to wear personal protective equipment (such as face masks and gloves) during interaction with customers.

We will continue to work closely with our customers to ensure that the impact of the COVID-19 is minimized to its fullest extent.

Control Measures

Our Group has also adopted control measures to protect our employees, workers and customers from outbreaks of infectious diseases, which are in line with the advisories issued by the MOM on best practices to be adopted by workplaces in Singapore, such as requiring our staff who interact with our customers to wear personal protective equipment (such as face masks and gloves), and monitoring the stock of personal protection equipment for our staff and workers.

If any of our staff is suspected or confirmed to have contracted COVID-19, we may have to temporarily suspend our operations and quarantine the affected staff, disinfect the affected facilities and reallocate manpower as appropriate. We will continue to work closely with our customers to ensure that the impact of any such incidents which may occur due to unforeseen circumstances is minimized to its fullest extent, and implement our business contingency plans as outlined above in mutual agreement with our customers.

Licenses And Permits And Registrations

The following licenses and registrations are material for our Group’s operations in Singapore:

Description	Issuing Authority	Expiry Date	Issued to
Registration with Singapore Customs under the Regulation of Imports and Exports Regulations and Customs Regulations	Singapore Customs	No expiry	Rectitude Pte Ltd

Certifications

The fire extinguishers which we sell in Singapore are subject to various fire safety standards and regulations, such as the Fire Safety Act 1993. Please refer to the “Regulatory Environment” section of this prospectus for more information. Under the Workplace Safety and Health Act 2006 of Singapore, the Workplace Safety and Health Council has approved Codes of Practices which prescribe the quality and standards of different safety equipment supplied by our Group. Pursuant to these Code of Practices, our products have received a declaration of conformity which shows that we have complied with the requirements of the relevant standards. For our occupational protective footwear, RPL has obtained a “S” Mark license that signifies our compliance with the AS 2210.3:2019 requirements from Bureau Veritas Australia Pty Ltd, an independent assessor of the quality of our safety equipment. For our personal fall arrest systems (models HT 08 and HT 02K) under our brand HORNET, RPL has obtained a declaration of conformity dated May 21, 2021, and expires July 20, 2024, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our personal fall arrest systems under our brand OSPREY (models OS 08 and OS 02K), RPL has obtained a declaration of conformity dated July 21, 2021, and expires July 20, 2024, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our restraint belts (models SK 07 restraint belt with 20mm gate opening snap hook and SK 17 restraint belt with 55mm gate opening snap hook) under our brand SKYHAWK, RPL has obtained a declaration of conformity dated July 21, 2021, and expires July 20, 2024, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our safety footwear (model 08868, 08858, 07878, 08878, 09818, 09838, 09858, 09868, 07818, 08818, 01818, 01828, 03818, 03838 and 05828) under our brand D&D, RPL has obtained declarations of conformity dated December 8, 2021, and expires December 7, 2024, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our fire extinguishers (models S1, S2, S4, S6 and S9) under our brand STRIKERS, RPL has obtained a certificate of conformity dated March 27, 2020, and expires December 31, 2024, from the TÜV SÜD, an independent assessor of the quality of our safety equipment. RPL has obtained the bizSAFE Level 3 certification from the Workplace Safety and Health Council, which recognizes that we have conducted risk assessments for every work activity and process in our workplace.

Inventory

For our safety equipment sales, we maintain an inventory of safety shoes, travel restraint and fall arrest system and industrial grade hardware which are in demand with our customers and hence easier to sell.

As of March 31, 2023, and March 31, 2022, we had inventories of S$5.8 million (approximately US$4.3 million) and S$5.6 million (approximately US$4.2 million), respectively. As of September 30, 2023, we had inventories of S$5.9 million (approximately US$4.4 million).

Intellectual Property

Our Group’s intellectual property rights are important to its business. As of the date of this prospectus, the Group has registered the following trademarks:

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Singapore	RPL	T0913908A	Class 25	November 30, 2009	November 30, 2029
	Brunei	RPL	45967	Class 9, 25	October 08, 2014	October 08, 2024

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Thailand	RPL	171112300	Class 9	August 28, 2015	August 27, 2025
	Thailand	RPL	171112228	Class 25	August 28, 2015	August 27, 2025
	Cambodia	RPL	KH/60739/16	Class 9	August 22, 2016	January 08, 2026
	Cambodia	RPL	KH/60740/16	Class 25	August 22, 2016	January 08, 2026
	Vietnam	RPL	288567	Class 9, 25	August 27, 2017	January 07, 2026
	Malaysia	RPL	2014064489	Class 9	September 25, 2014	September 25, 2024

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Malaysia	RPL	2014064490	Class 25	September 25, 2014	September 25, 2024
	Australia	RPL	1765250	Class 9, 25	April 15, 2016	April 15, 2026
	PRC	RPL	18955594	Class 9	May 21, 2017	May 20, 2027
	Singapore	RPL	T0913906E	Class 8	November 30, 2009	November 30, 2029
	Singapore	RPL	T0913907C	Class 9	November 30, 2009	November 30, 2029
	Singapore	RPL	40202206325V	Class 9	March 21, 2022	March 21, 2032
	Singapore	RPL	T1003512Z	Class 9	March 23, 2010	March 23, 2030
	Singapore	RPL	40202254207Q	Class 8, 35	August 30, 2022	August 30, 2032
	Singapore	PTH	40202304598W	Class 9, Class 25	March 9, 2023	March 9, 2033

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Singapore	PTH	40202206294V	Class 9	March 21, 2022	March 21, 2032
	Singapore	PTH	40202115187Y	Class 6, 9, 20	June 25, 2021	June 25, 2031
	Singapore	PTH	T1108778F	Class 9	July 11, 2011	July 11, 2031
	Singapore	RPL	T1216734A	Class 32	October 31, 2012	October 31, 2032

Notes:

(1)	Class 6: Common metals and their alloys, ores; metal materials for building and construction; transportable buildings of metal; non-electric cables and wires of common metal; small items of metal hardware; metal containers for storage or transport; safes
(2)	Class 8: Hand tools and implements, hand-operated; cutlery; side arms, except firearms; razors
(3)	Class 9: Scientific, research, navigation, surveying, photographic, cinematographic, audiovisual, optical, weighing, measuring, signaling, detecting, testing, inspecting, life-saving and teaching apparatus and instruments; apparatus and instruments for conducting, switching, transforming, accumulating, regulating or controlling the distribution or use of electricity; apparatus and instruments for recording, transmitting, reproducing or processing sound, images or data; recorded and downloadable media, computer software, blank digital or analogue recording and storage media; mechanisms for coin-operated apparatus; cash registers, calculating devices; computers and computer peripheral devices; diving suits, divers’ masks, ear plugs for divers, nose clips for divers and swimmers, gloves for divers, breathing apparatus for underwater swimming; fire-extinguishing apparatus.
(4)	Class 20: Furniture, mirrors, picture frames; containers, not of metal, for storage or transport; unworked or semi-worked bone, horn, whalebone or mother-of-pearl; shells; meerschaum; yellow amber
(5)	Class 25: Clothing, footwear, headwear
(6)	Class 32: Fruit juices, mineral water (beverages)
(7)	Class 35: Convenience store retailing: Department store retailing; Online retail services; Online wholesale services; Providing consumer product information; Retail services; Provision of an online marketplace doe buyers and sellers of goods and services; Supermarket retailing; The bringing together, for the benefit of others, of a variety of goods (excluding the transport thereof), enabling customers to conveniently view and purchase those goods from a general merchandise catalogues by mail order; Wholesale services; Pharmacy retail services; Provision of commercial information.

We were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

Research and Development

To continuously enhance the value our customers can receive from the purchase of safety products, we are trying to optimize safety training with the integration of virtual reality (“VR”) technology which we can then provide to them. Traditional safety training methods relying on verbal emphasis and slides have proven inadequate in our technologically advanced world. RPL has been developing VR technology that offers a transformative solution by immersing workers in realistic construction site scenarios, providing a firsthand experience of potential dangers and accidents. This approach instills fear and vigilance, encouraging proactive safety measures and accident prevention. This VR training is tailored to Singapore’s construction sites, incorporating local placards, company names, dialects, and communication styles for enhanced realism. Each accident scenario is meticulously analyzed to cover a diverse range of potential dangers, allowing workers to select simulations relevant to their specific working environments. We are aiming to provide our customers with the first iteration of our VR equipment in the fourth quarter of 2024.

The diagram below depicts the headset our customer’s workers would use to undergo their VR training.

The diagrams below depict a typical construction scene.

The diagrams above depict commonly seen placards of Singapore with different Company’s names and icons to increase their sense of realism of the construction site.

The diagram above depicts the inside of the construction site, which would be presented along with guidance for workers to follow along to progress within the VR world.

The diagram above depicts the occurrence of the accident itself. If the worker has failed to fasten his safety harness and abide by the required protocol, the plank he has been standing on would fall, resulting in him falling out of the window and onto the ground below.

The diagram above depicts the aftermath of the fall, where the worker will land on rows of protruding iron bars. This serves as a reminder for them to wear the proper safety equipment and to abide by the proper protocols.

Employees

We employed 98 people as of the date of this prospectus, 98 people as of September 30, 2023, 92 people as of March 31, 2023, and 77 people as of March 31, 2022, and 77 people as of March 31, 2021 who were all located in Singapore.

The following table sets forth the breakdown of our full-time employees and 1 part-time employee in Operations of RPL:

As of the date of this prospectus
Function	Number of employees
Management	5
Finance	5
Human Resource	1
IT	2
Sales & Marketing	14
Operations	71
Total	98

Our employees are not covered by collective bargaining agreements. We consider our labor practices and employee relations to be good.

Insurance

We maintain commercial all risks property insurance policies covering our business premises in accordance with customary industry practice; as well as insurance policies covering heads of liability such as workmen’s compensation, public liability and contractors’ all risk as required from time-to-time by our clients. We carry occupational injury and medical insurance for our employees, in compliance with applicable regulations. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

Litigation and Other Legal Proceedings

We and our subsidiaries have been and may from time to time be involved in various legal proceedings and claims in the ordinary course of business, including contractual disputes and other commercial disputes. As of the date of this prospectus, we are not a party to any significant proceedings in Singapore. We are not aware of any legal proceedings of which we are a party outside of Singapore.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations.

Laws and Regulations Relating to Our Business in Singapore

Building and Construction Industry Security of Payments

The Building and Construction Industry Security of Payment Act 2004 of Singapore (“BCISPA”) is administered by the Building and Construction Authority (“BCA”), and facilitates payments for construction work done or for related goods or services supplied in the building and construction industry.

Under the BCISPA, any person who has carried out construction work or supplied any goods or services under a contract relating to, amongst others, (i) the construction, alteration, repair, restoration, maintenance, extension, demolition or dismantling of buildings or structures that form or are to form part of the land, (ii) the installation in any building, structure or works of fittings that form or are to form part of the land, including systems of heating, lighting, air-conditioning, ventilation, power supply, drainage, sanitation, water supply or fire protection and security or communications systems, (iii) excavation and (iv) the erection, maintenance or dismantling of scaffolding, is entitled to progress payment.

The BCISPA contains provisions relating to, amongst others, the amount of the progress payment to which a person is entitled under a contract, the valuation of the construction work carried out under a contract and the date on which a progress payment becomes due and payable. In addition, the BCISPA, amongst others, endorses the following rights:

(i)	the right of a claimant (being the person who is or claims to be entitled to a progress payment under section 5 of the BCISPA) who, in relation to a construction contract, fails to receive payment by the due date of an amount that is proposed to be paid by the respondent (being the person who is or may be liable to make a progress payment under a contract to a claimant) and accepted by the claimant, to make an adjudication application in relation to the payment claim. The BCISPA has established an adjudication process by which a person may claim payments due under a contract and enforce payment of the adjudicated amount;

(ii)	the right of the claimant to suspend the carrying out of construction work or supply of goods and services, and to exercise a lien over goods supplied by the claimant to the respondent that are unfixed and which have not been paid for, or to enforce the adjudication determination in the same manner as a judgment or an order of the court with the permission of the court, if amongst others, such claimant is not paid after the adjudicator has determined that the respondent shall pay an adjudicated amount to the claimant; and

(iii)	where the respondent fails to pay the whole or any part of the adjudicated amount to a claimant, the right of a principal of the respondent (being the person who is liable to make payment to the respondent for or in relation to the whole or part of the construction work that is the subject of the contract between the respondent and the claimant) to make direct payment of the outstanding amount of the adjudicated amount to the claimant, together with the right for such principal to recover such payment from the respondent.

Employees

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from 1 April 2019, the EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman or a person employed in a managerial or an executive position) who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides, amongst others, that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

Employment of Foreign Workers in Singapore

The employment of foreign workers in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (“EFMA”) and regulated by the Ministry of Manpower (“MOM”).

In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign employee unless the foreign employee has a valid work pass from the Controller of Work Passes appointed by the MOM to issue such work passes, which allows the foreign employee to work for him in Singapore. Section 5(6) of the EFMA provides that any person who contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall: (a) be liable on conviction to a fine of at least S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and (b) on a second or subsequent conviction be punished with a fine of at least S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one month and not more than 12 months in the case of an individual; or be punished with a fine of at least S$20,000 and not more than S$60,000, in any other case.

The availability of the foreign workers to various sectors is also regulated by the MOM through, amongst others, the following policy instruments:

(i)	approved source countries;

(ii)	the imposition of security bonds and levies;

(iii)	dependency ceilings based on the ratio of local to foreign workers; and

(iv)	quotas based on the man year entitlements (“MYE”) in respect of workers from Non-Traditional Sources (“NTS”) and the PRC.

Various categories of work passes may be issued by the Controller of Work Passes under the Employment of Foreign Manpower (Work Passes) Regulations 2012 (“EFMR”), including the work permit, the S Pass and the employment pass. The work permit is issued to, amongst others, semi-skilled migrant workers in the construction, manufacturing, marine shipyard, process or services sector. The S Pass is issued to skilled foreign workers who, amongst others, must earn a salary of at least S$3,150 a month in all sectors except the financial services sector, while skilled foreign workers in the financial services sector must earn a salary of at least S$3,650 a month to qualify. The employment pass is issued to foreign professionals, managers and executives who meet the eligibility criteria, and applicants must earn a salary of at least S$5,000 a month in order to qualify, with applicants in the financial services sector needing to earn a salary of at least S$5,500 a month to qualify. The minimum qualifying salary requirements applicable to an applicant may increase with age.

The EFMR requires employers of work permit holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine and medical consumable, among others, which are necessary for the medical treatment;

(b)	provide safe working conditions and take such measures as are necessary to ensure the safety and health of the foreign employee at work;

(c)	provide acceptable accommodation for the foreign employee, which must be consistent with the written laws, directives, guidelines and circulars of the authorities;

(d)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

The EFMR requires employers of S Pass holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine and medical consumable, among others, which are necessary for the medical treatment;

(b)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

The employment of work permit and S Pass holders are subject to foreign worker levies and quotas. The foreign worker levy generally depends on two factors: (a) the worker’s qualification and (2) the number of work permit or S Pass holders hired. The foreign worker quota imposes a maximum ratio of foreign employees to the total workforce that a company in a given sector can employ.

Before applying for work permits for its foreign workers, a company must first declare its business activity to the MOM using the MOM’s online service. After the company declares its business activity, the MOM will assign the company to the most relevant sector. Each sector has sector-specific rules in relation to the employment of foreign workers and the company’s sector will determine the number of work permit holders that it can employ. To declare its business activity, the company must have a Central Provident Fund (“CPF”) account, contribute CPF Funds for its local workers for at least 1 month before declaring its business activity, and submit copies of the relevant licences to the MOM. After a company submits the online application to declare its business activity, the MOM may request for additional information and documents.

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is administered by the MOM. Under the WSHA, every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of his employees at work. These measures include providing and maintaining for the persons at work a work environment which is safe, without risk to health, and adequate as regards facilities and arrangements for their welfare at work, ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by those persons, ensuring that those persons are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer, developing and implementing procedures for dealing with emergencies that may arise while those persons are at work and ensuring that those persons at work have adequate instruction, information, training and supervision as is necessary for them to perform their work.

More specific duties imposed on employers are laid out in the Workplace Safety and Health (General Provisions) Regulations (“WSHR”). Some of these duties include taking effective measures to protect persons at work from the harmful effects of any exposure to any infectious agents or bio-hazardous material which may constitute a risk to their health.

Under the WSHA, inspectors appointed by the Commissioner for Workplace Safety and Health (“CWSH”) may, among others, enter, inspect and examine any workplace, to inspect and examine any machinery, equipment, plant, installation or article at any workplace, to make such examination and inquiry as may be necessary to ascertain whether the provisions of the WSHA are complied with, to take samples of any material or substance found in a workplace or being discharged from any workplace for the purpose of analysis or test, to assess the levels of noise, illumination, heat or harmful or hazardous substances in any workplace and the exposure levels of persons at work therein and to take into custody any article in the workplace which is relevant to an investigation or inquiry under the WSHA.

Workmen’s Compensation

The Work Injury Compensation Act 2019 of Singapore (“WICA”), which is regulated by the MOM, applies to all employees in all industries who are engaged under a contract of service, with the exception of domestic workers, and members of the Singapore Armed Forces, Singapore Police Force, Singapore Civil Defence Force, Central Narcotics Bureau and Singapore Prisons Service. The WICA is in regard to injury suffered by them in the course of their employment and sets out, amongst others, the amount of compensation they are entitled to and the method(s) of calculating such compensation.

The WICA provides, amongst others, that the employer shall be liable to pay compensation under the WICA if personal injury is caused to an employee by accident arising out of and in the course of the employee’s employment with the employer. The WICA, read together with the Work Injury Compensation (Insurance) Regulations 2020, provides, amongst others, that employers are required to maintain work injury compensation insurance for all employees doing manual work regardless of salary level and non-manual employees earning S$2,600 or less a month (excluding any overtime payment, bonus payment, annual wage supplement, productivity incentive payment and any allowance however described), who are engaged under contracts of service (unless exempted).

The WICA does not cover self-employed persons or independent contractors. However, the WICA provides that, where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the subcontractor employer), the principal may be directed by the Commissioner for Labour to fulfil the subcontractor employer’s obligations under the WICA in relation to any employee of the subcontractor employer employed in the execution of the work, such as to compensate those employees of the subcontractor employer who were injured while employed in the execution of work for the principal.

Under the WICA, if an employee dies or sustains injuries in a work-related accident or contracted occupational diseases in the course of the employment, the employer is generally liable to pay compensation in accordance with the provisions of the WICA. An injured employee is generally entitled to claim medical leave wages, medical expenses and lump sum compensation for permanent incapacity or death, subject to certain limits stipulated in the WICA.

Under the WICA, every employer is required to insure and maintain insurance under approved policies with an insurer against all liabilities which he may incur under the provisions of the WICA in respect of all employees employed by him, unless specifically exempted.

Fire Safety

Fire Safety Act

The Fire Safety Act 1993 (the “FSA”) sets out the regulations governing the fire safety of buildings in Singapore. The FSA empowers the Singapore Civil Defence Force (“SCDF”) to set out fire safety requirements, set out in the Code of Practice for Fire Precautions in Buildings, published by the Commissioner on the website maintained by SCDF, as amended or remade from time to time (the “Fire Code”).

Under the FSA and Fire Code, portable fire extinguishers, as sold by Company, constitute regulated fire safety products that need to be certified and have valid Certificates of Conformity (a certificate issued by an accredited certification body as to the compliance of the regulated fire safety product with the applicable standard, as prescribed by the Fire Code, for the regulated safety product). The Certificates of Conformity issued for regulated fire safety products used in fire safety works and intended for use in Singapore shall bear an accreditation mark from the Singapore Accreditation Council (“SAC”) and shall be accompanied by test reports from testing laboratories accredited by SAC or recognized by SAC via the International Laboratory Accreditation Cooperation (ILAC) Mutual Recognition Arrangement. The Fire Code sets out the requirements for certification.

With respect to the supply of regulated fire safety products, such as portable fire extinguishers, section 70(1) of the FSA provides that any person (whether in Singapore or not) who (i) supplies or offers to supply to a person in Singapore any non-compliant fire safety product as a compliant fire safety product or for use as a regulated fire safety products; or (ii) in the course of such supply or offer, represents that the non-compliant fire safety product is a compliant fire safety product or is fit for use as a regulated fire safety product, knowing that the non-compliant fire safety product is a non-compliant fire safety product, shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding 2 years or to both; and in the case of a continuing contravention, to an additional fine not exceeding S$1,000 for each day or part of a day the contravention continues. If the contravention continues after the conviction, the person shall be guilty of a further offence and shall be liable on conviction of this further offence to a fine not exceeding S$2,000 for every day or part of a day during which the contravention continues after conviction.

MANAGEMENT

The following table sets forth the names, ages and titles of our Directors and Executive Officers:

Name	Age	Title
Zhang Jian	53	Chairman, Chief Executive Officer and Executive Director
Huang Dong	40	Executive Director
Victor Aw	51	Executive Director
Ang Siew Sang	70	Executive Director
Chan Yong Xian	42	Chief Financial Officer
Chan Kah Chun	31	Finance Manager

Independent Directors:

Name	Age	Title
Fok Chee Khuen	45	Independent Director
Shirley Tan	48	Independent Director
Clive Ho Yip Seng	61	Independent Director

No arrangement or understanding exists between any such Director or officer and any other persons pursuant to which any Director or executive officer was elected as a Director or executive officer. Our Directors are elected annually at the board meeting and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the Board.

Board Diversity

Board Diversity Matrix (As of the date of this prospectus)
Country of Principal Executive Offices:	Singapore
Foreign Private Issuer	Yes
Disclosure Prohibited Under Home Country Law	No
Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	—	—	—	—
LGBTQ+	—	—	—	—

Executive Directors and Officers:

Mr. Zhang Jian has been our Executive Director, Chairman and Chief Executive Officer since our Company’s inception. Mr. Zhang Jian is responsible for the overall business management of our Group. With extensive experience spanning over two decades in the safety equipment industry in Singapore, Mr. Zhang embarked on his entrepreneurial journey in 1997, establishing a general hardware business before venturing into the supply of laboratory equipment. In 2006, he foresaw the growing demand for Personal Protective Equipment (PPE) following the implementation of the Workplace Safety and Health (WSH) Act. Seizing this opportunity, he expanded our product range and established several successful brands like D&D, SkyHawk, Strikers, Osprey, Super Sun, among others. Under Mr. Zhang’s guidance, our company successfully secured long-term PPE supply tenders with prominent entities such as ST Logistics, Singapore Civil Defence Force, PSA Singapore, Certis CISCO, and more, between 2010 and 2013. Recognizing the importance of staying connected with our customers, he strategically opened eight branches across Singapore from 2014 to 2022, fostering stronger ties within the community. Mr. Zhang completed a postgraduate diploma in Business Administration administered by The Society of Business Practitioners in 1997.

Mr. Huang Dong is an Executive Director of our Company. Mr. Huang Dong has over 15 years of experience in marketing and wholesaling safety equipment products for RPL. Since joining RPL in November 2008, up till October 2013, Mr. Huang demonstrated exceptional sales skills as he took charge of selling hardware to construction companies. His dedicated efforts resulted in the exploration of numerous new customers in Singapore, achieving outstanding performance and earning recognition as the top salesperson in the company for consecutive years. During his tenure as the overseas sales manager from November 2013 to December 2018, Mr. Huang’s focus shifted towards exploring opportunities abroad. He successfully established a strong presence in countries like Malaysia, Cambodia, Brunei, and China, cultivating excellent relationships with customers and fostering prosperous business cooperation. His efforts played a pivotal role in the rapid expansion of the company’s business in these regions, contributing significantly to the company’s profitability. Since November 2020, Mr. Huang has served as a company director, leveraging his extensive experience and insights to contribute to the overall growth and development of the organization. Mr. Huang obtained a bachelor’s degree in Science (Management) from the National University of Ireland in April 2014.

Mr. Victor Aw is an Executive Director of our Company. Mr. Aw joined RPL in June 2013. He is an experienced professional with 20 years of expertise in marketing and wholesaling safety equipment products. During his tenure as Sales Executive and later Sales Manager at Tengah Engineering & Hardware Pte Ltd from 2006 to 2009, he excelled in general sales, logistics management, and supplier relations. In subsequent roles at BS Industry & Construction Supply Pte Ltd from 2009 to 2013, and Rectitude Pte Ltd thereafter, he continued to drive sales growth, expanded client bases, and maintained excellent customer relationships. Since November 2020, Mr. Aw has served as a company director, he is involved in obtaining important certifications and implementing quality management systems. His proactive nature, coupled with expertise in safety products and equipment, further solidified his reputation as a successful sales professional and a driving force behind the Company’s growth in the safety equipment industry. Mr. Victor Aw graduated from Upper Aljunied Technical Secondary School with a GCE “O” Level certificate (technical stream) in 1992.

Ms. Ang Siew Sang is an Executive Director of our Company. Ms. Ang joined the Company as a director of RPL on March 2004, and also a director of ALS since September 2009. She is a partner of Greenly Trading Company which has been established since January 2, 1981, handling all of the income tax and goods and services tax related matters for private limited companies, limited liability partnerships, partnerships and sole proprietorships in Singapore. She is an accredited tax advisor member with the Singapore Chartered Tax Professional Ltd (SCTP) since June 27, 2012. She holds a Diploma in Business Studies from the Singapore Institute of Management awarded on November 19, 1984.

Mr. Chan Yong Xian is the Chief Financial Officer of our Company. Mr. Chan joined RPL in May 2023. He is an experienced professional with a long work history in the field of accounting and auditing. Throughout his career, he has demonstrated strong expertise in implementing business controls, streamlining processes, and providing valuable advisory guidance to management. Mr. Chan is currently the chairman of the audit committee of YY Group Holding Ltd. (symbol: YYGH), a company listed on Nasdaq. Mr. Chan’s extensive audit experience includes positions as Senior Audit Manager at BDO LLP from January 2018 to December 2020 and at Ang & Co PAC from August 2021 to March 2023, and a Senior promoted to Manager at Pricewaterhouse Coopers LLP from December 2013 to January 2018, where he audited listed companies in compliance with various accounting standards and was involved in IPO projects. His leadership skills were evident in managing audit engagements, contributing to revenue growth, and coaching audit teams. Mr. Chan holds a Master’s degree in Accounting from the Australian National University (2008) and a Bachelor’s degree in Electrical and Electronic Engineering (2006). He is a Certified Public Accountant (CPA) from CPA Australia. Additionally, he gained valuable experience in SOX testing and implementation throughout his 13 years of audit experience, working with prominent clients.

Mr. Chan Kah Chun is the Finance Manager of our Company. Mr. Chan joined RPL in April, 2015. In his work experience, Mr. Chan served as an Accounts Executive at Kings Materials Pte Ltd, Singapore from September 2014 to March 2015, where he handled various financial tasks, including recording purchases transactions, managing AP & AR transactions, handling petty cash, and monitoring company cash flow and bank accounts. He was also responsible for preparing sales reports for company sales meetings and inventory valuation. Additionally, he worked as an Accounts Executive at CSJ & Associates Marketing Pte Ltd, Singapore, where he managed data entry of sales and purchases, handled AP & AR transactions, monitored monthly expenses and income, and conducted bank reconciliations. Mr. Chan Kah Chun has a strong background in accounting and business. He completed the ACCA Diploma in Accounting and Business from Kompas International College, Malaysia, which included passing ACCA Foundation Level papers F1, F2, and F3. Additionally, he obtained several diplomas from Shen Jai School of Commerce, Malaysia, including LCCI Level 3 Higher Diploma in Accounting, LCCI Level 3 Higher Diploma in Cost Accounting, and LCCI Level 2 Diploma in Book-keeping and Accounting.

Independent Director:

Mr. Fok Chee Khuen is an Independent Director. Mr. Fok has accumulated 22 years of experience in audit, accounting, and inspection. He is the co-founder and Managing Director of Quality Accountants Pte Ltd and FE Advisory Pte Ltd since August 2017 and manages the businesses on a daily basis. From April 2015 to August 2017, Mr. Fok served as the Head of the Practice Monitoring Department at the Accounting & Corporate Regulatory Authority (ACRA). Prior to that, from June 2013 to April 2015, he held the position of associate director in quality control and audit at Foo Kon Tan LLP. From December 2008 to June 2013, Mr. Fok worked at ACRA in the Practice Monitoring Department, where he left his role as a senior lead audit inspector. Earlier in his career, he served as an audit manager in Mazars Moores Rowland LLP, specializing in audits of listed corporations in Singapore and the United States from June 2007 to December 2008. Mr. Fok briefly joined UBS AG as a business analyst from September 2006 to June 2007. He began his professional journey with KPMG Singapore in the assurance unit in August 2002 and departed in September 2006, having reached the position of audit assistant manager. In June 2002, Mr. Fok obtained his Bachelor of Accountancy Degree (1st Class Honours) from Nanyang Technological University in Singapore. He is a Chartered Accountant of Singapore and a member of the Institute of Singapore Chartered Accountants.

Ms. Shirley Tan is an Independent Director.. She is a qualified Chartered Secretary, she has over 18 years of experience in corporate secretarial work and compliance advisory for private and publicly listed companies, SMEs, foreign companies, and academic institutions in Singapore. In the last five years she handled Econ Healthcare (Asia) Limited, 5E Resources Limited, authorised representative for Nio Inc. in Singapore for their secondary listing in Singapore, Ohmyhome Ltd (Listed in Nasdaq), compliance officer for Comba Telecom Systems Holdings Limited’s secondary listing in Singapore, YKGI Limited and Ever Glory United Holdings Ltd. Her areas of expertise include corporate secretarial due diligence exercises for initial public offering (IPO), dual listing in Singapore and Hong Kong, Real estate investment trust (REIT), reverse take-over (RTO), M&A, company restructuring, liquidation and striking off, and immigration application for Permanent Residence, Employment Pass, Dependent Pass, and Entrepass for expatriates for foreign directors and key management personnel. She also provides advice on support and advisory work concerning compliance matters with the Singapore Exchange Securities Trading Limited, Singapore Companies Act, Code of Corporate Governance, and relevant rules and regulations. Shirley is fluent in English, Mandarin, Hokkien, Cantonese, and Bahasa. She has experience in leading a team of corporate secretaries for established law firms and service providers for several private, publicly listed, REIT, offshore companies in Singapore, China Practice and SOP for “Excellence Must Be Our Minimum Standard.” She holds a Master’s of Science in management with distinction from the National University of Ireland, Dublin. She is a fellow at the Chartered Secretaries Institute of Singapore. She holds a practising certificate from the CSIS. She is a member of the CSIS secretarial practice sub-committee. She is a member of the Singapore Institute of Directors.

Mr. Clive Ho Yip Seng is an Independent Director.. Mr. Clive Ho Yip Seng was a Regional Sales Engineer at KES Systems & Service Pte Ltd from 1999 to 2020, where he subsequently rose to Group Sales Manager within a year. He then oversaw all Sales and Marketing Operations and attracted the attention of General Signal, an American multinational company, where he excelled as a Regional Director managing Process Control equipment across the Asia Pacific. Returning to KES System & Services, Clive oversaw all aspects of the business and expanding its global presence. He successfully increased sales from S$20 million to an impressive S$50 million while establishing ventures in the semiconductor back end. The company’s excellence was underlined by winning the Intel Corporation’s Preferred Quality Award for five consecutive years. After close to two decades, Clive embraced a new challenge as the Head of Strategic Business, driving diversification in the Aerospace and medical industries through a three-year plan. Today, Clive is a Business Advisor at SMECentre@SICCI, aiding local businesses in growth, internationalization, and leveraging government resources. Clive’s journey underscores his commitment to community and professional development. He holds a Bachelor of Business Administration degree from the University of South Australia in 2001.

Committees of the Board

Our Board has established an audit committee, a compensation committee and a nomination committee, each of which operates pursuant to a charter adopted by our Board. The Board may also establish other committees from time to time to assist our company and the Board. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Each committee’s charter is available on our website at www.rectitude.com.sg. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng serve on the audit committee, which is chaired by Mr. Fok Chee Khuen. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated Mr. Fok Chee Khuenas an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

Compensation committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng serve on the compensation committee, which is chaired by Ms. Shirley Tan. Our Board has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the Board the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the Board the compensation of our Directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng serve on the nomination committee, which is chaired by Mr. Clive Ho Yip Seng. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we intend to have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of Nasdaq corporate governance rules, we comply with Nasdaq corporate governance rules applicable to foreign private issuers.

Controlled Company

We will continue to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules, and as a result, we are qualify for and rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholders beneficially own 72.7%   of our total issued and outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option, representing 72.7%   of the total voting power. As a result, we are a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholders will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. The exemption we intend to rely on is that a majority of our Board need not be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We have adopted (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). A current copy of the Policies is posted on the Corporate Governance section of our website, which is located at www.rectitude.com.sg. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Executive Directors and Executive Officers

For the financial year ended March 31, 2023, we paid an aggregate of approximately S$1,281,415 (approximately US$963,905) in cash to our Executive Directors and Executive Officers — as mentioned below. For the financial year ended March 31, 2022, we paid an aggregate of approximately S$1,052,975 (approximately US$792,068) in cash to our Executive Directors and Executive Officers.

Employment Agreements

Employment Agreement between Zhang Jian and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Zhang Jian. The agreement provides for an annual base salary, together with such additional discretionary bonus. Zhang Jian’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Zhang Jian shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Chan Yong Xian and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Chan Yong Xian. The agreement provides for an annual base salary, together with such additional discretionary bonus. Chan Yong Xian’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Chan Yong Xian shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Chan Kah Chun and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Chan Kah Chun. The agreement provides for an annual base salary, together with such additional discretionary bonus. Chan Kah Chun’s employment will continue indefinitely, subject to termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Chan Kah Chun shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Directors’ Agreements

Each of our Directors has entered into a director’s agreement with the Company. The terms and conditions of such directors’ agreements are similar in all material aspects save for the term. Each executive director’s agreement is for an initial term of three (3) years and will continue until the director’s successor is duly elected and qualified. Each independent director’s agreement is for an initial term of one (1) year and will continue until the director’s successor is duly elected and qualified. Each director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her director’s agreement will remain in full force and effect. Under the directors’ agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the directors’ performance of their duties, other than any such losses incurred as a result of the directors’ gross negligence or willful misconduct.

Under the independent directors’ agreements, the initial aggregate annual salary that is payable to our independent director is US$25,000 to Mr. Fok Chee Khuen, and US$23,000 to Ms. Shirley Tan and Mr. Clive Ho Yip Seng in cash respectively.

Other than as disclosed above, none of our Directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our share capital by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named Executive Officers;

●	each of our Directors; and

●	all of our current Executive Officers and Directors as a group.

The number and percentage of Ordinary Shares beneficially owned before the offering are based on 12,500,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is 35 Tampines Industrial Avenue 5 T5@Tampines, Singapore 528627.

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned after this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and Directors:
Zhang Jian	6,550,000	52.4%	6,550,000	45.2%
Huang Dong	500,000	4.0%	500,000	3.4%
Victor Aw	—	—	—	—
Ang Siew Sang	—	—	—	—
Chan Yong Xian	—	—	—	—
Chan Kah Chun	—	—	—	—

Independent Directors:
Fok Chee Khuen	—	—	—	—
Shirley Tan	—	—	—	—
Clive Ho Yip Seng	—	—	—	—
All executive officers and directors as a group (9 persons)	7,050,000	56.4%	7,050,000	48.6%

5% Shareholders:
Zhang Jian	6,550,000	52.4%	6,550,000	45.2%
Xu Yukai	3,987,500	31.9%	3,987,500	27.5%
Chin Fook Onn	1,062,500	8.5%	1,062,500	7.3%

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since 2019, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Nature of relationships with related parties

Related Party Name	Relationship to the Company
Mr Zhang Jian (“Mr Zhang”)	Shareholder and Director
Ms Xu Yukai (“Mrs Zhang”)	Shareholder
Mr Huang Dong (“Mr Huang”)	Shareholder and Director
Ms Ang Siew Sang (“Ms Ang”)	Director
PTH Safety equipment Sdn Bhd	Shareholders and Directors are Mr Zhang and Mr Huang
Zhikai International Trade (Shanghai) Co.,Ltd	Shareholder and Director is Mr Zhang
Greenly Trading Company	Shareholder is Ms Ang

a. Related party balances

		As of
Nature	Name	March 31, 2022	March 31, 2023	September 30, 2023	September 30, 2023
		S$	S$	S$	US$
Amount due to shareholders	Mr and Mrs Zhang(1)	(25,823)	(186,950)	(72,783)	(53,297)
Amount due to director	Ms Ang(2)	(77,000)	(8,600)	—	—
Advance to	Zhikai International Trade (Shanghai) Co., Ltd(3)	106,663	65,475	124,961	91,507
Advance to	PTH Safety Equipment Sdn Bhd(4)	143,945	152,843	150,316	110,073
Total		147,785	22,768	202,494	148,283

(1)	On April 1, 2020, the Company entered into a shareholder loan agreement with, Mr Zhang, and Mrs Zhang, directors and shareholders of the Company, to provide shareholder loan facility of up to S$1,000,000. The repayment terms of the loan will be earlier of (i) within 14 days from the date of demand determined by shareholders, (ii) listing of the Company on an internationally recognized stock exchange, or (iii) September 30, 2024.

(2)	On April 1, 2019, the Company entered into an accounting service agreement with Greenly Trading Company, whose shareholder is Ms Ang, to provide accounting services to the Company.

(3)	On April 1, 2021, the Company entered into a sales and supply service agreement with Zhikai International Trade (Shanghai) Co.,Ltd, whose shareholder and director is Mr Zhang, to provide products supplies services to the Company. The balances due from Zhikai International Trade (Shanghai) Co.,Ltd represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

(4)	On April 1, 2021, the Company entered into a sales and supply service agreement with PTH Safety Equipment Sdn Bhd, whose shareholders and directors are Mr Zhang and Mr Huang, to provide products supplies services to PTH Safety Equipment Sdn Bhd. The balances due from PTH Safety Equipment Sdn Bhd. represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

b. Related party transactions

		As of
Nature	Name	March 31, 2022	March 31, 2023	September 30, 2022	September 30, 2023	September 30, 2023
		S$	S$	S$	S$	US$
Accountancy fees	Greenly Trading Company	(55,600)	(74,100)	(35,650)	(293,300)	(214,777)
Sales to	PTH Safety Equipment Sdn Bhd	252,199	248,761	127,225	99,605	72,939
Purchases from	PTH Safety Equipment Sdn Bhd	(55,178)	(147,437)	(21,262)	(92,586)	(67,798)
Purchases from	Zhikai International Trade (Shanghai) Co., Ltd	(344,303)	(459,691)	(240,249)	(465,582)	(340,936)

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, as amended from time to time, the Companies Act and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value US$0.0001 per share. As of the date of this prospectus, 12,500,000 Ordinary Shares are issued and outstanding.

Immediately upon the completion of this offering, we will have 14,500,000 Ordinary Shares issued and outstanding, assuming the underwriters’ over-allotment option is not exercised. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Amended and Restated Memorandum and Articles of Association

We have adopted the Amended and Restated Memorandum of Association on October 3, 2023, with immediate effect and we have adopted the Amended and Restated Articles of Association on October 3, 2023 to take effect immediately prior to completion of this offering. The following are summaries of certain material provisions of the Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board. Our Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; or

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we shall not hold a general meeting in each year as our annual general meeting, unless required by the Companies Act, in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our Board in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our Board or by a majority of our Board. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our Board. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our Board may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our Board may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of Nasdaq, be suspended and the register closed at such times and for such periods as our Board may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine. The period of thirty (30) days may be extended for a further period or periods not exceeding thirty (30) days in respect of any year if approved by our shareholders by ordinary resolution.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our Board. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our Board. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorizes our Board to issue additional ordinary shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Our Amended and Restated Memorandum and Articles of Association also authorizes our Board to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Amended and Restated Memorandum and Articles of Association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

History of Securities Issuances

Other than the issuance of securities in connection with the reorganization, we have not issued any securities in the past three years.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow the Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the majority independent Director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

●	the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules; and

●	the requirement under Section 5605(b)(2) of the Nasdaq listing rules that the independent Directors have regularly scheduled meetings with only the independent Directors present.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Our Amended and Restated Articles of Association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Amended and Restated Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Amended and Restated Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our Board, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board. Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the Board approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

1. Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.rectitude.com.sg or through phone number +65 (6749 6647).

2. AML

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

SHARES ELIGIBLE FOR FUTURE SALE

We have 14,500,000 Ordinary Shares issued and outstanding, assuming the underwriters’ over-allotment option is not exercised.

All of the Ordinary Shares sold in this offering by the Company are freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares, and while we plan to apply to list our Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

We have agreed with the underwriter, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to (1) offer, sell, issue, pledge, contract to sell, contract to purchase, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any other securities so owned convertible into or exercisable or exchangeable for Ordinary Shares, (2) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, or (3) file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or publicly disclose the intention to take any such action.

Furthermore, each of our Directors and Executive Officers and our 10% or greater shareholders has also entered into a similar lock-up agreement with the underwriter for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares, and securities that are substantially similar to our Ordinary Shares.

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Ordinary Shares; or

●	The average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands).

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we have received the approval letter from Nasdaq to list the Ordinary Shares on the Nasdaq Capital Market, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

In connection with this offering, we have entered into an underwriting agreement with Alliance Global Partners (the “Underwriter”) as the sole underwriter, with respect to the Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell to the Underwriter, the number of Ordinary Shares listed next to its name in the following table.

Underwriter	Number of Shares
Alliance Global Partners	2,000,000
Total	2,000,000

The Underwriter is committed to purchase all the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. The Underwriter is not obligated to purchase Ordinary Shares covered by the Underwriter’ over-allotment option to purchase Ordinary Shares as described below. The Underwriter is offering the Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Underwriter is expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. The Underwriter intends to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

Over-Allotment Option

Pursuant to the underwriting agreement, we have agreed to grant to the Underwriter an option to purchase from us up to an additional 300,000 Ordinary Shares, representing 15% of the Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The Underwriter may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the Underwriter exercise the option, the Underwriter will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Fees, Commissions and Expense Reimbursement

We have agreed to pay the Underwriter a fee equal to seven percent (7%) of the gross proceeds of the offering. The Underwriter propose initially to offer the Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Ordinary Shares offered by us are not sold at the offering price, the Underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Underwriter, the an initial public offering price of $4.00 per Ordinary Share:

	Per Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$4.00	$8,000,000	$9,200,000
Underwriting fees and commissions (7.0%)	$0.28	$560,000	$644,000
Non-accountable expense allowance (1.0%)	$0.04	$80,000	$92,000
Proceeds, before expenses, to us	$3.68	$7,360,000	$8,464,000

In addition, we have agreed to pay to the Underwriter certain accountable expenses not to exceed the total amount of $200,000 (the “Accountable Expense”), including the Underwriter’s legal fees, background check expenses, and all other expenses related to the offering. We have agreed to non-accountable expenses including, but not limited to background check(s), tombstones, marketing related expenses; i.e. roadshow, travel, et al. and any other expenses incurred by the Underwriter in connection with the Transaction (as defined below).

In addition, we have agreed to pay the Underwriter for its reasonable fees and expenses in connection with the performance of its investment banking services for the purpose of a financing activity (the “Transaction”), regardless of whether the Transaction is successfully closed. We have paid the Underwriter an advance of $100,000 upon signing of the engagement agreement, which was applied towards the Accountable Expense, (the “Cash Advance”) and have paid $50,000 upon public filing of the Registration Statement with the SEC and will pay another $50,000 upon closing of the public offering, each of which will be applied to the remaining outstanding Accountable Expense. If the engagement agreement is terminated or the proposed initial public offering does not occur, the Cash Advance will be refunded to the extent not actually incurred.

We have agreed to issue to the Underwriter and to register herein warrants to purchase up to 100,000 Ordinary Shares (equal to five percent (5%) of the total amount of Ordinary Shares sold in this offering, the “Underwriter’s Warrants”) and to also register herein such underlying ordinary shares. The Underwriter’s Warrants will be exercised at any time, and from time to time, in whole or in part, commencing from six (6) months after the commencement of sale of the offering and expiring four and a half years from the commencement of sales of the offering. The Underwriter’s Warrants are exercisable at a per share price of 130% of the offering price of the ordinary shares offered hereby. The Underwriter’s Warrants will not be exercisable or convertible more than five years from the commencement of sales of the public offering pursuant to 5110(g)(8)(A).

The Underwriter’s Warrants shall not be redeemable. The Underwriter’s Warrants may be exercised as to all or a lesser number of shares, and will contain provisions for one demand registration of the sale of the underlying ordinary shares at our expense, and unlimited “piggyback” registration rights at our expense. However, the Underwriter’s Warrants will not be registered more than five years from the commencement of sales of the public offering pursuant to FINRA Rule 5110(g)(8)(C).

The Underwriter’s Warrants nor any of our Ordinary Shares issued upon exercise of the Underwriter’s Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of six (6) months immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Underwriter’s Warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefor subject to FINRA Rule 5110(e)(1).

Restrictions on Sale of Securities

The Company has agreed in the underwriting agreement that it will not, for a period of 6 months from the closing of this offering, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC any registration statement relating to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Lock-Up Agreements

In addition, each of our directors, officers and 10% or greater holder of outstanding Ordinary Shares of the Company prior to the offering have agreed that for a period of 6 months from the commencement of our first day of the public sale of its Ordinary Shares (the “Lock-Up Period”), subject to certain exceptions, not to directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares, or Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares or Ordinary Shares of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the Underwriter to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the Ordinary Shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Underwriter of the Ordinary Shares in excess of the number of Ordinary Shares the Underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Ordinary Shares over-allotted by the Underwriter is not greater than the number of Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Ordinary Shares involved is greater than the number of Ordinary Shares in the over-allotment option. The Underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing Ordinary Shares in the open market.

●	Syndicate covering transactions involve purchases of Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Ordinary Shares to close out the short position, the Underwriter will consider, among other things, the price of our Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase Ordinary Shares through the over-allotment option. If the Underwriter sell more Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Ordinary Shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there could be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Ordinary Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the Ordinary Shares who are the Underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our Ordinary Shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of Ordinary Shares. As a result, the price of Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the Ordinary Shares we are offering in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Internet sites or through other online services maintained by one or more of the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The Underwriter and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriter and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the Underwriter and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Underwriter and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the Underwriter and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities. In the opinion of the Securities and Exchange Commission, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Listing

We have received Nasdaq’s approval to list our Ordinary Shares on Nasdaq under the symbol “RECT.”

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Ordinary Shares you undertake to us that you will not, for a period of 12 months from the date of issue of the Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the Ordinary Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Ordinary Shares are made. Any resale of the Ordinary Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing Ordinary Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the Ordinary Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that the Underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory Rights of Action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment. Canadian purchasers of Ordinary Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Ordinary Shares in their particular circumstances and about the eligibility of the Ordinary Shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the Ordinary Shares or our Ordinary Shares. This prospectus does not constitute a public offer of the Ordinary Shares or Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Neither Ordinary Shares nor Ordinary Shares have been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no Ordinary Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Ordinary Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriter for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the Underwriter to obtain copies of this prospectus are required by us and the Underwriter to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Ordinary Shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC includes only mainland China.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Sections 275 and 276, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where our Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities and securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA

The Ordinary Shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Purchasers are advised to seek legal advice prior to any resale of the securities.

Notice to Prospective Investors in Switzerland

The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Ordinary Shares.

Notice to Prospective Investors in United Arab Emirates

The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, the FINRA filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	2,152
Nasdaq Listing Fee	US$	75,000
FINRA Filing Fee	US$	2,687
Legal Fees and Expenses	US$	442,000
Accounting Fees and Expenses	US$	513,631
Printing and Engraving Expenses	US$	30,150
Miscellaneous Expenses	US$	296,357
Transfer Agent Expenses	US$	36,012
Underwriter Expenses	US$	200,000
Total Expenses	US$	1,597,989

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Ordinary Shares offered hereby will be opined upon for us by Conyers Dill & Pearman. The Crone Law Group is acting as U.S. securities counsel to A.G.P./Alliance Global Partners. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearman with respect to matters governed by the law of the Cayman Islands. Certain legal matters as to Singapore law will be passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS

The financial statements for each of the two financial years in the period ended March 31, 2023 and 2022 included in this prospectus have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of WWC, P. C. is located at 2010 Pioneer Court, San Mateo, CA 94403, U.S.A.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

RECTITUDE HOLDINGS LTD
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm	F-27
Unaudited Interim Condensed Consolidated Balance Sheet as of March 31, 2023 and September 30, 2023	F-28
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended September 30, 2022 and 2023	F-29
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended September 30, 2022 and 2023	F-30
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2022 and 2023	F-31
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of
Rectitude Holdings Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rectitude Holdings Limited and its subsidiaries (the “Company”) as of March 31, 2022 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2023, and the results of its operations and its cash flows in each of the years for the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of our management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2023.

San Mateo, California
November 2, 2023, except for Note 1, 14 and 20, as to which the date is January 16, 2024

RECTITUDE HOLDINGS LTD
CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Assets
Current assets
Cash and cash equivalents	1,141,709	2,432,557	1,829,816
Accounts receivable, net	9,389,367	10,918,435	8,213,055
Inventories, net	5,620,546	5,781,804	4,349,183
Other receivables	377,777	431,134	324,307
Advances to related parties	250,608	218,318	164,223
Total current assets	16,780,007	19,782,248	14,880,584

Non-current assets
Financial instrument	220,249	221,791	166,835
Property, plant and equipment, net	6,642,629	6,112,541	4,597,970
Right-of-use assets – operating leases	1,610,275	2,580,422	1,941,043
Total non-current assets	8,473,153	8,914,754	6,705,848
Total assets	25,253,160	28,697,002	21,586,432

Liabilities and shareholders’ equity
Current liabilities
Bank loans, current portion	1,143,343	381,083	286,658
Finance lease liabilities, current portion	207,832	211,119	158,808
Accounts payable	6,076,230	6,670,883	5,017,966
Operating lease liabilities, current portion	558,099	670,186	504,127
Other payables	595,927	429,637	323,181
Amount due to shareholders	25,823	186,950	140,627
Amount due to a director	77,000	8,600	6,469
Provision for income taxes	491,454	1,045,383	786,357
Dividend payable	1,000,000	2,000,000	1,504,438
Total current liabilities	10,175,708	11,603,841	8,728,631

Non-current liabilities:
Bank loans, non-current portion	3,793,500	3,415,360	2,569,099
Finance lease liabilities, non-current portion	712,468	494,006	371,601
Operating lease liabilities, non-current portion	1,116,955	1,952,445	1,468,666
Deferred tax liabilities	1,446	1,446	1,088
Total non-current liabilities	5,624,369	5,863,257	4,410,454
Total liabilities	15,800,077	17,467,098	13,139,085
Commitments and contingencies (Note 19)	—	—	—
Shareholders’ equity
Ordinary shares, US$0.0001 par value, authorized 500,000,000 shares, issued 12,500,0000 shares outstanding as of March 31, 2022 and 2023, respectively*	1,707	1,707	1,250
Additional paid-in capital	3,377,293	3,377,293	2,540,498
Retained earnings	6,074,083	7,850,904	5,905,599
Total shareholders’ equity	9,453,083	11,229,904	8,447,347
Total liabilities and shareholders’ equity	25,253,160	28,697,002	21,586,432

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements

RECTITUDE HOLDINGS LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years ended March 31,
	2022	2023	2023
	S$	S$	US$
Revenue	29,813,611	37,643,696	28,316,305
Cost of revenue	(21,069,733)	(25,503,026)	(19,183,862)
Gross profit	8,743,878	12,140,670	9,132,443

Operating expenses
Selling and marketing expenses	(1,650,101)	(2,104,824)	(1,583,289)
Research and development expenses	(89,067)	(83,684)	(62,949)
General and administrative expenses	(4,500,000)	(5,169,398)	(3,888,519)
Total operating expenses	(6,239,168)	(7,357,906)	(5,534,757)

Income from operations	2,504,710	4,782,764	3,597,686

Other income (expense)
Other income, net	130,493	156,878	118,007
Interest expense	(119,180)	(142,496)	(107,188)
Total other income, net	11,313	14,382	10,819

Income before income tax	2,516,023	4,797,146	3,608,505

Income tax expense	(439,015)	(870,325)	(654,675)
Net income and comprehensive income	2,077,008	3,926,821	2,953,830

Weighted average number of ordinary shares
Basic and diluted*	12,500,000	12,500,000	12,500,000
Earnings per share
Basic and diluted	0.17	0.31	0.24

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

RECTITUDE HOLDINGS LTD
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional		Total
	Number of shares	Amount	paid-in capital	Retained earnings	shareholders’ equity
		S$	S$	S$	S$
Balance as at April 1, 2021*	12,500,000	1,707	3,377,293	5,947,075	9,326,075
Net income	—	—	—	2,077,008	2,077,008
Dividends distribution	—	—	—	(1,950,000)	(1,950,000)
Balance as at March 31, 2022	12,500,000	1,707	3,377,293	6,074,083	9,453,083
Net income	—	—	—	3,926,821	3,926,821
Dividends distribution	—	—	—	(2,150,000)	(2,150,000)
Balance as at March 31, 2023	12,500,000	1,707	3,377,293	7,850,904	11,229,904
Balance as at March 31, 2023 (US$)		1,250	2,540,498	5,905,599	8,447,347

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

RECTITUDE HOLDINGS LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,
	2022	2023	2023
	S$	S$	US$
Cash flows from operating activities
Net income	2,077,008	3,926,821	2,953,830

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	530,927	540,105	406,277
Amortization of right-of-use assets	553,724	667,660	502,227
Operating lease modifications	—	(53,991)	(40,613)
Property, plant and equipment write-off	—	3,534	2,658
Bad debts write-off	—	2,563	1,928
Loss/(Gain) on disposal of property, plant and equipment	3,723	(386)	(290)
Allowance for inventories write-down	157,322	256,919	193,259
Allowance for expected credit losses – third parties	319,912	214,169	161,102
Fair value change in financial instrument	(5,758)	(1,542)	(1,160)

Changes in operating assets and liabilities
Accounts receivable, net	(1,845,394)	(1,745,800)	(1,313,224)
Other receivables	118,433	(53,357)	(40,137)
Advances to related parties	(196,585)	32,290	24,289
Inventories	(658,436)	(418,177)	(314,561)
Accounts payable	915,247	594,653	447,309
Other payables	(55,905)	(234,690)	(176,538)
Finance lease liabilities – interest portion of lease payment	(34,919)	(41,225)	(31,010)
Operating lease liabilities	(538,980)	(636,239)	(478,590)
Income tax payable	(16,642)	553,929	416,677
Net cash provided by operating activities	1,323,677	3,607,236	2,713,433

Cash flows from investing activities:
Purchases of property, plant and equipment	(189,754)	(13,551)	(10,193)
Proceeds from disposal of property, plant and equipment	1,093	386	290
Net cash used in investing activities	(188,661)	(13,165)	(9,903)

Cash flows from financing activities:
Advances from shareholders, net	503,944	161,127	121,202
Dividends paid	(950,000)	(1,150,000)	(865,052)
Repayments of bank loans	(390,086)	(1,140,400)	(857,831)
Payments for finance lease liabilities – principal portion	(167,400)	(173,950)	(130,849)
Net cash used in financing activities	(1,003,542)	(2,303,223)	(1,732,530)
Net changes in cash and cash equivalents	131,474	1,290,848	971,000
Cash and cash equivalents at beginning of the year	1,010,235	1,141,709	858,816
Cash and cash equivalents at end of the year	1,141,709	2,432,557	1,829,816

Supplement disclosures of cash flow information
Income taxes paid	(455,656)	(316,396)	(237,999)
Interest paid	(119,180)	(142,496)	(107,188)

The accompanying notes are an integral part of these consolidated financial statements.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND ORGANIZATION

Rectitude Holdings Ltd (the “Company” or “Rectitude”) was incorporated as an exempted limited liability company under the laws of the Cayman Islands on June 1, 2023. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), primarily engages wholesale and supply of safety products in Singapore. The Company is principally engaged in investment holding.

As of the date of this report, subsidiaries of the Company include the following entities:

Entity	Date of incorporation	Place of incorporation	Ownership	Principal activities
Rectitude Pte. Ltd. (“RPL”)	December 26, 1997	Singapore	100%	Wholesale of safety products
Alturan Supplies Pte. Ltd. (“ALS”)	September 15, 2009	Singapore	100%	Supply of safety products
P.T.H. Pte. Ltd. (“PTH”)	November 3, 2008	Singapore	100%	Supply of safety products

On January 3, 2024, the Company completed its group reorganization (the “Reorganization”) of entities under the common control of its existing shareholders, who collectively owned all the equity interests of RPL, ALS and PTH. The existing shareholders entered into a share swap arrangement with the Company, in which, Mr Zhang Jian and Ms Xu Yukai (collectively “Mr and Mrs Zhang”), Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd., transfer their existing 3,300,000 ordinary shares in RPL, ALS and PTH to the Company, in exchange for 12,499,000 ordinary shares in the Company. The Company issued 12,499,000 ordinary shares on January 2, 2024. The economic interests for Mr and Mrs Zhang, Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd. remain materially the same before and after the Reorganization.

As the Company and its subsidiaries were under the same control of the shareholders and their entire equity interests were also ultimately held by the shareholders immediately prior to the Reorganization, the consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows are prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company. The ordinary shares of the Company are presented on a retroactive basis to reflect the Reorganization completed on January 3, 2024.

Note 2 — Summary of Significant Accounting Policies

Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation. Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates estimates, including but not limited to, those related to allowance for accounts receivable, impairment assessment of inventories, impairment assessment of long-lived assets, fair value of financial instrument and incremental borrowing rate of operating leases. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable. As a result, management makes judgments regarding the carrying values of the Company’s assets and liabilities that are not readily apparent from other sources. Authoritative pronouncements, historical experience and assumptions are used as the basis for making estimates. Actual results may differ from these estimates.

Foreign currency translation

The accompanying consolidated financial statements are presented in the Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currency of the Company in the Cayman Islands is United States Dollars (“US$”), its other subsidiaries which are incorporated in Singapore are Singapore Dollars (“S$”),which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of operations and comprehensive income during the year in which they occur.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2023	March 31, 2022
Year-end spot rate	S$1 = US$1.3294	S$1 = US$1.3539
Average rate	S$1 = US$1.3739	S$1 = US$1.3485

Convenience translation

Translations of amounts in the consolidated balance sheet, consolidated statements of operations and comprehensive income and consolidated statements of cash flows from S$ into US$ as of and for the year ended March 31, 2023 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = S$1.3294, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the S$ amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and cash equivalents

The Company considers cash equivalents to be short-term, that are readily convertible to cash and have a maturity of three months or less at the time of purchase. Cash and cash equivalents consist of cash on hand, demand deposit placed with financial institutions, which is unrestricted as to withdrawal and use. Management believes that the banks and other financial institutions are of high credit quality and continually monitors the credit worthiness of these banks and financial institutions.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Management reviews the adequacy of the allowance for expected credit loss on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance for expected credit loss when it is considered necessary. Allowance for expected credit loss is write-off after all means of collection have been exhausted and the potential for recovery is considered remote. Management continues to evaluate the reasonableness of the allowance for expected credit loss policy and update, if necessary.

Allowance for expected credit losses was S$319,912 and S$214,169 (US$161,102) as of March 31, 2022 and 2023, respectively.

Inventories, net

Inventories, net which comprise mainly of safety products available for sale, and are primarily stated at the lower of cost (on first-in, first-out basis) or net realizable value. Inventories valuation allowance is based on management’s estimate of future consumption for safety products and historical sales volumes.

The inventories valuation allowance, representing a write-down of inventories were S$157,322 and S$256,919 (US$193,259) as of March 31, 2022 and 2023, respectively.

Other receivables

Other receivables primarily consist of prepaid expenses for insurance and refundable deposits for leases. These amounts bear no interest. Management reviews its prepayments and refundable deposits placed with counterparties on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of March 31, 2022 and 2023, no allowance was deemed necessary. Management believes that these counterparties are of high credit quality and continually monitors the credit worthiness of these counterparties.

Financial instrument

The Company has purchased a life insurance policy for one of the shareholders of the Company. The policy is recorded at its cash surrender value in accordance with FASB ASC 325-30, Investments in Insurance Contracts. ASC 325-30 permits a reporting entity to account for its investment in life insurance policy using either the investment method or the fair value method. The Company elected to use the fair value method to account for its life insurance policy. The Company initially record the purchase of life insurance policy at the purchase price, which is the amount paid for the policy, inclusive of all direct external fees and costs associated with the purchase. At each subsequent reporting period, the Company re-measure the investment at fair value in its entirety and recognize the change in fair value as gain or loss in the current period in our consolidated statements of operations and comprehensive income.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Property, plant and equipment, net

Property, plant and equipment are stated at cost, less accumulated depreciation, and impairment loss, if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Useful life
Office equipment	5 years
Motor vehicles	5 years
Computer	1 years
Machinery	5 years
Furniture, fixtures and fittings	5 years
Leasehold building and leasehold improvement	lesser of lease term or expected useful life

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

The Company’s long-lived assets with finite lives, including property, plant and equipment, net are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2022 and 2023, no impairment of long-lived assets was recognized.

Fair value measurement

Accounting guidance defines fair value as the price would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Cash and cash equivalents, accounts receivable, net, other receivables, financial instrument, bank loans — current portion, operating lease liabilities — current portion, finance lease liabilities — current portion, accounts payable, other payables, amount due to shareholders and amount due to director are financial assets and liabilities and are subject to fair value measurement. The Company’s financial assets and liabilities are short-term in nature, therefore, management believes their carrying value approximate their fair value.

Leases

The Company determines if an arrangement is a lease at inception. A lease is classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exists: a) The lease transfers ownership of the underlying asset to the lessee by the end of the lease term, b) The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise, c) the lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset, d) the present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; and e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Finance lease assets are included in property, plant and equipment, net, and finance lease liabilities are included in current and non-current finance lease liabilities.

Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities and non-current operating lease liabilities, in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to April 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

Lease modification arose from the Company’s renegotiation and modification of certain existing operating lease contracts for certain outlets by extending the lease term for another 2 to 3 years at revised lease payments during the year ended 31 March 2023. As these extensions are not part of the terms and conditions of the original operating lease contracts, it is accounted for as operating lease modifications with an addition to ROU of S$1,637,807 (US$1,231,990). The corresponding remeasurement to operating lease liabilities of S$1,583,816 (US$1,191,377).

Revenue recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on April 1, 2021 using the modified retrospective approach. The Company’s accounting for revenue recognition remains substantially unchanged prior to adoption of ASC 606. There were no cumulative effect adjustments for prior to April 1, 2020. The effect from the adoption of ASC 606 was not material to the Company’s financial statements.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the client.

Revenue for sales of products which are primarily safety equipment and auxiliary products are recognized at a point in time when the Company has satisfied its performance obligation. The key performance obligation of the Company is delivery of goods or collection by customer has occurred, evidenced by the acceptance of products by customers, whereby physical and legal control of the products is passed from the Company to its customer, and there’s no fulfilled obligation from the Company.

Upon local customers’ acceptance/acknowledgement on the acceptance of goods, control of the goods is passed from the Company to the customer, at which the Company believes it has satisfied its performance obligation to recognize revenue. For overseas customers, control of the goods is passed to the customer in accordance with terms and conditions ie. Free on Board (“FOB”), as stipulated in the respective contracts with customers. No element of financing is deemed present as typical payment terms range from 30 to 120 days from the date of issuance of invoice.

The Company is a principal and records revenue on a gross basis as the Company is primarily responsible for fulfilling the goods or services to the customers, is subject to inventory risk, has discretion in establishing pricing and the ability to direct the control of the promised goods before transferring those goods to the customers.

A large portion of the revenue comes from the sale of safety products. Customer returns have historically represented a small percentage of customer sales on an annual basis. The right of return recognized in the statement of operations and comprehensive income, net of revenue were S$46,594 and S$106,263 (US$79,933) during the fiscal years ended March 31, 2022 and 2023, respectively. The Company does not provide warranty but gives customers one week of validation period for right of return.

Cost of revenue

Cost of revenue of safety products and other emerging products, which are directly related to revenue-generating transactions, primarily consist of cost of purchasing of products, net of discount received, and freight and handling charges.

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, amortization of ROU — operating leases, rental expenses, media expenses for online and traditional advertising, as well as labor costs. For the fiscal years ended March 31, 2022 and 2023, the Company’s selling and marketing expenses were S$1,650,101 and S$2,104,824 (US$1,583,289), respectively.

Research and development expenses

Research and development expenses primarily consist of compensation cost to engineering, design and product development employees. For the fiscal years ended March 31, 2022 and 2023, the Company’s research and development expenses were S$89,067 and S$83,684 (US$62,949), respectively.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

General and administrative expenses

General and administrative expenses consist primarily of motor vehicle running expenses, travelling and entertainment and general administrative expenses such as of staff costs, depreciation, legal and professional fees and other miscellaneous administrative expenses.

Employee benefit

Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grants

Government grants are compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants, which are covid related and non-covid related grants, are recognized when received and all the conditions for their receipt have been met and are recorded as part of “other income”. The total grants received were S$116,665 and S$100,556 (US$75,641) for the years ended March 31, 2022 and 2023, respectively from the Singapore Government. Out of the total grants, the covid related grants are of S$49,204 and S$Nil for the years ended March 31, 2022 and 2023, which are non-recurring basis.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated and unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended March 31, 2022 and 2023. The Company had no uncertain tax positions for the years ended March 31, 2022 and 2023. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Related parties’ transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average number of ordinary shares outstanding for the period. Diluted EPS presents the diluted effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended March 31, 2022 and 2023, there were no dilutive shares.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in consolidated financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are located in Singapore, no geographical segments are presented.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning April 1, 2023 as the Company is qualified as an emerging growth company. The Company has adopted this standard on April 1, 2023, the adoption did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company has adopted of this standard on April 1, 2022, the adoption did not have a material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on April 1, 2023 and the Company does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Revenue

The following table presents the Company’s revenue disaggregated by product categories for the years ended March 31, 2022 and 2023, respectively:

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Sales of products – at a point in time
Safety equipment	17,126,386	24,468,513	18,405,682
Auxiliary products	12,687,225	13,175,183	9,910,623
Total revenue	29,813,611	37,643,696	28,316,305

Note 4 — OTHER INCOME, NET

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Gain on foreign currency exchange, net	123	403	303
Operating lease modifications	—	53,991	40,613
(Loss)/Gain on disposal of property, plant and equipment	(3,723)	386	290
Rental income	11,670	—	—
Fair value change in financial instrument	5,758	1,542	1,160
Government grants	116,665	100,556	75,641
Toal other income, net	130,493	156,878	118,007

Rental income includes short-term leasing of machineries to a third party customer for the year ended March 31, 2022.

Note 5 — INVENTORIES, NET

Inventories, net consist of the following:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Goods in transit	852,796	609,963	458,826
Inventories	5,258,880	5,919,889	4,453,053
Less: Inventories allowance	(491,130)	(748,048)	(562,696)
Inventories, net	5,620,546	5,781,804	4,349,183

Movements in inventories allowance are as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Inventories allowance, beginning	333,808	491,129	369,437
Additions	157,322	256,919	193,259
Inventories allowance, ending	491,130	748,048	562,696

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Accounts receivable – third parties	9,902,750	11,645,987	8,760,333
Less: Allowance for credit losses – third parties	(513,383)	(727,552)	(547,278)
Accounts receivable, net	9,389,367	10,918,435	8,213,055

As at the end of each reporting period, the aging analysis of accounts receivable, net of allowance for expected credit losses, based on due date is as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Within 30 days	3,463,139	3,557,013	2,675,653
Between 31 and 60 days	1,801,550	2,565,353	1,929,707
Between 61 and 90 days	1,288,958	1,131,820	851,377
Between 91 and 120 days	1,748,984	1,202,616	904,631
Over 120 days	1,086,736	2,461,633	1,851,687
Total accounts receivable, net	9,389,367	10,918,435	8,213,055

For the financial years ended March 31, 2022 and 2023, there’s no outstanding receivables past due more than one year from the end of the reporting period.

Movements of allowance for credit losses — third parties are as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Allowance for expected credit losses, beginning	193,471	513,383	386,176
Additions	319,912	214,169	161,102
Allowance for expected credit losses, ending	513,383	727,552	547,278

Note 7 — FINANCIAL INSTRUMENT

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Financial instrument, beginning	214,491	220,249	165,675
Net fair value change	5,758	1,542	1,160
Financial instrument, ending	220,249	221,791	166,835

On July 8, 2019, Rectitude Pte. Ltd., a wholly-owned subsidiary of the Company, entered into a life insurance policy (the “Policy”) with an insurance company to insure against death and terminal illness of a shareholder of the Company. Under the Policy, the beneficiary and policy holder is Rectitude Pte. Ltd. and the insured sum is US$1,000,000 for the shareholder. The Company can terminate the Policy on the occurrence of the earliest of the death of the shareholder insured or other terms pursuant to the contracts. The Company paid the total insurance premium of US$182,595 at the inception of the policy. The fair value is based on the redemption value quoted by the insurance company. The insurance policy is pledged to the bank as security for the Company’s bank loans (Note 10).

This Policy is recorded in the consolidated financial statements as “financial instrument”, represented by the total cash surrender value of the contract stated in the annual statement of the policy (Level 3). Changes in the cash value is recognized as “other income” in the consolidated statements of operations and comprehensive income.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Leasehold buildings and leasehold improvement	7,742,074	7,742,074	5,823,736
Computers	57,538	63,589	47,833
Office equipment	51,185	47,069	35,406
Machinery	447,983	447,983	336,981
Furniture, fixtures & fittings	51,382	57,581	43,314
Motor vehicles	2,092,688	2,045,883	1,538,952
Subtotal	10,442,850	10,404,179	7,826,222
Less: Accumulated depreciation and amortization	(3,800,221)	(4,291,638)	(3,228,252)
Property, plant and equipment, net	6,642,629	6,112,541	4,597,970

Depreciation expenses of owned assets for the years ended March 31, 2022 and 2023 amounted to S$318,653 and S$287,043 (US$215,919), respectively. Certain leasehold properties are pledged to the banks for the Company’s bank loans (Note 10).

No impairment loss had been recognized during the years ended March 31, 2022 and 2023, respectively.

The carrying value of property, plant and equipment on finance lease arrangements held by the Company are summarized as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Motor vehicles	1,973,510	1,973,510	1,484,512
Less: Accumulated amortization	(1,077,478)	(1,330,540)	(1,000,858)
Motor vehicles, net	896,032	642,970	483,654

Amortization expenses of assets under finance lease arrangements for the years ended March 31, 2022 and 2023 amounted to S$212,274 and S$253,062 (US$190,358), respectively.

Note 9 — RIGHT-OF-USE ASSETS — OPERATING LEASES

Amounts relating to right-of-use assets on operating lease held by us and the associated accumulated amortization are summarized as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Leasehold buildings	2,693,794	3,259,151	2,451,595
Less: Accumulated amortization	(1,083,519)	(678,729)	(510,552)
Right-of-use assets – operating leases	1,610,275	2,580,422	1,941,043

Amortization expenses of right-of-use assets — operating leases for the years ended March 31, 2022 and 2023 amounted to S$553,724 and S$667,660 (US$502,227), respectively.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — BANK LOANS

Long-term and short-term bank loans are as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Total bank loans	4,936,843	3,796,443	2,855,757
Less: current portion of bank loans	(1,143,343)	(381,083)	(286,658)
Long-term bank loans	3,793,500	3,415,360	2,569,099

Bank loans comprised of the following:

Loan	Principal amount		Maturity date	Interest Rate	Repayment method	March 31, 2022	March 31, 2023	March 31, 2023
						S$	S$	US$
				Fixed at 1.68% for first 2 years.

Mortgage loan I	S$	3,270,400	July 31, 2030	Subsequent years- 1.30% to 2.00% over the applicable 3-month Compounded Singapore Overnight Rate Average (“SORA”)	Monthly repayment	1,777,751	1,565,924	1,177,918

Mortgage loan II	S$	1,062,500	May 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	783,555	743,685	559,414

Mortgage loan III	S$	887,000	March 31, 2031	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	805,159	722,999	543,854

Mortgage loan IV	S$	907,000	August 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	711,386	670,573	504,418

Term loan I	US$	182,595	April 12, 2022	Fixed at 1.69%	Monthly repayment	34,407	—	—

Term loan II	S$	960,000	August 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	79,587	75,001	56,417

Term loan III	S$	200,000	August 31, 2036	1.30% to 2.0% over the applicable 3-month SORA	Monthly repayment	19,352	18,261	13,736

Trust receipts	S$	1,000,000	N/A	Prevailing Cost of Funds plus 1.50%	Upon 90 to 120 days	725,646	—	—
Total bank loans						4,936,843	3,796,443	2,855,757

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — BANK LOANS (cont.)

For the years ended March 31, 2022 and 2023, the effective interest rate of the Company’s bank loans ranged from 1.68% to 3.96% and 1.50% to 4.44%, respectively.

Interest expenses arising from the Company’s bank loans for the years ended March 31, 2022 and 2023 amounted to S$84,261 and S$101,271 (US$76,178) respectively.

The Company’s bank loans are secured by the following — existing first legal mortgages over certain properties of the Company, existing joint and several guarantees from a director and shareholders of the Company, Mr and Mrs Zhang, and existing first legal assignment over an insurance policy for a shareholder of the Company.

The maturity dates for the Company’s outstanding bank loans as of March 31, 2023 are as follows:

	SGD	USD
2024	484,519	364,464
2025	478,346	359,821
2026	474,948	357,265
2027	471,547	354,707
2028	468,169	352,166
Thereafter	2,114,426	1,590,511
Total bank loans	4,491,955	3,378,934
Less: Imputed interest	(695,512)	(523,177)
Present value of bank loans	3,796,443	2,855,757

The Company’s bank loan agreements contain certain covenants, which require compliance with certain financial ratios. As of March 31, 2022 and 2023, the Company were in compliance with all the financial covenants under its existing loan agreements.

Note 11 — TAXES

Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by the Company entities to their shareholders, no Cayman Islands withholding tax will be imposed. Accordingly, the Company do not accrue for taxes.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — TAXES (cont.)

Singapore

The following table reconciles Singapore statutory rates to the Company’s effective tax rate:

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Income before tax	2,516,023	4,797,146	3,608,505
Singapore statutory income tax rate	17%	17%	17%
Income tax expense computed at statutory rate	427,724	815,515	613,446

Reconciling items:
Income not subject to tax in Singapore	(913)	(328)	(247)
Non-deductible expenses	133,295	121,264	91,217
Tax exemption and rebates	(28,659)	(47,489)	(35,722)
Utilization of prior year deferred tax assets not recognized	(92,432)	(18,637)	(14,019)
Income tax expenses	439,015	870,325	654,675

Note 12 — OTHER PAYABLES

The components of other payables are as follows:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Other payables

Current
Accrued expenses	333,599	426,693	320,966
Other payables	262,328	2,944	2,215
	595,927	429,637	323,181

Accrued expenses mainly consist of professional service fees and cost incurred for operating activities which are yet to bill.

Other payables mainly consist of payable for other services and utilities expenses.

Note 13 — Related party balances and transactions

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr Zhang Jian (“Mr Zhang”)	Shareholder and Director
Ms Xu Yukai (“Mrs Zhang”)	Shareholder
Mr Huang Dong (“Mr Huang”)	Shareholder and Director
Ms Ang Siew Sang (“Ms Ang”)	Director
PTH Safety equipment Sdn Bhd	Shareholder and director is Mr Zhang and Mr Huang
Zhikai International Trade (Shanghai) Co., Ltd	Shareholder and director is Mr Zhang
Greenly Trading Company	Shareholder is Ms Ang

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Related party balances and transactions (cont.)

a. Related party balances

		As of
Nature	Name	March 31, 2022	September 30, 2023	September 30, 2023
		S$	S$	US$
Amount due to shareholders	Mr and Mrs Zhang(1)	(25,823)	(186,950)	(140,627)

Amount due to director	Ms Ang(2)	(77,000)	(8,600)	(6,469)

Advances to	Zhikai International Trade (Shanghai) Co., Ltd(3)	106,663	65,475	49,252

Advances to	PTH Safety Equipment Sdn Bhd(4)	143,945	152,843	114,971
Total		147,785	22,768	17,127

(1)	On April 1, 2020, the Company entered into a shareholder loan agreement with, Mr and Mrs Zhang, directors and shareholders of the Company, to provide shareholder loan facility of up to S$1,000,000. The repayment terms of the loan will be earlier of (i) within 14 days from the date of demand determined by shareholders, (ii) listing of the Company on an internationally recognized stock exchange, or (iii) September 30, 2024.
(2)	On April 1, 2019, the Company entered into an accounting service agreement with Greenly Trading Company, whose shareholder is Ms Ang, to provide accounting services to the Company.
(3)	On April 1, 2021, the Company entered into a sales and supply service agreement with Zhikai International Trade (Shanghai) Co.,Ltd, whose shareholder is Mr Zhang, to provide products supplies services to the Company. The balances due from Zhikai International Trade (Shanghai) Co.,Ltd represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.
(4)	On April 1, 2021, the Company entered into a sales and supply service agreement with PTH Safety Equipment Sdn Bhd, whose shareholders and directors are Mr Zhang and Mr Huang, to provide products supplies services to PTH Safety Equipment Sdn Bhd. The balances due from PTH Safety Equipment Sdn Bhd. represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

b. Related party transactions

		For the years ended March 31,
Nature	Name	2022	2023	2023
		S$	S$	US$
Accountancy fees	Greenly Trading Company	(55,600)	(74,100)	(55,739)

Sales to	PTH Safety Equipment Sdn Bhd	252,199	248,761	187,123

Purchases from	PTH Safety Equipment Sdn Bhd	(55,178)	(147,437)	(110,905)

Purchases from	Zhikai International Trade (Shanghai) Co., Ltd	(344,303)	(459,691)	(345,788)

Note 14 — EQUITY

Ordinary shares

The Company was incorporated in the Cayman Islands on June 1, 2023, with an authorized share capital of US$50,000 divided into 50,000,000 ordinary shares of US$0.001 each.

On June 1, 2023, 100 ordinary shares of the Company were issued at par value of US$0.001.

On October 3, 2023, the Company’s shareholders and board of directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$50,000, divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — EQUITY (cont.)

On January 3, 2024, the Company completed the Reorganization (Note 1), resulting 12,500,000 ordinary shares issued and outstanding. The Company only has one class of ordinary shares that are accounted for as equity. The 12,500,000 ordinary shares issued and outstanding are presented on a retroactive basis for the periods presented to reflect the Reorganization completed on January 3, 2024.

Note 15 — DIVIDENDS

During the financial year ended March 31, 2022, the Company declared a final tax-exempt dividend of S$1,950,000 for financial year ended March 31, 2022, of which S$950,000 was settled during the financial year ended March 31, 2022. The dividend payable of S$1,000,000 was fully settled by May 2022.

During the financial year ended March 31, 2023, the Company declared a interim tax-exempt dividend of S$150,000 (approximately US$112,833) and a final tax-exempt dividend of S$2,000,000 (approximately US$1,504,438) for financial year ended March 31, 2023, of which S$1,150,000 was settled during the financial year ended March 31, 2023. The dividend payable of S$2,000,000 was fully settled by September 2023.

Note 16 — OPERATING LEASE LIABILITIES

The Company entered into various non-cancellable operating lease agreements for certain leasehold properties. The Company determine if an arrangement is a lease, or contains a lease, at inception and record the lease in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor. The lease terms may include one or more options to extend the lease terms, for periods from one to three years, when it is reasonably certain that the Company will exercise that option.

As of March 31, 2023, the options to extend the leases were recognized as ROU assets — operating leases and operating lease liabilities on the consolidated balance sheets. The Company has elected not to present short-term leases on the consolidated balance sheets as these leases have a lease term of 12 months or less at lease inception.

Future operating lease payments, excluding short-term leases, as of March 31, 2023, are detailed as follows:

Operating leases	S$	US$
2024	767,741	577,509
2025	741,341	557,651
2026	705,341	530,571
2027	382,221	287,514
2028	183,605	138,111
Thereafter	80,903	60,857
Total future lease payment	2,861,152	2,152,213
Less: Imputed interest	(238,521)	(179,420)
Present value of operating lease liabilities	2,622,631	1,972,793
Less: Current portion	(670,186)	(504,127)
Long-term portion of lease liabilities	1,952,445	1,468,666

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — OPERATING LEASE LIABILITIES (cont.)

The following table shows the weighted-average lease terms and discount rates for operating leases:

	2022	2023
Weighted average remaining lease term (Years)
Operating leases	3	2

Weighted average discount rate (%)
Operating leases	4%	3%

Note 17 — FINANCE LEASE LIABILITIES

The Company has entered into various non-cancellable finance lease agreements for certain Company’s vehicles. The Company determine if an arrangement is a lease, or contains a lease, at inception and record the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Finance leases are included in property, plant and equipment and current and non-current finance lease liabilities on the consolidated balance sheets.

Future finance lease payments as of March 31, 2023, are detailed as follows:

Finance leases	S$	US$
2024	238,740	179,585
2025	189,885	142,835
2026	146,686	110,340
2027	112,861	84,896
2028	56,074	42,180
Thereafter	46,391	34,897
Total future lease payment	790,637	594,733
Less: Imputed interest	(85,512)	(64,324)
Present value of finance lease liabilities	705,125	530,409
Less: Current portion	(211,119)	(158,808)
Long-term potion of finance lease liabilities	494,006	371,601

The following table shows the weighted-average lease terms and discount rates for operating leases and finance leases:

	2022	2023
Weighted average remaining lease term (Years)
Finance leases	4	3

Weighted average discount rate (%)
Finance leases	3%	5%

The components of the finance lease cost are as follows:

	For the years ended 31 March,
	2022	2023	2023
	S$	S$	US$
Finance lease cost:
Depreciation of property, plant and equipment	212,274	253,062	190,358
Interest on finance lease (Included in interest expense)	34,919	41,225	31,010
	247,193	294,287	221,368

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — CONCENTRATION AND RISKS

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Amount of the Company’s revenue
Customer A(1)	3,772,166	5,635,667	4,239,256
Customer B(2)	3,758,101	2,811,928	2,115,186

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable, net:

	As of March 31,
	2022	2023	2023
	S$	S$	US$
Amount of the Company’s accounts receivable, net
Customer A(1)	1,791,672	2,307,236	1,735,547
Customer B(2)	2,969,654	2,796,573	2,103,635

(1)	Customer is a multinational construction corporation based in Singapore.
(2)	Customer B is a multinational oil & gas corporation based in Singapore.

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Amount of the Company’s purchases
Supplier X(3)	2,286,299	3,131,654	2,355,690
Supplier Y(4)	3,458,437	3,940,606	2,964,199

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total accounts payable:

	For the years ended March 31,
	2022	2023	2023
	S$	S$	US$
Amount of the Company’s accounts payable
Supplier X(3)	516,766	818,925	616,011
Supplier Y(4)	839,264	705,095	530,386

(3)	Supplier X is a safety equipment manufactory corporation based in People’s Republic of China.
(4)	Supplier Y is an industrial hardware trading and manufactory corporation based in People’s Republic of China.

Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, investments, amount due from related parties and other current assets. As of March 31, 2023 and 2022, all of the Company’s cash and cash equivalents were held in financial institutions with high credit ratings and quality in Singapore. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

RECTITUDE HOLDINGS LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — CONCENTRATION AND RISKS (cont.)

Accounts receivable primarily comprise of amounts receivable from the product customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these customers and generally does not require collateral or other security from the customers. The Company has established a provision matrix applied on the portfolio segmented by factors such as geographic region and products that are considered to have similar credit characteristics and risk of loss. Historically, such losses have been within management’s expectations.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The Company ensures that it has sufficient cash and bank balances, and liquid assets to meet its expected operational expenses, including servicing for financial obligations and bank loans.

Note 19 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such a claim, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable.

In the opinion of management, there were no pending or threatened claim and litigation as of March 31, 2023 and 2022, and through the issuance date of these consolidated financial statements.

Note 20 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions that from March 31, 2023 up through January 16, 2024 which is the date that these consolidated financial statements are available to be issued, there were no other any material subsequent events that require disclosure in these consolidated financial statements except below:

On January 2, 2024, the Company issued additional 12,499,000 ordinary shares, in aggregate, to Mr and Mrs Zhang, Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd.. After the transaction, the Company has 12,500,000 ordinary shares issued and outstanding.

For the sake of undertaking a public offering of the Company’s ordinary shares, the Company has performed a series of reorganization transactions and the Reorganization is completed on January 3, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of

Rectitude Holding Ltd

Results of Review of Interim Financial Information

We have reviewed the unaudited interim condensed consolidated balance sheet of Rectitude Holdings Limited and its subsidiaries (the “Company”) as of September 30, 2023, and the related unaudited interim condensed consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the six-month periods ended September 30, 2022 and 2023, and the related notes (collectively referred to as the unaudited interim condensed financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of March 31, 2023, and the related statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated November 2, 2023, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2023, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2023.

San Mateo, California

January 16, 2024

RECTITUDE HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2023 AND SEPTEMBER 30, 2023

	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Assets
Current assets
Cash and cash equivalents	2,432,557	3,360,787	2,461,034
Accounts receivable, net	10,918,435	9,571,704	7,009,156
Inventories, net	5,781,804	5,945,577	4,353,820
Deferred initial public offering (“IPO”) costs	—	241,690	176,984
Other receivables	431,134	540,281	395,637
Advances to related parties	218,318	275,277	201,580
Total current assets	19,782,248	19,935,316	14,598,211

Non-current assets
Financial instrument	221,791	230,953	169,122
Property, plant and equipment, net	6,112,541	6,021,870	4,409,688
Right-of-use assets – operating leases	2,580,422	3,716,243	2,721,326
Total non-current assets	8,914,754	9,969,066	7,300,136
Total assets	28,697,002	29,904,382	21,898,347

Liabilities and shareholders’ equity
Current liabilities
Bank loans, current portion	381,083	380,716	278,790
Finance lease liabilities, current portion	211,119	185,977	136,187
Accounts payable	6,670,883	6,597,140	4,830,946
Operating lease liabilities, current portion	670,186	1,063,222	778,575
Other payables	429,637	738,964	541,128
Amount due to shareholders	186,950	72,783	53,297
Amount due to a director	8,600	—	—
Provision for income taxes	1,045,383	1,111,296	813,778
Dividend payable	2,000,000	—	—
Total current liabilities	11,603,841	10,150,098	7,432,701

Non-current liabilities:
Bank loans, non-current portion	3,415,360	3,224,116	2,360,952
Finance lease liabilities, non-current portion	494,006	419,191	306,965
Operating lease liabilities, non-current portion	1,952,445	2,782,260	2,037,390
Deferred tax liabilities	1,446	1,446	1,059
Total non-current liabilities	5,863,257	6,427,013	4,706,366
Total liabilities	17,467,098	16,577,111	12,139,067
Commitments and contingencies (Note 19)	—	—	—
Shareholders’ equity
Ordinary shares, US$0.0001 par value, authorized 500,000,000 shares, issued 12,500,0000 shares outstanding as of March 31, 2023 and September 30, 2023, respectively*	1,707	1,707	1,250
Additional paid-in capital	3,377,293	3,377,293	2,473,122
Retained earnings	7,850,904	9,948,271	7,284,908
Total shareholders’ equity	11,229,904	13,327,271	9,759,280
Total liabilities and shareholders’ equity	28,697,002	29,904,382	21,898,347

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

RECTITUDE HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS AND COMPREHENISVE INCOME FOR
THE SIX MONTHS ENDED SEPTEMBER 30 2022 AND 2023

	For the Periods ended September 30,
	2022	2023	2023
	S$	S$	US$
Revenue	18,494,837	20,483,795	14,999,850
Cost of revenue	(12,390,578)	(12,912,013)	(9,455,194)
Gross profit	6,104,259	7,571,782	5,544,656

Selling and marketing expenses	(1,314,591)	(1,913,781)	(1,401,422)
Research and development expenses	(38,692)	(48,291)	(35,362)
General and administrative expenses	(1,641,050)	(2,916,668)	(2,135,814)
Total operating expenses	(2,994,333)	(4,878,740)	(3,572,598)

Income from operations	3,109,926	2,693,042	1,972,058

Other income (expense)
Other income, net	106,942	37,187	27,231
Interest expense	(68,534)	(79,173)	(57,977)
Total other income, net	38,408	(41,986)	(30,746)
Income before income tax expense	3,148,334	2,651,056	1,941,312
Income tax expense	(604,966)	(553,689)	(405,455)
Net income and comprehensive income	2,543,368	2,097,367	1,535,857

Weighted average number of ordinary shares
Basic and diluted*	12,500,000	12,500,000	12,500,000
Earnings per share
Basic and diluted	0.20	0.17	0.12

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

RECTITUDE HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY FOR SIX MONTHS ENDED SEPTEMBER 30, 2022 AND 2023

	Ordinary shares		Additional		Total
	Number of shares	Amount	paid-in capital	Retained earnings	shareholders’ equity
		S$	S$	S$	S$
Balance as at April 1, 2022*	12,500,000	1,707	3,377,293	6,074,083	9,453,083
Net income	—		—	2,543,368	2,543,368
Balance as at September 30, 2022	12,500,000	1,707	3,371,293	8,617,451	11,996,451

Balance as at April 1, 2023	12,500,000	1,707	3,377,293	7,850,904	11,229,904
Net income	—	—	—	2,097,367	2,097,367
Balance as at September 30, 2023	12,500,000	1,707	3,377,293	9,948,271	13,327,271
Balance as at September 30, 2023 (US$)	12,500,000	1,250	2,473,122	7,284,908	9,759,280

*	Giving retroactive effect to the issuance of ordinary shares which are detailed in Note 1.

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

RECTITUDE HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS FOR SIX MONTHS ENDED SEPTEMBER 30, 2022 AND 2023

	September 30, 2022	September 30, 2023	September 30, 2023
	S$	S$	US$
Cash flows from operating activities
Net income	2,543,368	2,097,367	1,535,857

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	273,532	269,095	197,053
Amortization of right-of-use assets	317,326	415,364	304,162
Operating lease modifications	(38,682)	(7,025)	(5,144)
Bad debts write-off	—	28,542	20,901
Gain on disposal of property, plant and equipment	(386)	(5,000)	(3,661)
Allowance for inventories write-down	75,265	110,392	80,838
Allowance for expected credit losses – third parties	59,932	3,304	2,419
Fair value change in financial instrument	(16,446)	(9,162)	(6,709)

Changes in operating assets and liabilities
Accounts receivable, net	(1,699,897)	1,314,885	962,862
Other receivables	70,693	(109,147)	(79,926)
Advances to related parties	358,435	(56,959)	(41,710)
Inventories	(803,050)	(274,165)	(200,765)
Accounts payable	1,531,918	(73,743)	(54,000)
Other payables	(317,528)	309,327	226,514
Finance lease liabilities – interest portion of lease payment	(23,712)	(16,782)	(12,289)
Operating lease liabilities	(307,694)	(321,309)	(235,288)
Income tax payable	410,111	65,913	48,267
Net cash provided by operating activities	2,433,185	3,740,897	2,739,381

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,078)	(178,424)	(130,656)
Proceeds from disposal of property, plant and equipment	386	5,000	3,661
Net cash used in investing activities	(9,692)	(173,424)	(126,995)

Cash flows from financing activities:
Advances from/(repayment to) shareholders, net	409,912	(122,767)	(89,900)
Deferred IPO expenses	—	(241,690)	(176,984)
Dividends paid	(1,000,000)	(2,000,000)	(1,464,558)
Repayments of bank loans	(701,153)	(191,611)	(140,313)
Payments for finance lease liabilities – principal portion	(82,840)	(83,175)	(60,907)
Net cash used in financing activities	(1,374,081)	(2,639,243)	(1,932,662)
Net changes in cash and cash equivalents	1,049,412	928,230	679,724
Cash and cash equivalents at beginning of the year	1,141,709	2,432,557	1,781,310
Cash and cash equivalents at end of the year	2,191,121	3,360,787	2,461,034

Supplement disclosures of cash flow information
Income taxes paid	(194,855)	(487,776)	(357,188)
Interest paid	(68,533)	(79,143)	(57,955)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND ORGANIZATION

Rectitude Holdings Ltd (the “Company” or “Rectitude”) was incorporated as an exempted limited liability company under the laws of the Cayman Islands on June 1, 2023. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), primarily engages wholesale and supply of safety products in Singapore. The Company is principally engaged in investment holding.

Entity	Date of incorporation	Place of incorporation	Ownership	Principal activities
Rectitude Pte. Ltd.	December 26, 1997	Singapore	100%	Wholesale of safety products
Alturan Supplies Pte. Ltd.	September 15, 2009	Singapore	100%	Supply of safety products
P.T.H. Pte. Ltd.	November 3, 2008	Singapore	100%	Supply of safety products

On January 3, 2024, the Company completed its group reorganization (the “Reorganization”) of entities under the common control of its existing shareholders, who collectively owned all the equity interests of RPL, ALS and PTH. The existing shareholders entered into a share swap arrangement with the Company, in which, Mr Zhang Jian and Ms Xu Yukai (collectively “Mr and Mrs Zhang”), Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd., transfer their existing 3,300,000 ordinary shares in RPL, ALS and PTH to the Company, in exchange for 12,499,000 ordinary shares in the Company. The Company issued 12,499,000 ordinary shares on January 2, 2024. The economic interests for Mr and Mrs Zhang, Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd. remain materially the same before and after the Reorganization.

As the Company and its subsidiaries were under the same control of the shareholders and their entire equity interests were also ultimately held by the shareholders immediately prior to the Reorganization, the unaudited interim condensed consolidated statements of operations and comprehensive income, unaudited interim condensed consolidated statements of changes in shareholders’ equity and unaudited interim condensed consolidated statements of cash flows are prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company. The ordinary shares of the Company are presented on a retroactive basis to reflect the Reorganization completed on January 3, 2024.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The unaudited interim condensed consolidated financial statements do not include all the information and footnotes required by the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete audited financial statements. Certain information and note disclosures normally included in the audited financial statements prepared in accordance with the U.S. have been condensed or omitted. In the opinion of the Company’s management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of September 30, 2023, and results of operations and cash flows for the six-month periods ended September 30, 2023 and 2022. The unaudited interim condensed consolidated balance sheet as of September 30, 2023 has been derived from the audited financial statements but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These unaudited interim condensed financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended March 31, 2023 and 2022, and related notes included in the Company’s audited consolidated financial statements.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation. Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates estimates, including but not limited to, those related to allowance for accounts receivable, impairment assessment of inventories, impairment assessment of long-lived assets, fair value of financial instrument and incremental borrowing rate of operating leases. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable. As a result, management makes judgments regarding the carrying values of the Company’s assets and liabilities that are not readily apparent from other sources. Authoritative pronouncements, historical experience and assumptions are used as the basis for making estimates. Actual results may differ from these estimates.

Foreign currency translation

The accompanying unaudited interim condensed consolidated financial statements are presented in the Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currency of the Company in the Cayman Islands is United States Dollars (“US$”), its other subsidiaries which are incorporated in Singapore are Singapore Dollars (“S$”), which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim condensed consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the unaudited interim condensed consolidated statements of operations and comprehensive income during the year in which they occur.

The following table outlines the currency exchange rates that were used in creating the unaudited interim condensed consolidated financial statements in this report:

	March 31, 2023	September 30, 2023
Year-end spot rate	S$1 = US$1.3294	S$1 = US$1.3656
Average rate	S$1 = US$1.3739	S$1 = US$1.3443

Convenience translation

Translations of amounts in the unaudited interim condensed consolidated balance sheet, unaudited interim condensed consolidated statements of operations and comprehensive income and unaudited interim condensed consolidated statements of cash flows from S$ into US$ as of and for the period ended September 30, 2023 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = S$1.3656, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the S$ amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

The Company considers cash equivalents to be short-term, that are readily convertible to cash and have a maturity of three months or less at the time of purchase. Cash and cash equivalents consist of cash on hand, demand deposit placed with financial institutions, which is unrestricted as to withdrawal and use. Management believes that the banks and other financial institutions are of high credit quality and continually monitors the credit worthiness of these banks and financial institutions.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Management reviews the adequacy of the allowance for expected credit loss on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance for expected credit loss when it is considered necessary. Allowance for expected credit loss is write-off after all means of collection have been exhausted and the potential for recovery is considered remote. Management continues to evaluate the reasonableness of the allowance for expected credit loss policy and update, if necessary.

Allowance for expected credit losses was S$59,932 and S$3,304 (US$2,419) as of September 30, 2022 and September 30, 2023, respectively.

Inventories, net

Inventories, net which comprise mainly of safety products available for sale, and are primarily stated at the lower of cost (on first-in, first-out basis) or net realizable value. Inventories valuation allowance is based on management’s estimate of future consumption for safety products and historical sales volumes.

The inventories valuation allowance, representing a write-down of inventories were S$75,265 and S$110,392 (US$80,838) as of September 30, 2022 and September 30, 2023, respectively.

Other receivables

Other receivables primarily consist of prepaid expenses for insurance and refundable deposits for leases. These amounts bear no interest. Management reviews its prepayments and refundable deposits placed with counterparties on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of March 31, 2023 and September 30, 2023, no allowance was deemed necessary. Management believes that these counterparties are of high credit quality and continually monitors the credit worthiness of these counterparties.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of September 30,2023, the Company did not conclude its IPO. During the six months ended September 30, 2023, the Company recorded a charge of S$241,690 (US$176,984) related to the IPO.

Financial instrument

The Company has purchased a life insurance policy for one of the shareholders of the Company. The policy is recorded at its cash surrender value in accordance with FASB ASC 325-30, Investments in Insurance Contracts. ASC 325-30 permits a reporting entity to account for its investment in life insurance policy using either the investment method or the fair value method. The Company elected to use the fair value method to account for its life insurance policy. The Company initially record the purchase of life insurance policy at the purchase price, which is the amount paid for the policy, inclusive of all direct external fees and costs associated with the purchase. At each subsequent reporting period, the Company re-measure the investment at fair value in its entirety and recognize the change in fair value as gain or loss in the current period in our unaudited interim condensed consolidated statements of operations and comprehensive income.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property, plant and equipment, net

Property, plant and equipment are stated at cost, less accumulated depreciation, and impairment loss, if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Useful life
Office equipment	5 years
Motor vehicles	5 years
Computer	1 years
Machinery	5 years
Furniture, fixtures and fittings	5 years
Leasehold building and leasehold improvement	lesser of lease term or expected useful life

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

The Company’s long-lived assets with finite lives, including property, plant and equipment, net are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2023 and September 30, 2023, no impairment of long-lived assets was recognized.

Fair value measurement

Accounting guidance defines fair value as the price would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Cash and cash equivalents, accounts receivable, net, other receivables, financial instrument, bank loans — current portion, operating lease liabilities — current portion, finance lease liabilities — current portion, accounts payable, other payables, amount due to shareholders and amount due to director are financial assets and liabilities and are subject to fair value measurement. The Company’s financial assets and liabilities are short-term in nature, therefore, management believes their carrying value approximate their fair value.

Leases

The Company determines if an arrangement is a lease at inception. A lease is classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exists: a) The lease transfers ownership of the underlying asset to the lessee by the end of the lease term, b) The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise, c) the lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset, d) the present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; and e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Finance lease assets are included in property, plant and equipment, net, and finance lease liabilities are included in current and non-current finance lease liabilities.

Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities and non-current operating lease liabilities, in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to April 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

Lease modification arose from the Company’s renegotiation and modification of certain existing operating lease contracts for certain outlets by extending the lease term for another 2 to 3 years at revised lease payments during the year ended September 30, 2023. As these extensions are not part of the terms and conditions of the original operating lease contracts, it is accounted for as operating lease modifications with an addition to ROU of S$1,637,807 and S$301,953 (US$221,114) as of March 31, 2023 and September 30, 2023, respectively. The corresponding remeasurement to operating lease liabilities of S$1,583,816 and S$294,927 (US$215,968) and as of March 31, 2023 and September 30, 2023.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on April 1, 2021 using the modified retrospective approach. The Company’s accounting for revenue recognition remains substantially unchanged prior to adoption of ASC 606. There were no cumulative effect adjustments for prior to April 1, 2020. The effect from the adoption of ASC 606 was not material to the Company’s financial statements.

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the client.

Revenue for sales of products which are primarily safety equipment and auxiliary products are recognized at a point in time when the Company has satisfied its performance obligation. The key performance obligation of the Company is delivery of goods or collection by customer has occurred, evidenced by the acceptance of products by customers, whereby physical and legal control of the products is passed from the Company to its customer, and there’s no fulfilled obligation from the Company.

Upon local customers’ acceptance/acknowledgement on the acceptance of goods, control of the goods is passed from the Company to the customer, at which the Company believes it has satisfied its performance obligation to recognize revenue. For overseas customers, control of the goods is passed to the customer in accordance with terms and conditions ie. Free on Board (“FOB”), as stipulated in the respective contracts with customers. No element of financing is deemed present as typical payment terms range from 30 to 120 days from the date of issuance of invoice.

The Company is a principal and records revenue on a gross basis as the Company is primarily responsible for fulfilling the goods or services to the customers, is subject to inventory risk, has discretion in establishing pricing and the ability to direct the control of the promised goods before transferring those goods to the customers.

A large portion of the revenue comes from the sale of safety products. Customer returns have historically represented a small percentage of customer sales on an annual basis. The right of return recognized in the statement of operations and comprehensive income, net of revenue were S$13,591 and S$27,287 (US$19,982) during the fiscal periods ended September 30, 2022 and September 30, 2023, respectively. The Company does not provide warranty but gives customers one week of validation period for right of return.

Cost of revenue

Cost of revenue of safety products and other emerging products, which are directly related to revenue-generating transactions, primarily consist of cost of purchasing of products, net of discount received, and freight and handling charges.

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, amortization of ROU — operating leases, rental expenses, media expenses for online and traditional advertising, as well as labor costs. For the fiscal periods ended September 30, 2022 and September 30, 2023, the Company’s selling and marketing expenses were S$1,314,591 and S$1,913,781 (US$1,401,422), respectively.

Research and development expenses

Research and development expenses primarily consist of compensation cost to engineering, design and product development employees. For the fiscal periods ended September 30, 2022 and September 30, 2023, the Company’s research and development expenses were S$38,692 and S$48,291 (US$35,362), respectively.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

General and administrative expenses

General and administrative expenses consist primarily of motor vehicle running expenses, travelling and entertainment and general administrative expenses such as of staff costs, depreciation, legal and professional fees and other miscellaneous administrative expenses.

Employee benefit

Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grants

Government grants are compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants, which are covid related and non-covid related grants, are recognized when received and all the conditions for their receipt have been met and are recorded as part of “other income”. The total grants received were S$792 and S$10,607 (US$7,767) for the periods ended September 30, 2022 and 2023, respectively from the Singapore Government.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the periods ended September 30, 2022 and 2023. The Company had no uncertain tax positions for the periods ended September 30, 2022 and 2023. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Related parties’ transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average number of ordinary shares outstanding for the period. Diluted EPS presents the diluted effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the periods ended September 30, 2022 and 2023, there were no dilutive shares.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in the unaudited interim condensed consolidated financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are located in Singapore, no geographical segments are presented.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal periods beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning April 1, 2023 as the Company is qualified as an emerging growth company. The Company has adopted this standard on April 1, 2023, the adoption did not have a material impact on its consolidated financial statements.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company has adopted of this standard on April 1, 2022, the adoption did not have a material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on April 1, 2023 and the Company does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

Note 3 — REVENUE

The following table presents the Company’s revenue disaggregated by product categories for the periods ended September 30, 2022 and 2023, respectively:

	Six months ended September 30
	2022	2023	2023
	S$	S$	US$
Sales of products – at a point in time
Safety equipment	10,717,849	12,290,277	8,999,910
Auxiliary products	7,776,988	8,193,518	5,999,940
Total revenue	18,494,837	20,483,795	14,999,850

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — OTHER INCOME, NET

	Six months ended September 30
	2022	2023	2023
	S$	S$	US$
Gain on foreign currency exchange, net	67	2,247	1,645
Operating lease modifications	38,682	7,025	5,144
Gain on disposal of property, plant and equipment	386	5,000	3,661
Fair value change in financial instrument	16,446	9,162	6,709
Government grants	792	10,607	7,767
Other income	50,569	3,146	2,305
Toal other income, net	106,942	37,187	27,231

Note 5 — INVENTORIES, NET

Inventories, net consist of the following:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Goods in transit	609,963	187,674	137,430
Inventories	5,919,889	6,616,343	4,845,008
Less: Inventories allowance	(748,048)	(858,440)	(628,618)
Inventories, net	5,781,804	5,945,577	4,353,820

Movements in inventories allowance are as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Inventories allowance, beginning	491,129	748,048	547,780
Additions	256,919	110,392	80,838
Inventories allowance, ending	748,048	858,440	628,618

Note 6 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Accounts receivable – third parties	11,645,987	10,302,560	7,544,346
Less: Allowance for credit losses – third parties	(727,552)	(730,856)	(535,190)
Accounts receivable, net	10,918,435	9,571,704	7,009,156

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — ACCOUNTS RECEIVABLE, NET (cont.)

As at the end of each reporting period, the aging analysis of accounts receivable, net of allowance for expected credit losses, based on due date is as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Within 30 days	3,557,013	5,312,180	3,889,996
Between 31 and 60 days	2,565,353	2,114,013	1,548,047
Between 61 and 90 days	1,131,820	1,015,663	743,749
Between 91 and 120 days	1,202,616	419,340	307,074
Over 120 days	2,461,633	710,508	520,290
Total accounts receivable, net	10,918,435	9,571,704	7,009,156

For the financial periods ended March 31, 2023 and September 30, 2023, there’s no outstanding receivables past due more than one year from the end of the reporting period.

Movements of allowance for credit losses — third parties are as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Allowance for expected credit losses, beginning	513,383	727,552	532,771
Additions	214,169	3,304	2,419
Allowance for expected credit losses, ending	727,552	730,856	535,190

Note 7 — FINANCIAL INSTRUMENT

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Financial instrument, beginning	220,249	221,791	162,413
Net fair value change	1,542	9,162	6,709
Financial instrument, ending	221,791	230,953	169,122

On July 8, 2019, Rectitude Pte. Ltd., a wholly-owned subsidiary of the Company, entered into a life insurance policy (the “Policy”) with an insurance company to insure against death and terminal illness of a shareholder of the Company. Under the Policy, the beneficiary and policy holder is Rectitude Pte. Ltd. and the insured sum is US$1,000,000 for the shareholder. The Company can terminate the Policy on the occurrence of the earliest of the death of the shareholder insured or other terms pursuant to the contracts. The Company paid the total insurance premium of US$182,595 at the inception of the policy. The fair value is based on the redemption value quoted by the insurance company. The insurance policy is pledged to the bank as security for the Company’s bank loans (Note 10).

This Policy is recorded in the unaudited interim condensed consolidated financial statements as “financial instrument”, represented by the total cash surrender value of the contract stated in the annual statement of the policy (Level 3). Changes in the cash value is recognized as “other income” in the unaudited interim condensed consolidated statements of operations and comprehensive income.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Leasehold buildings and leasehold improvement	7,742,074	7,794,864	5,708,014
Computers	63,589	67,321	49,298
Office equipment	47,069	48,315	35,380
Machinery	447,983	530,183	388,242
Furniture, fixtures & fittings	57,581	57,581	42,165
Motor vehicles	2,045,883	2,045,883	1,498,157
Subtotal	10,404,179	10,544,147	7,721,256
Less: Accumulated depreciation and amortization	(4,291,638)	(4,522,277)	(3,311,568)
Property, plant and equipment, net	6,112,541	6,021,870	4,409,688

Depreciation expenses of owned assets for the periods ended September 30, 2022 and September 30, 2023 amounted to S$273,532 and S$269,095 (US$197,053), respectively. Certain leasehold properties are pledged to the banks for the Company’s bank loans (Note 10).

No impairment loss had been recognized during the periods ended September 30, 2022 and September 30, 2023, respectively.

The carrying value of property, plant and equipment on finance lease arrangements held by the Company are summarized as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Motor vehicles	1,973,510	1,973,510	1,445,160
Less: Accumulated amortization	(1,330,540)	(1,446,866)	(1,059,509)
Motor vehicles, net	642,970	526,644	385,651

Amortization expenses of assets under finance lease arrangements for the periods ended September 30, 2022 and September 30, 2023 amounted to S$126,532 and S$116,326 (US$85,183), respectively.

Note 9 — RIGHT-OF-USE ASSETS — OPERATING LEASES

Amounts relating to right-of-use assets on operating lease held by us and the associated accumulated amortization are summarized as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Leasehold buildings	3,259,151	4,560,207	3,339,343
Less: Accumulated amortization	(678,729)	(843,964)	(618,017)
Right-of-use assets – operating leases	2,580,422	3,716,243	2,721,326

Amortization expenses of right-of-use assets — operating leases for the periods ended September 30, 2022 and September 30, 2023 amounted to S$317, 326 and S$415,364 (US$304,162), respectively.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — BANK LOANS

Long-term and short-term bank loans are as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Total bank loans	3,796,443	3,604,832	2,639,742
Less: current portion of bank loans	(381,083)	(380,716)	(278,790)
Long-term bank loans	3,415,360	3,224,116	2,360,952

Bank loans comprised of the following:

Loan	Principal amount		Maturity date	Interest rate	Repayment method	March 31, 2023	September 30, 2023	September 30, 2023
						S$	S$	US$
				Fixed at 1.68% for first 2 years.

Mortgage loan I	S$	3,270,400	July 31, 2030	Subsequent years- 1.30% to 2.00% over the applicable 3-month Compounded Singapore Overnight Rate Average (“SORA”)	Monthly repayment	1,565,924	1,458,538	1,068,056

Mortgage loan II	S$	1,062,500	May 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	743,685	725,524	531,286

Mortgage loan III	S$	887,000	March 31, 2031	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	722,999	677,533	496,143

Mortgage loan IV	S$	907,000	August 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	670,573	652,491	477,805

Term loan I	S$	960,000	August 31, 2036	1.30% to 2.00% over the applicable 3-month SORA	Monthly repayment	75,001	72,997	53,455

Term loan II	S$	200,000	August 31, 2036	1.30% to 2.0% over the applicable 3-month SORA	Monthly repayment	18,261	17,749	12,997
Total bank loans						3,796,443	3,604,832	2,639,742

For the periods ended September 30, 2022 and September 30, 2023, the effective interest rate of the Company’s bank loans ranged from 1.50% to 3.21%, and 1.50% to 5.00%, respectively.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — BANK LOANS (cont.)

Interest expenses arising from the Company’s bank loans for the periods ended September 30, 2022 and September 30, 2023 amounted to S$44,822 and S$62,362 (US$45,666) respectively.

The Company’s bank loans are secured by the following — existing first legal mortgages over certain properties of the Company, existing joint and several guarantees from a director and shareholders of the Company, Mr and Mrs Zhang, and existing first legal assignment over an insurance policy for a shareholder of the Company.

The maturity dates for the Company’s outstanding bank loans as of September 30, 2023 are as follows:

	S$	US$
2024	480,451	351,824
2025	476,990	349,290
2026	473,591	346,801
2027	470,189	344,309
2028	466,809	341,834
Thereafter	1,878,343	1,375,471
Total bank loans	4,246,373	3,109,529
Less: Imputed interest	(641,541)	(469,787)
Present value of bank loans	3,604,832	2,639,742

The Company’s bank loan agreements contain certain covenants, which require compliance with certain financial ratios. As of March 31, 2023 and September 30, 2023, the Company were in compliance with all the financial covenants under its existing loan agreements.

Note 11 — TAXES

Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by the Company entities to their shareholders, no Cayman Islands withholding tax will be imposed. Accordingly, the Company do not accrue for taxes.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — TAXES (cont.)

Singapore

The following table reconciles Singapore statutory rates to the Company’s effective tax rate:

	Six months ended September 30
	2022	2023	2023
	S$	S$	US$
Income before tax	3,148,334	2,651,056	1,941,312
Singapore statutory income tax rate	17%	17%	17%
Income tax expense computed at statutory rate	535,216	450,679	330,023

Reconciling items:
Income not subject to tax in Singapore	(2,606)	(4,350)	(3,185)
Non-deductible expenses	140,604	73,973	54,168
Tax exemption and rebates	(68,248)	(9,520)	(6,971)
Others	—	42,907	31,420
Income tax expenses	604,966	553,689	405,455

Note 12 — OTHER PAYABLES

The components of other payables are as follows:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Other payables

Current
Accrued expenses	426,693	525,670	384,937
Other payables	2,944	213,294	156,191
	429,637	738,964	541,128

Accrued expenses mainly consist of professional service fees and cost incurred for operating activities which are yet to bill.

Other payables mainly consist of payable for other services and utilities expenses.

Note 13 — RELATED PARTY BALANCES AND TRANSACTIONS

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr Zhang Jian (“Mr Zhang”)	Shareholder and Director
Ms Xu Yukai (“Mrs Zhang”)	Shareholder
Mr Huang Dong (“Mr Huang”)	Shareholder and Director
Ms Ang Siew Sang (“Ms Ang”)	Director
PTH Safety equipment Sdn Bhd	Shareholder and director is Mr Zhang and Mr Huang
Zhikai International Trade (Shanghai) Co., Ltd	Shareholder and director is Mr Zhang
Greenly Trading Company	Shareholder is Ms Ang

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

a. Related party balances

		As of
Nature	Name	March 31, 2023	September 30, 2023	September 30, 2023
		S$	S$	US$
Amount due to shareholders	Mr and Mrs Zhang(1)	(186,950)	(72,783)	(53,297)

Amount due to director	Ms Ang(2)	(8,600)	—	—

Advances to	Zhikai International Trade (Shanghai) Co., Ltd(3)	65,475	124,961	91,507

Advances to	PTH Safety Equipment Sdn Bhd(4)	152,843	150,316	110,073
Total		22,768	202,494	148,283

(1)	On April 1, 2020, the Company entered into a shareholder loan agreement with, Mr and Mrs Zhang, directors and shareholders of the Company, to provide shareholder loan facility of up to S$1,000,000. The repayment terms of the loan will be earlier of (i) within 14 days from the date of demand determined by shareholders, (ii) listing of the Company on an internationally recognized stock exchange, or (iii) September 30, 2024.
(2)	On April 1, 2019, the Company entered into an accounting service agreement with Greenly Trading Company, whose shareholder is Ms Ang, to provide accounting services to the Company.
(3)	On April 1, 2021, the Company entered into a sales and supply service agreement with Zhikai International Trade (Shanghai) Co.,Ltd, whose shareholder is Mr Zhang, to provide products supplies services to the Company. The balances due from Zhikai International Trade (Shanghai) Co.,Ltd represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.
(4)	On April 1, 2021, the Company entered into a sales and supply service agreement with PTH Safety Equipment Sdn Bhd, whose shareholders and directors are Mr Zhang and Mr Huang, to provide products supplies services to PTH Safety Equipment Sdn Bhd. The balances due from PTH Safety Equipment Sdn Bhd. represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

b. Related party transactions

		As of
Nature	Name	September 30, 2022	September 30, 2023	September 30, 2023
		S$	S$	US$
Accountancy fees	Greenly Trading Company	(35,650)	(293,300)	(214,777)

Sales to	PTH Safety Equipment Sdn Bhd	127,225	99,605	72,939

Purchases from	PTH Safety Equipment Sdn Bhd	(21,262)	(92,586)	(67,798)

Purchases from	Zhikai International Trade (Shanghai) Co., Ltd	(240,249)	(465,582)	(340,936)

Note 14 — EQUITY

Ordinary shares

The Company was incorporated in the Cayman Islands on June 1, 2023, with an authorized share capital of US$50,000 divided into 50,000,000 ordinary shares of US$0.001 each.

On June 1, 2023, 100 ordinary shares of the Company were issued at par value of US$0.001.

On October 3, 2023, the Company’s shareholders and board of directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$50,000, divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — EQUITY (cont.)

On January 3, 2024, the Company completed the Reorganization (Note 1), resulting 12,500,000 ordinary shares issued and outstanding. The Company only has one class of ordinary shares that are accounted for as equity. The 12,500,000 ordinary shares issued and outstanding are presented on a retroactive basis for the periods presented to reflect the Reorganization completed on January 3, 2024.

Note 15 — DIVIDENDS

During the financial year ended March 31, 2023, the Company declared a interim tax-exempt dividend of S$150,000 (approximately US$112,833) and a final tax-exempt dividend of S$2,000,000 (approximately US$1,504,438) for financial year ended March 31, 2023, of which S$1,150,000 was settled during the financial year ended March 31, 2023. The dividend payable of S$2,000,000 was fully settled by September 2023.

Note 16 — OPERATING LEASE LIABILITIES

The Company entered into various non-cancellable operating lease agreements for certain leasehold properties. The Company determine if an arrangement is a lease, or contains a lease, at inception and record the lease in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor. The lease terms may include one or more options to extend the lease terms, for periods from one to three years, when it is reasonably certain that the Company will exercise that option.

As of September 30, 2023, the options to extend the leases were recognized as ROU assets — operating leases and operating lease liabilities on the unaudited interim condensed consolidated balance sheets. The Company has elected not to present short-term leases on the unaudited interim condensed consolidated balance sheets as these leases have a lease term of 12 months or less at lease inception.

Future operating lease payments, excluding short-term leases, as of September 30, 2023, are detailed as follows:

Operating leases	S$	US$
2024	1,243,717	910,748
2025	1,246,401	912,713
2026	1,155,422	846,091
2027	335,705	245,830
2028	242,705	177,728
Thereafter	14,000	10,251
Total future lease payment	4,237,950	3,103,361
Less: Imputed interest	(392,468)	(287,396)
Present value of operating lease liabilities	3,845,482	2,815,965
Less: Current portion	(1,063,222)	(778,575)
Long-term portion of lease liabilities	2,782,260	2,037,390

The following table shows the weighted-average lease terms and discount rates for operating leases:

2023
Weighted average remaining lease term (Years)
Operating leases	4

Weighted average discount rate (%)
Operating leases	5%

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — FINANCE LEASE LIABILITIES

The Company has entered into various non-cancellable finance lease agreements for certain Company’s vehicles. The Company determine if an arrangement is a lease, or contains a lease, at inception and record the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Finance leases are included in property, plant and equipment and current and non-current finance lease liabilities on the consolidated balance sheets.

Future finance lease payments as of September 30, 2023, are detailed as follows:

Finance leases	S$	US$
2024	222,755	163,119
2025	161,730	118,432
2026	130,918	95,868
2027	106,629	78,083
2028	76,836	56,265
Thereafter	19,794	14,494
Total future lease payment	718,662	526,261
Less: Imputed interest	(113,494)	(83,109)
Present value of finance lease liabilities	605,168	443,152
Less: Current portion	(185,977)	(136,187)
Long-term portion of finance lease liabilities	419,191	306,965

The following table shows the weighted-average lease terms and discount rates for finance leases:

2023
Weighted average remaining lease term (Years)
Finance leases	3

Weighted average discount rate (%)
Finance leases	5%

The components of the finance lease cost are as follows:

	As of
	September 30, 2022	September 30, 2023	September 30, 2023
	S$	S$	US$
Finance lease cost:
Depreciation of property, plant and equipment	126,532	116,326	85,183
Interest on finance lease (Included in interest expense)	23,712	16,782	12,289
	150,244	133,108	97,472

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — CONCENTRATION AND RISKS

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	As of
	September 30, 2022	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s revenue
Customer A(1)	3,242,780	4,382,169	3,208,970
Customer B(2)	1,985,937	—	—

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable, net:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s accounts receivable, net
Customer A(1)	2,307,236	2,901,193	2,124,482
Customer B(2)	2,796,573	1,157,183	847,381

(1)	Customer is a multinational construction corporation based in Singapore.
(2)	Customer B is a multinational oil & gas corporation based in Singapore.

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total purchases:

	As of
	September 30, 2022	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s purchases
Supplier X(3)	—	1,761,351	1,289,800
Supplier Y(4)	2,583,455	1,851,025	1,355,466

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total accounts payable:

	As of
	March 31, 2023	September 30, 2023	September 30, 2023
	S$	S$	US$
Amount of the Company’s accounts payable
Supplier X(3)	818,925	887,452	649,862
Supplier Y(4)	705,095	1,002,671	734,235

(3)	Supplier X is a safety equipment manufactory corporation based in People’s Republic of China.
(4)	Supplier Y is an industrial hardware trading and manufactory corporation based in People’s Republic of China.

RECTITUDE HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — CONCENTRATION AND RISKS (cont.)

Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, investments, amount due from related parties and other current assets. As of September 30, 2023 and March 31, 2023, all of the Company’s cash and cash equivalents were held in financial institutions with high credit ratings and quality in Singapore. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

Accounts receivable primarily comprise of amounts receivable from the product customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these customers and generally does not require collateral or other security from the customers. The Company has established a provision matrix applied on the portfolio segmented by factors such as geographic region and products that are considered to have similar credit characteristics and risk of loss. Historically, such losses have been within management’s expectations.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The Company ensures that it has sufficient cash and bank balances, and liquid assets to meet its expected operational expenses, including servicing for financial obligations and bank loans.

Note 19 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such a claim, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable.

In the opinion of management, there were no pending or threatened claim and litigation as of September 30, 2023 and March 31, 2023, and through the issuance date of these unaudited interim condensed consolidated financial statements.

Note 20 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions that from September 30, 2023 up through January 16, 2024 which is the date that these unaudited interim condensed consolidated financial statements are available to be issued, there were no other any material subsequent events that require disclosure in these unaudited interim condensed consolidated financial statements except below:

On January 2, 2024, the Company issued additional 12,499,000 ordinary shares, in aggregate, to Mr and Mrs Zhang, Mr Chin Fook Onn, Mr Huang Dong and SOCC Technologies Pte. Ltd.. After the transaction, the Company has 12,500,000 ordinary shares issued and outstanding.

For the sake of undertaking a public offering of the Company’s ordinary shares, the Company has performed a series of reorganization transactions and the Reorganization is completed on January 3, 2024.

2,000,000 Ordinary Shares

Rectitude Holdings Ltd

A.G.P.

Prospectus dated June 21, 2024

Until July 16, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.